UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant	☒	Filed by a Party other than the Registrant	☐
Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a12

ELASTIC N.V.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

Date and Time	Place	Record Date
Thursday, October 5, 2023 5:00 PM, Central European Summer Time	Keizersgracht 281, 1016 ED Amsterdam, the Netherlands	September 7, 2023
To the Shareholders of Elastic N.V.:
Notice is hereby given that an Annual General Meeting of Shareholders (the “Annual Meeting”) of Elastic N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands (the “Company,” “Elastic,” or “we”), will be held on October 5, 2023, at 5:00 PM, Central European Summer Time (“CEST”), at the Company’s offices at Keizersgracht 281, 1016 ED Amsterdam, the Netherlands. At the Annual Meeting, we will discuss the following items of business:

Item 1	Opening and announcements
Item 2	Overview of the Company’s business, financial situation and sustainability
Item 3	Appointment of Paul Auvil, Alison Gleeson, and Caryn Marooney as non-executive directors (voting proposal no. 1)
Item 4
Financial statements and results

a.Discussion of the Company’s financial statements for the fiscal year that commenced on May 1, 2022 and ended on April 30, 2023 (“fiscal year 2023”), including the Dutch statutory board report and annual accounts

b.Proposal to adopt the Dutch statutory annual accounts of the Company for fiscal year 2023 (voting proposal no. 2)

Item 5
Proposal to appoint PricewaterhouseCoopers Accountants N.V. as the Company’s external auditor of the Company’s Dutch statutory annual accounts for the fiscal year ending April 30, 2024 (voting proposal no. 3)

Item 6	Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2024 (voting proposal no. 4)
Item 7
Proposal to grant full discharge to the executive directors of the Company who were in office during fiscal year 2023 from liability for their duties performed as executive directors of the Company during fiscal year 2023 (voting proposal no. 5)

Item 8
Proposal to grant full discharge to the non-executive directors of the Company who were in office during fiscal year 2023 from liability for their duties performed as non-executive directors of the Company during fiscal year 2023 (voting proposal no. 6)

Item 9	Authorization of the board of directors to issue ordinary shares and grant rights to acquire ordinary shares (voting proposal no. 7)
Item 10	Authorization of the board of directors to restrict or exclude pre-emptive rights for issuances of ordinary shares and grants of rights (voting proposal no. 8)
Item 11	Authorization of the board of directors to repurchase ordinary shares (voting proposal no. 9)
Item 12	Proposal to approve, on a non-binding advisory basis, the compensation of our named executive officers as described in this proxy statement (voting proposal no. 10)
Item 13	Any other business
Item 14	Closing of the meeting

Each person authorized to attend the Annual Meeting may inspect the agenda of the Annual Meeting and the financial statements, including the Dutch statutory annual report, at the Company’s office in the Netherlands at Keizersgracht 281, 1016 ED Amsterdam.
The Board of Directors unanimously recommends that you vote “FOR” each director nominee named in voting proposal no. 1 and “FOR” each of the remaining voting proposals as noted above.
The record date for the Annual Meeting (the “Record Date”) is at 5:00 PM, Eastern Daylight Time (“EDT”) (11:00 PM, Central European Summer Time) on September 7, 2023 and, therefore, only the Company’s shareholders of record at that time are entitled to receive this notice (the “Notice”) and to vote at the Annual Meeting.
If you intend to attend the Annual Meeting in person, you must notify the Company by submitting your name and the number of registered shares you hold to the Company’s e-mail address ir@elastic.co by 8:00 PM, EDT on October 2, 2023. Please read this proxy statement carefully to ensure that you have proper evidence of share ownership as of September 7, 2023, as we will not be able to accommodate guests without such evidence at the Annual Meeting.
We provide our materials pursuant to the full set delivery option in connection with the Annual Meeting. Under the full set delivery option, a company delivers all proxy materials to its shareholders. The approximate date on which the proxy statement and proxy card are intended to be first sent or given to the Company’s shareholders is                          . This delivery can be by mail or, if a shareholder has previously agreed, by e-mail. In addition to delivering proxy materials to shareholders, the Company must also post all proxy materials on a publicly accessible website and provide information to shareholders about how to access that website. Accordingly, you should receive our proxy materials by mail or, if you previously agreed, by e-mail. These proxy materials include this Notice of Annual General Meeting of Shareholders, this proxy statement, and the proxy card. These materials are available free of charge on our website at ir.elastic.co and at www.proxyvote.com.
Your vote is important regardless of the number of Elastic ordinary shares that you own. If you do not plan to attend the Annual Meeting and if you are a shareholder of record, please submit your proxy instructions via the Internet or, if you are a holder of shares in street name (a “beneficial owner”), please submit the voting instruction form you receive from your broker or nominee as soon as possible so your shares can be voted at the Annual Meeting. You may submit your voting instruction form by mail. If you are a shareholder of record, you may provide your proxy instructions by telephone or by submitting a proxy card by mail. If you are a beneficial owner, you will receive instructions from your broker or other nominee explaining how to instruct the record holder to vote your shares. You should follow the instructions on the voting instruction form you receive from your broker or nominee. You do not need to affix postage to the enclosed reply envelope if you mail it within the United States. If you attend the Annual Meeting, you may withdraw your proxy and vote your shares personally.
All proxies submitted to us will be tabulated by Broadridge Financial Solutions, Inc. All shares voted by shareholders of record present in person at the Annual Meeting will be tabulated by the secretary designated by the chairperson of the Annual Meeting.
All shareholders are extended an invitation to attend the Annual Meeting.

If you have any questions concerning this proxy statement, would like additional copies of this proxy statement or need help voting your Elastic ordinary shares, please contact our Investor Relations department at ir@elastic.co.
Thank you for your ongoing support of Elastic.
By the order of the Board of Directors of Elastic N.V.
Carolyn Herzog
Chief Legal Officer and Corporate Secretary
The date of this proxy statement is                          .

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION, DATED AUGUST 18, 2023
ELASTIC N.V.
PROXY STATEMENT FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 5, 2023

Proxy Statement Voting Proposals Summary	1	Voting Proposal 5 - Grant of Discharge to Executive Directors	33
Board of Directors and Corporate Governance	2	Voting Proposal 6 - Grant of Discharge to Non-Executive Directors	34
Board of Directors	2	Voting Proposal 7 - Authorization to Issue Ordinary Shares	35
Board Diversity	3	Voting Proposal 8 - Authorization to Restrict or Exclude Pre-Emptive Rights	37
Board Skills and Experience Matrix	5	Voting Proposal 9 - Authorization to Repurchase Shares	39
Nominees for Director	6	Voting Proposal 10 - Advisory Vote on Compensation of Named Executive Officers	40
Continuing Directors	8	Executive Officers	41
Director Independence	12	Executive Compensation	42
Corporate Governance Guidelines and Code of Business Conduct and Ethics	13	Compensation Discussion and Analysis	42
Board Leadership Structure and Role of the Independent Chairperson and Lead Independent Director	13	Executive Compensation Tables	64
Risk Management	14	Report of the Compensation Committee	73
Management Succession Planning	14	CEO Pay Ratio	74
Board Meetings and Committees of Our Board of Directors	15	Pay Versus Performance	75
Environmental, Social and Governance Matters	18	Certain Relationships and Related Party Transactions	79
Policies Governing Director Nominations	23	Equity Compensation Plan Information	81
Communication with the Board	24	Security Ownership of Certain Beneficial Owners and Management	82
Compensation Committee Interlocks and Insider Participation	24	Questions and Answers	84
Non-Executive Director Compensation	24	Future Shareholder Approvals	90
Fiscal 2023 Non-Executive Director Compensation Table	26	Future shareholder proposals for inclusion in Elastic’s proxy materials under SEC rules	90
Voting Proposal 1 - Board Appointments	27	Future shareholder proposals to be brought at the annual general meeting under Dutch law	90
Voting Proposal 2 - Adoption of Dutch Statutory Annual Accounts	28	Annual Report	91
Voting Proposal 3 - Appointment of External Auditor of Dutch Statutory Annual Accounts	29	Where You Can Find More Information	91
Voting Proposal 4 - Ratification of Independent Registered Public Accounting Firm	30	Other Matters	92
Report of the Audit Committee	32	Appendix A - Reconciliation of Non-GAAP Financial Information	A-1

Proxy Statement Voting Proposals Summary
This proxy statement voting summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, so please read the entire proxy statement carefully before voting.
Items of Business
The following table summarizes the proposals to be voted upon at the annual general meeting of shareholders of Elastic N.V. (the “Company,” “Elastic,” “we,” “us” or “our”) to be held on October 5, 2023 (the “Annual Meeting”) and the Board’s voting recommendations with respect to each proposal.

	Voting Proposals	Board Recommendation	Page Reference
1	Appointment of directors	FOR each nominee	27
2	Adoption of Company’s Dutch statutory annual accounts (the “Dutch Statutory Annual Accounts”) for fiscal year 2023	FOR	28
3	Appointment of PricewaterhouseCoopers Accountants N.V. as external auditor of the Company’s Dutch Statutory Annual Accounts for fiscal year 2024	FOR	29
4	Ratification of selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2024	FOR	30
5	Discharge of liability for executive directors	FOR	33
6	Discharge of liability for non-executive directors	FOR	34
7	Authorization of board of directors to issue ordinary shares and grant rights to acquire ordinary shares under Dutch law	FOR	35
8	Authorization of board of directors to restrict or exclude pre-emptive rights for issuances of ordinary shares and grants of rights	FOR	37
9	Authorization of board of directors to repurchase shares	FOR	39
10	Advisory vote to approve compensation of named executive officers as described in this proxy statement	FOR	40

Proxy Statement Voting Proposals Summary | Elastic 2023 Proxy Statement 1

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Board of Directors
The board of directors of the Company is responsible for establishing broad corporate policies and monitoring the overall performance of the Company. The board of directors selects the Company’s senior management, delegates authority for the conduct of the Company’s day-to-day operations to senior management, and monitors their performance. Members of the board of directors are kept informed of the Company’s business by, among other things, participating in meetings of the board of directors and committees and by reviewing analyses and reports provided to them.
We have a one-tier board of directors, consisting of executive and non-executive directors. The board of directors determines the number of executive and non-executive directors.
The board of directors is currently composed of nine directors. We have two executive directors, our Chief Executive Officer and our Chief Technology Officer, and seven non-executive directors.
We have a classified board of directors in which directors serve for staggered terms. Under the Company’s articles of association, each director may be appointed for a maximum term of three years, provided that the director’s term will lapse immediately after the close of the first annual general meeting held after three years (or less if the term is shorter than three years) have lapsed since the director’s appointment, or until the director’s earlier death, resignation or removal. A director may be reappointed, and the three-year maximum term may be deviated from by resolution of the general meeting of shareholders upon a proposal of the board of directors.
In the five years since our initial public offering, our Nominating and Governance Committee and board of directors has focused on developing and maintaining a board composed of directors who possess the qualifications and experience to effectively implement our business strategy and reflect our corporate culture. When we became a public company in 2018, half of our board of directors consisted of members affiliated with the venture capital firms that had financed our growth as a private company, and all of our directors were men. Since that time, two representatives of the venture capital firms have transitioned off our board of directors, which has also become more diverse and has grown from six to nine members, with three women. The evolution of our board of directors has been facilitated by our board structure, which has enabled directors appointed each year to build on their own experience and the experience of our continuing directors for more effective long-term strategic planning and oversight.
As discussed under “Board Appointments — Voting Proposal 1,” Mr. Chadwick chose not to stand for re-appointment to the board of directors at the Annual Meeting. Mr. Chadwick has served on our board of directors since August 2018, and we are grateful for his dedication and contributions to our company during this period.
The following table sets forth the names, ages as of July 31, 2023, and certain other information for each of the directors who are nominees for appointment as a director at the Annual Meeting and for each of the continuing members of our board of directors:
Board of Directors and Corporate Governance | Elastic 2023 Proxy Statement 2

Name	Age	Director Since	Current Term Expires	Expiration of Term For Which Nominated	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Nominees for Director
Paul Auvil(1)	59	-	-	2026	Yes	©(1)	✓(1)
Alison Gleeson	58	2020	2023	2026	Yes		©
Caryn Marooney	56	2019	2023	2026	Yes			✓
Continuing Directors
Ashutosh Kulkarni Executive Director Chief Executive Officer (“CEO”)	48	2022	2025	-	No
Shay Banon Executive Director Chief Technology Officer (“CTO”)	45	2012	2024	-	No
Chetan Puttagunta Chairperson Lead Independent Director	37	2017	2024	-	Yes	✓		©
Sohaib Abbasi Vice-Chairperson	66	2022	2025	-	Yes		✓
Shelley Leibowitz	62	2021	2024	-	Yes	✓		✓
Steven Schuurman	47	2012	2025	-	Yes

©	=	Committee Chair
(1) If Mr. Auvil is appointed to our board of directors at the Annual Meeting, he will serve as the Chair of our audit committee and as a member of our compensation committee.

Board Diversity
We believe that our board of directors should reflect a diversity of perspectives and backgrounds. We have had a formal diversity policy since our initial public offering. When assessing the background, qualifications and experience of a candidate for our board of directors, the board of directors takes into account a broad range of factors, including such diversity attributes as the candidate’s gender, race, ethnicity, education, professional background, and international experience among others. The table below presents certain self-identified characteristics of our director nominees and continuing directors.
Board of Directors and Corporate Governance | Elastic 2023 Proxy Statement 3

Board Diversity Matrix
Total Number of Directors: 9
	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	3	6	-	-
Number of Directors Who Identify as:
African American or Black	-	-	-	-
Alaskan Native or Native American	-	-	-	-
Asian	-	3	-	-
Hispanic or Latinx	-	-	-	-
Middle Eastern	-	1	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White (not of Hispanic or Latinx origin)	3	2	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+	-

Board of Directors and Corporate Governance | Elastic 2023 Proxy Statement 4

Board Skills and Experience Matrix
Our board of directors has taken a thoughtful approach to board composition to ensure that our directors have backgrounds that collectively add value to the strategic decisions made by the Company and that enable them to provide oversight of management to ensure accountability to our shareholders. The matrix below summarizes some of the most relevant types of experience, qualifications, attributes and skills, which the board of directors believes should be possessed by our directors.

	Abbasi	Auvil	Banon	Gleeson	Kulkarni	Leibowitz	Marooney	Puttagunta	Schuurman
Industry and IT/Technical Expertise Expertise in the technology industry to oversee our business and address the opportunities and risks we face	✓	✓	✓	✓	✓	✓	✓	✓	✓
Scaling a Cloud Business Experience growing a successful Cloud business, reaching multi-billion dollar scale and maturity	✓	✓	✓	✓	✓	✓		✓
CEO Experience Experience as CEO of a publicly traded company	✓		✓		✓
Modern Cloud Technology Expertise Deep knowledge in technology architecture for cloud-based platforms, integrated solutions and customers’ data journey	✓		✓		✓			✓
Financial Knowledge and Expertise Knowledge of financial markets, financing and accounting and financial reporting processes	✓	✓				✓		✓
Diverse Backgrounds and Experiences, Including International Experience Diverse backgrounds and experiences that provide unique perspectives and enhance decision-making	✓	✓	✓	✓	✓	✓	✓	✓	✓
Cybersecurity / Information Security / Security Expertise to oversee cybersecurity, privacy, and information security management	✓	✓	✓		✓	✓
Sales, Marketing and Brand Management Experience Sales, marketing, and brand management experience to provide expertise and guidance to grow sales and enhance our brand	✓		✓	✓	✓		✓		✓
Human Capital Management Experience attracting and retaining diverse top talent to oversee our people and compensation policies in our competitive environment	✓	✓	✓	✓	✓	✓	✓	✓	✓
Public Company Board Experience and Corporate Governance Experience to understand the dynamics and operation of a public company, and corporate governance requirements and compliance	✓	✓	✓	✓	✓	✓	✓	✓
Set forth below is biographical information, as of July 31, 2023, about the persons nominated for appointment at the Annual Meeting and the continuing directors, as well as the qualifications, experience and skills the board of directors considered in determining that each such person should serve as a director.
Board of Directors and Corporate Governance | Elastic 2023 Proxy Statement 5

Nominees for Director

Paul Auvil
Background and Experience

Paul Auvil was nominated for appointment to our board of directors and is standing for appointment at the Annual Meeting.
•From March 2007 to February 2023, Mr. Auvil served as the CFO of Proofpoint, Inc., an enterprise security company that provides software as a service and products for email security, data loss prevention, electronic discovery, and email archiving.
•From September 2006 to March 2007, Mr. Auvil was an entrepreneur-in-residence with Benchmark Capital, a venture capital firm. Prior to that position, from 2002 to July 2006, he served as the CFO at VMware, Inc., a virtualization company (“VMware”). Previously, he served as the CFO for Vitria Technology, Inc., an eBusiness platform company, and held various executive positions at VLSI Technology, Inc., a semiconductor and circuit manufacturing company, including Vice President of the Internet and Secure Products Division.
•Mr. Auvil previously served on the board of directors of 1Life Healthcare, Inc. (doing business as One Medical) from September 2019 to February 2023, when it was acquired by Amazon, Inc. From 2007 to 2017, Mr. Auvil served on the board of directors for Quantum Corporation, a data storage company. From 2009 to 2010, Mr. Auvil served on the board of directors of OpenTV Corp., a provider of interactive television software and services. From 2009 to 2017, Mr. Auvil was a member of the board of directors of Marin Software Incorporated, a cloud-based advertisement management platform company.

Age: 59
IF APPOINTED: Audit Committee (Chair) Compensation Committee

Education	Qualifications
Mr. Auvil holds a Bachelor of Engineering degree from Dartmouth College and a Master of Management degree from the J.L. Kellogg Graduate School of Management, Northwestern University.
The board of directors believes that Mr. Auvil is qualified to serve as a member of our board of directors because of his prior experience as CFO of public technology companies and his current and prior executive and directorship experience for multiple large public and private technology companies.

Board of Directors and Corporate Governance | Elastic 2023 Proxy Statement 6

Alison Gleeson
Background and Experience

Alison Gleeson has served as a member of our board of directors since January 2020. She has served as a sales strategic advisor to Verkada Inc., a professional monitoring and video verification threat detection company, since August 2021, and as Special Advisor and Operating Committee Member at Brighton Park Capital, an investment firm, since October 2019.
•From November 2018 to September 2019, Ms. Gleeson was a private investor.
•From January 1996 to October 2018, Ms. Gleeson served in various roles with Cisco Systems, Inc., a provider of software-defined networking, cloud and security solutions (“Cisco”), most recently as Senior Vice President, Americas from July 2014 to October 2018.
•Ms. Gleeson currently also serves on the boards of directors of 8x8, Inc., a cloud-based provider of voice over IP products, and ZoomInfo Technologies Inc., a comprehensive sales and marketing intelligence SaaS platform.

Age: 58
Compensation Committee (Chair)

Education	Qualifications
Ms. Gleeson holds a B.A. in Marketing from Michigan State University.	The board of directors believes that Ms. Gleeson is qualified to serve as a member of our board of directors because of her prior executive and go-to-market experience for a large public company.

Caryn Marooney
Background and Experience

Caryn Marooney has served as a member of our board of directors since April 2019. She has served as a General Partner of Coatue Management, LLC, a technology-focused venture capital firm, since November 2019.
•From May 2011 to May 2019, Ms. Marooney served in various roles at Meta Platforms, Inc. (formerly Facebook, Inc.), a social networking and technology company, most recently serving as Vice President, Global Communications from March 2012 to May 2019.
•From June 1997 to March 2011, Ms. Marooney served in various roles, including President and CEO, with The OutCast Agency, a public relations firm.
•Ms. Marooney served as a member of the board of directors of Zendesk, Inc., a software development company that provides a software-as-a-service customer service platform, from January 2014 to May 2020.
•Ms. Marooney also serves on the boards of various private companies.

Age: 56
Nominating and Corporate Governance Committee

Education	Qualifications
Ms. Marooney holds a B.S. in Labor Relations from Cornell University.
The board of directors believes that Ms. Marooney is qualified to serve as a member of our board of directors because of her prior executive experience and her experience advising technology companies.

Board of Directors and Corporate Governance | Elastic 2023 Proxy Statement 7

Continuing Directors

Ashutosh Kulkarni (Chief Executive Officer)
Background and Experience

Ashutosh Kulkarni has served as our CEO since January 2022 and was elected to our board of directors in March 2022. Mr. Kulkarni previously served as our Chief Product Officer (“CPO”) from January 2021 to January 2022.
•Prior to joining us, Mr. Kulkarni served as Executive Vice President and Chief Product Officer, Enterprise Business Group, at McAfee Corp., a digital provider of cyber security services, from October 2018 until December 2020.
•Prior to joining McAfee Corp., Mr. Kulkarni served as Senior Vice President and General Manager at Akamai Technologies, Inc., a content delivery network, cybersecurity, and cloud service company, in the Web Performance and Web Security division from August 2016 to October 2018 and in the Web Experience division from August 2015 to August 2016.
•Prior to that service, Mr. Kulkarni held various senior leadership, product management, product marketing and engineering roles at Akamai Technologies, Informatica and Sun Microsystems.

Age: 48

Education	Qualifications
Mr. Kulkarni earned an M.S. in computer engineering from the University of Texas at Austin, an M.B.A. degree from the University of California, Berkeley and a B.E. in engineering from the University of Mumbai.

The board of directors believes that Mr. Kulkarni is qualified to serve as a member of the Board because of the perspective he brings as our CEO, our former CPO, and his experience as an executive in the technology industry.

Shay Banon (Chief Technology Officer)
Background and Experience

Shay Banon co-founded our Company and has served as a member of our board of directors since July 2012 and as our CTO since January 2022. Mr. Banon served as our CEO from May 2017 to January 2022, and as our Chairperson and CEO from June 2018 to January 2022. He previously also served as our CTO from July 2012 to April 2017. Mr. Banon is the creator of our Elasticsearch product.

Age: 45

Education	Qualifications
Mr. Banon holds a B.Sc. in Computer Science from Technion, Israel Institute of Technology.
The board of directors believes that Mr. Banon is qualified to serve as a member of our board of directors because of the perspective and experience he brings as our CTO, our prior CEO and co-founder and his experience as an executive in the technology industry.

Board of Directors and Corporate Governance | Elastic 2023 Proxy Statement 8

Sohaib Abbasi (Vice-Chairperson)
Background and Experience

Sohaib Abbasi has served as a member of our board of directors and as our Vice-Chairperson since July 2022. He has also served as a member of the Executive Council of Balderton Capital, a venture capital firm, since January 2018 and as a Senior Advisor of TPG Global LLC, a private equity firm, since July 2017.
•From July 2004 to August 2015, Mr. Abbasi served as the Chief Executive Officer of Informatica Corporation, a data integration company, where he also served as the Chair and a member of the board of directors from March 2004 to December 2015.
•Mr. Abbasi previously served in various executive roles at Oracle Corporation, a computer technology corporation, most recently as a member of Oracle's executive committee and as Senior Vice President of the Oracle Tools and Oracle Education divisions.
•He currently serves on the board of directors of Udemy, Inc., an online global learning platform company and previously served as a director of McAfee Corp., a computer security software company, from November 2018 to March 2022, New Relic, Inc., an enterprise software company, from May 2016 to September 2019, Nutanix, Inc., a cloud computing company, from March 2020 to December 2020, and Red Hat, Inc., a provider of enterprise open-source software solutions, from March 2011 to July 2019.
•He also currently serves on the boards of directors of several private companies

Age: 66
Compensation Committee

Education	Qualifications
Mr. Abbasi holds a B.S. and an M.S. in Computer Science from the University of Illinois at Urbana-Champaign.
The board of directors believes that Mr. Abbasi is qualified to serve as a member of our board of directors because of his prior experience as CEO of a public technology company and his current and prior executive and directorship experience for multiple large public and private technology companies.

Board of Directors and Corporate Governance | Elastic 2023 Proxy Statement 9

Shelley Leibowitz
Background and Experience

Shelley Leibowitz has served as a member of our board of directors since October 2021. Ms. Leibowitz has served since January 2016 as President of SL Advisory, which provides advice and insights in innovation and digital transformation, information technology portfolio and risk management, digital trust, performance metrics, and effective governance.
•From 2009 through 2012, Ms. Leibowitz served as Chief Information Officer for the World Bank Group.
•Prior to that service, Ms. Leibowitz held Chief Information Officer positions at top-tier financial institutions, including Morgan Stanley, a global financial services firm, and Greenwich Capital Markets, a fixed income financial services firm.
•She currently serves as a director of Morgan Stanley. Previously she served as a director of Massachusetts Mutual Life Insurance Company, an insurance and financial services provider, from October 2019 to April 2021, E*Trade Financial Corporation, a financial services company, from December 2014 to October 2020, and AllianceBernstein Holding L.P., a global asset management firm, from November 2017 to June 2019.
•Ms. Leibowitz also serves on the boards of directors of private companies in the cybersecurity and risk arenas.

Age: 62
Audit Committee Nominating and Corporate Governance Committee

Education	Qualifications
Ms. Leibowitz holds a B.A. in Mathematics from Williams College.
The board of directors believes that Ms. Leibowitz is qualified to serve as a member of our board of directors because of her current and prior executive and directorship experience and extensive leadership and experience in technology services, digital transformation, and information security.

Board of Directors and Corporate Governance | Elastic 2023 Proxy Statement 10

Chetan Puttagunta (Chairperson and Lead Independent Director)
Background and Experience

Chetan Puttagunta has served as a member of our board of directors since January 2017, as our Chairperson since January 2022, and as our Lead Independent Director since June 2018. Mr. Puttagunta has served as General Partner of Benchmark Capital Partners, a venture capital firm, since July 2018.
•From October 2016 until July 2018, Mr. Puttagunta served as a General Partner of New Enterprise Associates, a venture capital firm he joined in April 2011.
•Mr. Puttagunta also serves on the boards of directors of various private companies.

Age: 37
Nominating and Corporate Governance Committee (Chair) Audit Committee

Education	Qualifications
Mr. Puttagunta holds a B.S. in Electrical Engineering from Stanford University.
The board of directors believes that Mr. Puttagunta is qualified to serve as a member of our board of directors because of his extensive experience in the venture capital industry and his knowledge of the technology industry.

Steven Schuurman
Background and Experience

Steven Schuurman co-founded our Company and has served as a member of our board of directors since July 2012 and previously served as our CEO from July 2012 to May 2017. Mr. Schuurman serves on the boards of various private companies.

Age: 47

Education	Qualifications
Mr. Schuurman holds a B.Sc. in Electrical Engineering from TH Rijswijk, now known as The Hague University of Applied Sciences.
The board of directors believes that Mr. Schuurman is qualified to serve as a member of our board of directors because of his deep understanding of our business, operations and strategy due to his role as our co-founder and former CEO.

Board of Directors and Corporate Governance | Elastic 2023 Proxy Statement 11

Director Independence
Under the rules of the New York Stock Exchange (“NYSE”), on which our ordinary shares are listed, independent directors must constitute a majority of a listed company’s board of directors, as independence is determined by the board of directors in accordance with the NYSE rules. Under those rules, to determine that a director is independent, the board of directors must determine that the director has no material relationship with the listed company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the listed company. When assessing the materiality of a director’s relationship, if any, with the listed company, the board of directors must consider materiality from the standpoint of the director and from the standpoint of persons or organizations with which the director has an affiliation.
In addition, the rules of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees must be independent. Compensation committee members may not have a relationship with the listed company that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act.
To be considered independent for purposes of Rule 10A-3, members of an audit committee of a listed company may not, other than in their capacity as a member of the audit committee, the board of directors or any other board committee, accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or be an affiliated person of the listed company or any of its subsidiaries.
Our board of directors has undertaken a review of the independence of each director and considered whether any director has a material relationship with us that could compromise the director’s ability to exercise independent judgment in carrying out their responsibilities on the board of directors. In its determination, the board of directors considered information requested from and provided by each director concerning their background, employment and affiliations, including family relationships and beneficial ownership of our shares. As a result of this review, our board of directors determined that each of Messrs. Abbasi, Auvil, Chadwick, Puttagunta, and Schuurman, and Mses. Gleeson, Leibowitz, and Marooney are independent under the rules of the NYSE and our corporate governance guidelines, which incorporate the director independence standards of those rules. The independent directors comprise each of the three nominees standing for appointment at the Annual Meeting, all five of the non-executive directors who will serve as continuing directors after the Annual Meeting, and Mr. Chadwick, who currently serves as a non-executive director, but who is not standing for re-appointment at the Annual Meeting. The board of directors further determined that the current members of our Compensation Committee and Audit Committee, as well as Mr. Auvil, who will serve on those committees if appointed as a director at the Annual Meeting, met the additional independence requirements for membership on the committees specified in the rules of the NYSE and Rule 10A-3 under the Exchange Act.
In addition to the independence requirements under the NYSE rules, the Dutch Corporate Governance Code (the “DCGC”) requires a majority of the non-executive directors of our board of directors, a majority of the members of each of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee, and the Lead Independent Director to be independent. The DCGC provides for a definition of an “independent director” that differs from the definition under the NYSE rules and assesses only independence of non-executive directors. A non-executive director is considered not independent under the DCGC if the director or the director’s spouse, registered partner or life companion, foster child or relative by blood or marriage up to the second degree:
(i) has been an employee, managing director or executive director of the company in the five years prior to appointment;
(ii) has received personal financial compensation from us for work not in keeping with the normal course of business;
(iii) has had an important business relationship with the company in the years prior to the appointment;
Board of Directors and Corporate Governance | Elastic 2023 Proxy Statement 12

(iv) is a member of the management board of a company in which an executive director of the company is a supervisory board member;
(v) has temporarily performed management duties for us;
(vi) is a major shareholder of the company (holding at least 10%); or
(vii) represents one or more major shareholders.
The criteria specified in clauses (i) through (v) above may apply to at most one non-executive director. The total number of non-executive directors who are not independent under this definition may account for less than half of the total number of non-executive directors. There may be at most one non-executive director who can be considered to be affiliated with or representing any shareholder, or group of affiliated shareholders, that directly or indirectly holds more than 10% of the shares in the company. Our board of directors has determined that it complies with the independence requirements of the DCGC.
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our board of directors has adopted corporate governance guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a code of business conduct and ethics (“Code of Conduct”) that applies to all of our employees, officers and directors, including our CEO, CFO and other executive and senior financial officers. The full text of our corporate governance guidelines and our Code of Conduct are available on our website at ir.elastic.co.
Board Leadership Structure and Role of the Independent Chairperson and Lead Independent Director
As noted above, our one-tier board structure consists of two executive directors and seven non-executive directors. Additionally, our articles of association provide for one of our independent, non-executive directors to be designated as Lead Independent Director by our board of directors. The role of Chairperson and Lead Independent Director may, but is not required to, be fulfilled by the same individual. Our board of directors has designated Mr. Puttagunta to serve as our Chairperson and Lead Independent Director. As Chairperson of our board of directors and Lead Independent Director, Mr. Puttagunta presides at all meetings of the board of directors, presides over executive sessions of our independent directors, presides as chairperson of our general meeting (or if not present, may designate another non-executive director for that purpose), serves as a liaison between our executive directors and our independent directors and performs such additional duties as our board of directors may otherwise determine and delegate and as required by the DCGC, our articles of association and board rules governing the internal proceedings of the board of directors. Our articles of association also provide for one of our independent, non-executive directors to be designed as vice-chairperson by our board of directors. Our board of directors has designated Mr. Abbasi to serve as our Vice-Chairperson. As Vice-Chairperson, Mr. Abbasi is entrusted with the duties of Lead Independent Director if the Lead Independent Director is absent or unwilling to take the chair.
The DCGC requires that the Lead Independent Director may not be a former executive director of our Company, in addition to the DCGC independence requirements summarized above.
The board of directors believes that its current leadership structure, in which the position of Chairperson is separated from the position of CEO, and the positions of Chairperson and Lead Independent Director are held by an independent, non-executive director with broad authority who is supported by a Vice-Chairperson, is appropriate at this time and currently provides the most effective leadership for Elastic in a highly competitive and rapidly changing technology industry. We believe that separation of the positions of our Chairperson from the CEO reinforces the independence of the board of directors in its oversight of the business and affairs of the Company. The balance of responsibilities between our CEO and our Chairperson facilitates the active participation of our independent directors and enables our board of directors to provide more effective oversight of management. Non-executive directors and members of management sometimes have different perspectives and roles in strategy
Board of Directors and Corporate Governance | Elastic 2023 Proxy Statement 13

development. Our non-executive directors bring experience, oversight and expertise from outside of our Company, while our CEO brings Company-specific experience and expertise. In addition, we believe that having an independent Chairperson creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the board of directors to monitor whether management’s actions are in the best interests of the Company and its stakeholders.
Risk Management
Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the Company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.
Our board of directors believes that open communication between management and our board of directors is essential for effective risk management and oversight. Our board of directors meets with members of the senior management team at quarterly meetings of our board of directors, as well as at such other times as they deem appropriate, where, among other topics, they discuss strategy and risks facing the Company.
While our board of directors is ultimately responsible for risk oversight, our board committees assist our board of directors in fulfilling its oversight responsibilities in certain areas of risk.
Our Audit Committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our Audit Committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. Our Audit Committee also monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting and liquidity risk. Additionally, our Audit Committee reviews and discusses with management the adequacy and effectiveness of the Company’s information and technology security and privacy policies and the internal controls regarding information and technology security, cybersecurity and privacy.
Our Compensation Committee, in consultation with management and Compensia, Inc. (“Compensia”), an independent, nationally recognized compensation consulting firm that serves as compensation consultant to the Compensation Committee, assesses risks created by the incentives inherent in our compensation programs, policies and practices. Specifically, at least annually, the Compensation Committee assesses and considers potential risks when reviewing and approving our compensation programs, policies and practices for all employees, including our executive officers. Based on its most recent assessment, our Compensation Committee believes that our compensation programs, policies and practices do not encourage excessive and unnecessary risk-taking or create risks that are reasonably likely to have a material adverse effect on the Company or its operations.
Our Nominating and Corporate Governance Committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance.
Finally, our full board of directors reviews strategic and operational risk in the context of reports from the management team, regularly receives reports on all significant committee activities, evaluates the risks inherent in significant transactions, and provides guidance to management.
Management Succession Planning
Our board of directors and the Nominating and Corporate Governance Committee review the risks associated with our executive management team to ensure adequate succession plans are in place.
Board of Directors and Corporate Governance | Elastic 2023 Proxy Statement 14

Pursuant to our corporate governance guidelines and the Nominating and Corporate Governance Committee charter, the Nominating and Corporate Governance Committee, in consultation with the full board of directors, is primarily responsible for succession planning for the role of CEO, including developing plans for interim succession for the CEO in the event of an unexpected occurrence. In addition, the Nominating and Corporate Governance Committee works with the CEO and the board of directors to plan for succession of executive directors and non-executive directors and other members of the Company’s executive management team, as well as to develop plans for interim succession of each of the other executive directors and non-executive directors or other members of the Company’s executive management team, in the event of an unexpected occurrence. The Nominating and Corporate Governance Committee also periodically reviews the succession planning process for the CEO, executive directors, non-executive directors and any other members of our executive management team, reports its findings and recommendations to the board of directors, and assists the board of directors in evaluating potential successors.
Board Meetings and Committees of Our Board of Directors
During our fiscal year ended April 30, 2023 (“fiscal year 2023”), the board of directors held four meetings (including regularly scheduled and special meetings), and all of our directors attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which they served and (ii) the total number of meetings held by all committees of our board of directors on which they served during the periods for which they served. During fiscal year 2023, the board of directors also acted by written consent in lieu of a meeting.
Although we do not have a formal policy regarding attendance by members of our board of directors at annual general meetings of shareholders, we encourage our directors to attend. All nine of our directors then serving on the board of directors attended the annual general meeting of shareholders on October 6, 2022 (the “2022 Annual Meeting”).
Our board of directors has the authority to appoint committees to perform certain management and administrative functions. In accordance with the NYSE rules, our board of directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which has the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Under the NYSE rules, executive directors may not be members of the Audit Committee, the Compensation Committee, or the Nominating and Corporate Governance Committee. Our board of directors may from time to time establish ad hoc committees.
Audit Committee
Our Audit Committee is currently composed of Messrs. Chadwick and Puttagunta and Ms. Leibowitz, each of whom is a non-executive member of our board of directors. The Audit Committee may not be chaired by the Lead Independent Director or by a former executive director. Mr. Chadwick is the chair of our Audit Committee. In the event that he is appointed to our board of directors at the Annual Meeting, Mr. Auvil will succeed Mr. Chadwick, who is not standing for re-appointment to the board of directors at the Annual Meeting, as the chair of the Audit Committee, and Mr. Puttagunta and Ms. Leibowitz will continue their service on the committee. Our board of directors has determined that each member and prospective member of our Audit Committee satisfies the requirements for independence and financial literacy under the rules and regulations of the NYSE and the SEC. Our board of directors has also determined that each of Messrs. Chadwick and Auvil qualifies as an “audit committee financial expert” as defined in the rules of the U.S. Securities and Exchange Commission (“SEC”) and possesses accounting or related financial management expertise as required under the NYSE rules. The Audit Committee is responsible for, among other duties:
•overseeing our accounting and financial reporting processes;
•the integrity and audits of our consolidated financial statements and financial reporting process;
•our systems of disclosure controls and procedures and internal control over financial reporting;
Board of Directors and Corporate Governance | Elastic 2023 Proxy Statement 15

•our compliance with financial, legal and regulatory requirements related to our financial statements and other public disclosures, our compliance with our policies related thereto, and our policy in respect of tax planning;
•the engagement and retention of the registered independent public accounting firm to audit our financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and the recommendation for nomination by our board of directors for the instruction (appointment) by our general meeting of an external auditor to audit the Dutch Statutory Annual Accounts and board report, and the evaluation of the qualifications, independence, and performance of the independent public accounting firm, including the provision of non-audit services;
•the application of information and communication technology;
•the role and performance of our internal audit function;
•reviewing significant cybersecurity matters and concerns, including information security, data protection, and related regulatory matters and compliance;
•overseeing significant tax and treasury matters, including, among others, tax planning and compliance, cash management, investing activities and currency exposures and approving policies related thereto;
•review of all related person transactions in accordance with our related person transactions policy;
•our overall risk profile; and
•attending to such other matters as are specifically delegated to our Audit Committee by our board of directors from time to time.
During fiscal year 2023, our Audit Committee held five meetings and also acted by unanimous written consent.
Compensation Committee
Our Compensation Committee is currently composed of Ms. Gleeson and Messrs. Abbasi and Chadwick, each of whom is a non-executive member of our board of directors. The Compensation Committee may not be chaired by the Lead Independent Director or by a former executive director. Ms. Gleeson is currently the chair of our Compensation Committee. In the event that Mr. Auvil is appointed to our board of directors at the Annual Meeting, our Compensation Committee will be composed of Ms. Gleeson, as chair, and Messrs. Abbasi and Auvil. Our board of directors has determined that each member and prospective member of our Compensation Committee meets the requirements for independence under the rules of the NYSE and the SEC and is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act. The Compensation Committee is responsible for, among other duties:
•reviewing and approving the compensation, including equity compensation, change-in-control benefits and severance arrangements, of our executive officers (other than the executive directors) and overseeing their performance;
•reviewing and making recommendations to our board of directors with respect to the compensation of our directors;
•reviewing and making recommendations to our board of directors with respect to our executive compensation policies and plans;
•implementing and administering our incentive and equity-based compensation plans;
Board of Directors and Corporate Governance | Elastic 2023 Proxy Statement 16

•determining or, with respect to our executive directors, recommending to the board of directors the number of shares underlying, and the terms of, restricted share awards and options to be granted to our directors, executive officers, and other employees pursuant to these plans;
•assisting management in complying with our proxy statement and annual report disclosure requirements and evolving regulations related thereto;
•producing a report on executive compensation to be included in our annual proxy statement;
•assisting our board of directors in producing the compensation report to be included in our annual report filed in the Netherlands and to be posted on our website in accordance with best practice of the DCGC;
•reviewing and monitoring matters related to human capital management, including corporate culture, diversity, equity and inclusion, recruiting, retention, attrition, talent management, and career development and progression; and
•attending to such other matters as are specifically delegated to our Compensation Committee by our board of directors from time to time.
During fiscal year 2023, our Compensation Committee held four meetings and also acted by unanimous written consent. Also during the fiscal year, the Compensation Committee retained the services of Compensia, to advise on compensation matters, including competitive market pay practices and data analysis of our compensation peer group. The terms of Compensia’s engagement include reporting directly to the Compensation Committee chair. Compensia also coordinated with our management for data collection and job matching for our executive officers. In fiscal year 2023, Compensia provided only compensation-related services for us.
The Compensation Committee has evaluated its relationship with Compensia to ensure that it believes that such firm is independent from management. This review process included a review of the services that such compensation consultant provided, the quality of those services and the fees associated with the services provided during fiscal year 2023. Based on this review, as well as consideration of the factors affecting independence set forth in the rules of the SEC and NYSE relating to the independence of the Compensation Committee’s compensation advisors, and such other factors as were deemed relevant under the circumstances, the Compensation Committee has determined that no conflict of interest was raised as a result of the work performed by Compensia.
For additional information about the roles of each of our Compensation Committee, our management, and Compensia in our compensation process, see “Executive Compensation—Compensation Discussion and Analysis—Compensation-Setting Process” below.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee is currently composed of Mr. Puttagunta and Mses. Leibowitz and Marooney, each of whom is a non-executive member of our board of directors. Mr. Puttagunta is the chair of our Nominating and Corporate Governance Committee. Our board of directors has determined that each member of our Nominating and Corporate Governance Committee meets the requirements for independence under the rules of the NYSE. The Nominating and Corporate Governance Committee is responsible for, among other duties:
•identifying, recruiting, and recommending to our board of directors qualified candidates for appointment as directors and recommending nominees for appointment as directors at our annual general meeting of shareholders;
•developing and recommending to our board of directors corporate governance guidelines as set forth in our rules of the board of directors, including the Nominating and Corporate Governance Committee’s selection criteria for director nominees, and implementing and monitoring such guidelines;
Board of Directors and Corporate Governance | Elastic 2023 Proxy Statement 17

•overseeing compliance with legal and regulatory requirements applicable to us;
•reviewing and making recommendations on matters involving the general operation of our board of directors, including board size and composition, and committee composition and structure;
•recommending to our board of directors nominees for each committee of our board of directors;
•annually facilitating the assessment of our board of directors’ performance as a whole and of the individual directors, and the performance of our committees of the board of directors as required by applicable law, regulations, corporate governance guidelines and exchange listing standards;
•overseeing, and periodically reviewing, our environmental, social and governance activities, programs and public disclosure, including in light of any feedback received from shareholders of the Company; and
•overseeing our board of directors’ evaluation of executive officers.
During fiscal year 2023, our Nominating and Corporate Governance Committee held two meetings and also acted by unanimous written consent. On June 14, 2023, the Nominating and Corporate Governance Committee recommended to the board of directors that it nominate Mr. Auvil for appointment as a non-executive director at the Annual Meeting. Mr. Auvil was identified by a third-party director search firm engaged by the Nominating and Corporate Governance Committee to assist in the search for a new member of the board of directors.
We have posted the charters of our Audit, Compensation, and Nominating and Corporate Governance Committees, as amended from time to time, on our website at ir.elastic.co.
Environmental, Social and Governance Matters
In June 2023, we released our latest annual sustainability report containing various environmental, social, and governance (“ESG”) data. The report details the ways in which we are addressing today's challenges with transparency and accountability to help build a better world for our employees, customers, and society at large. The report also aligns our reporting progress against the Sustainability Accounting Standards Board (SASB) standards for the Software and IT Services industry. We also align with select United Nations Sustainable Development Goals (UN SDGs), and the Task Force on Climate-related Financial Disclosures (TCFD), with a focus on ESG-related impacts, risks, and opportunities. We rally around four core ESG pillars: social impact, governance, environmental impact, and our products' societal impact. We believe that operating Elastic in an environmentally and socially responsible manner, while employing principled, effective and transparent governance practices, will help drive long-term value for all of our stakeholders, including our shareholders, employees, customers, creditors and communities.
Our sustainability report is available on our website. Nothing on our website, including our sustainability report or sections thereof, shall be deemed incorporated by reference into this proxy statement or any other filing with the SEC. Our initiatives and goals are aspirational and may change. Statements regarding our goals are not guarantees or promises that they will be met. All statements other than statements of historical or current facts, including statements regarding our environmental and other sustainability plans and goals, made herein or in our sustainability report are forward-looking. These statements reflect management’s current expectations and are inherently uncertain. Actual results could differ materially for a variety of reasons. Risks and uncertainties that could cause our actual results to differ significantly from management’s expectations are described in our Annual Report on Form 10-K for fiscal year 2023.
ESG Oversight
The Nominating and Corporate Governance Committee oversees our ESG activities, programs, and public disclosure. Additionally, we established an ESG steering committee consisting of several senior
Board of Directors and Corporate Governance | Elastic 2023 Proxy Statement 18

executives with responsibility for functional areas covering our ESG activities. The ESG steering committee’s responsibility is to provide strategic direction and applicable approvals to our cross-functional ESG working group, which implements ESG initiatives throughout Elastic and contributes to developing ESG disclosures. The ESG steering committee also provides updates to the Nominating and Corporate Governance Committee and the Board.
Environment
We believe that environmentally responsible operating practices are important to generating value for our stakeholders, being a good partner to our customers, and being a good employer to our employees.
As a company distributed by design we have a distributed workforce, which helps reduce our environmental footprint by decreasing long commutes and the corresponding environmental impact, energy usage and waste that can come with operating numerous large physical offices that would typically be needed to house a traditional in-office workforce. We are also focused on managing greenhouse gas emissions in order to do our part to help ensure a more stable and secure future. We are thinking beyond our own direct impact and addressing the largest sources of impact within our supply chain.
While we do have physical office spaces throughout the world, we strive to limit the amount of space used to what is necessary to support our operations globally, and we support a distributed workforce by providing reimbursements for home office equipment. Additionally, our workplace team runs several in-office initiatives with the aim to reduce our environmental impacts on a daily basis, including plastic water bottle removal, packaging reduction, in-office recycling, bio-waste reduction and water management.
Social Impact (Human Capital Management)
Our employees (whom we call “Elasticians”) and our culture are vital to Elastic’s long-term success. We invest in our people by focusing on:
•attracting, engaging and retaining talent;
•maintaining our strong company culture;
•enhancing our diversity, equity and inclusion (“DEI”);
•continuing strong employee engagement;
•facilitating continuous employee learning and development; and
•offering effective total rewards, including employee well-being.
Our management regularly updates our board of directors and its committees on human capital trends and employee-focused activities and initiatives.
As of April 30, 2023, we had a total of 2,886 employees in over 40 countries globally. Over 30% of our workforce consists of women and employees who self-identify as non-binary. None of our employees are represented by a labor union. In certain countries in which we operate, such as France and Spain, we are subject to local labor law requirements that may automatically make our employees subject to industry-wide collective bargaining agreements. We have not experienced any work stoppages.
Distributed Workforce
Elastic started as a distributed company and continues to be distributed by design. We have designed our processes, systems, and teams so that employees can generally perform their jobs without needing to be physically present in the same room or even in the same time zone. Just as distributed systems are more resilient, we believe that being distributed helps build a strong company that can scale and adapt as new challenges arise. Having a distributed workforce gives us access to a larger candidate
Board of Directors and Corporate Governance | Elastic 2023 Proxy Statement 19

pool for recruiting across many countries, a critical aspect of helping open our pipelines to a broader set of diverse talent.
Diversity, Equity and Inclusion
Our focus on DEI is critical to how we develop, strengthen and sustain a sense of belonging and inclusion among all Elasticians.
•Balanced Teams. We strive to be an employer of choice for a diverse and inclusive workforce through our talent brand, talent attraction, development, and retention efforts. Our recruiting approach is underpinned by the desire to create balanced teams at Elastic, which includes considering broad aspects of diversity from race and gender mix as well as diversity of thought, experience and tenure when recruiting new team members. The created-by-women-for-women workplace review site, Fairygodboss, recognized Elastic as one of the best workplaces for women in three categories: Best Technology Company for Women, Best Company for Women, and Best Company Where CEOs Support Gender Diversity.
•Elastician Resource Groups. We strive to embed DEI deep within our culture through various initiatives, projects and programs, the centerpiece of which is the Elastician Resource Groups, which are organizationally sponsored, self-organized, Elastician-run groups. Aligned to specific shared identities, interests, affinity or allyship, such as Latinx, parent(s), disability or accessibility, Black, LGBTQ+ and others; each group identifies goals and objectives with executive sponsorship to ensure that they provide tangible benefits and result in all Elasticians feeling a sense of belonging.
•Fair Pay. We pursue fair and consistent compensation practices through our use of local third-party market data specific to each country, where available, so that we understand local compensation and cost of labor levels. We retain external experts to review our compensation outcomes on an ongoing basis in seeking to ensure they are bias-free and fairly reward employee performance and contributions. We take great pride in our focus on fair pay and the positive results we’ve established.
•Code of Conduct. All of our employees must adhere to the Code of Conduct that sets standards for appropriate behavior and are required to complete annual training on the Code of Conduct and training to help prevent, identify and report any type of discrimination and harassment.
Employee Engagement
We are committed to ensuring that Elasticians have a voice in how we can collectively make Elastic a better place to work.
•New Employee Onboarding. Our new employee onboarding experience is centered around attending “X-School,” our extensive new-hire orientation program, which enables new Elasticians to meet and collaborate with other new Elasticians from around the globe and to learn about our products and solutions.
•Engagement Surveys. We monitor employee morale and attitudes through two primary feedback mechanisms – an annual employee engagement survey and a mid-year pulse survey check-in. The results of these surveys are reviewed at the Company, functional, team and manager level, and are used to develop action plans put in place annually. Elasticians were highly engaged in providing feedback in fiscal year 2023, with high participation rates for the mid-year and annual survey as well as high engagement scores across a spectrum of questions.
Learning and Development
Our Learning & Organizational Development team’s mission is to enable Elasticians to pursue their purpose, in work and life. To that end, we have a variety of ways in which we support the continuous learning and development of all Elasticians, including access to on-demand video-based learning.
Board of Directors and Corporate Governance | Elastic 2023 Proxy Statement 20

We also conduct specific programs to develop managers and leaders at Elastic, including our flagship leadership development program - Leading Strategically, an externally led program focused on high-performing leaders who possess the potential to have a significant strategic impact on the achievement of our long-term objectives.
Total Rewards
•Compensation, Benefits and Well-being. We provide market competitive compensation which typically includes cash compensation as well as equity awards. Reflecting our interest in the whole person, we provide programs designed to enable Elasticians to meet their well-being goals, from starting a family to being at their physical and emotional best. These programs include market competitive medical and dental programs, in addition to a focus on mental health and holistic well-being. We provide market competitive paid time off programs, which feature 16 weeks of paid leave to all new parents, life-planning benefits and other travel reimbursements for certain healthcare services. In addition, we also provide retirement and income protection plans, which include a 401k plan with a dollar-for-dollar match by Elastic up to 6% of eligible earnings up to a plan-limit maximum for U.S.-based Elasticians as well as similar competitive plans outside of the United States.
•Community Involvement. Through our Elastic Cares program, employees can support the charitable organizations that matter the most to them on a local and global level. This program encompasses donation matching, our nonprofit organization program which provides our technology for free to certain nonprofit organizations, and our volunteer time off initiative. Employees are encouraged to volunteer for these organizations throughout the year using our volunteer time off program which provides our employees with 40 hours of volunteer time each year.
Governance
Our board of directors sets high standards for itself and the officers and employees of the Company. Implicit in this philosophy is the importance of sound corporate governance. We believe it is the duty of the board of directors to serve our shareholders and our other stakeholders, and to oversee the management of the Company’s business. To fulfill its responsibilities, the board of directors follows the procedures and standards set forth in our corporate governance guidelines, board rules, Code of Conduct and other governance policies. To further promote better governance and a higher standard of ethical and professional conduct across the entire company, we have mandatory trainings and policy acknowledgments for employees with respect to our Code of Conduct and other significant compliance policies. We also maintain an ethics hotline where employees and third parties can confidentially report any concerns about possible violations of our Code of Conduct and compliance policies. We investigate any compliance-related reports we receive through the hotline or other reporting channels and take appropriate remedial action when warranted. You can find certain of our governance documents and compliance policies on our website at www.elastic.co.
We believe that good corporate governance provides a strong foundation for operating our business in a manner that is fair, ethical and responsible and is therefore essential to the long-term success of our company. Our board of directors and its committees participate in setting the tone for our company in this regard, as they regularly review and, as appropriate, update various corporate governance and other key policy documents in light of current regulations and best practices, and monitor and strive to ensure compliance with such corporate governance and key policy documents.
We recognize the importance of diversity within our board of directors and we believe that our business benefits from a board of directors with a wide range of skills and a variety of different backgrounds and that a diverse composition contributes to a well-balanced decision-making process by the board of directors. As such, we have a diversity policy that identifies the importance of considering potential director candidates’ diversity, including nationality, age, gender, race, ethnicity, education and
Board of Directors and Corporate Governance | Elastic 2023 Proxy Statement 21

experience. Currently, 33.3% of our directors are female and 33.3% of our directors self-identify as being racially, ethnically, or nationally diverse.
We believe that our efforts for effective corporate governance are illustrated by, among others, the following practices:
•Seven out of nine continuing directors and director nominees standing for appointment at the Annual Meeting are independent under the rules of the NYSE.
•The Chairperson of our board of directors is independent.
•Our board of directors has both a Lead Independent Director and a Vice-Chairperson, both of whom are independent.
•All of our board committees are composed solely of independent directors.
•The functioning of our board of directors and board committees is evaluated at least annually.
•The leadership structure of our board of directors is reviewed regularly.
•Our key corporate governance and compliance policies are reviewed regularly.
•Our board of directors and its committees may hire outside advisors independently of management.
•Our insider trading policy contains anti-hedging and anti-pledging provisions.
Global Data Privacy
We are committed to the highest ethical standards and dedicated to complying with all applicable laws and safeguarding all data entrusted to us. Working to maintain the trust and confidence of our customers is at the center of our global privacy and information security program. Elastic’s data protection program and policies (including our global privacy statement) leverage technology and robust governance practices in an effort to protect data. We have dedicated teams that include privacy and compliance counsel, our chief information security officer, our European data protection officer, and experienced security operations teams working to protect data. We invest in technical, organizational, and administrative measures throughout our infrastructure, including our cloud offerings. Elastic’s program includes transparency, physical and logical controls, vulnerability monitoring, data availability, supply-chain risk management and a legal compliance framework designed to address applicable laws and regulations relating to privacy and information security.
Vendor Code of Conduct
We also recognize the foundational value that promoting an ethical business environment brings to all market participants and strive to support a business environment that allows us and our suppliers to flourish. We have adopted and make publicly available a global vendor code of conduct and are working to develop programs using several industry standards such as, among others, International Standards Organization and Organization for Economic Cooperation and Development (OECD) Guidelines for Multinational Enterprises.
Shareholder Engagement
We are proud of our shareholder engagement efforts and are committed to maintaining outreach to our shareholders. Our relationship with our shareholders is an important part of our Company’s success. In fiscal year 2023, we participated in several shareholder conversations on matters of importance to our shareholders and expect to maintain such engagement efforts. Our management team regularly updates our board of directors and committees on our engagement efforts, providing summaries and analyses of our shareholders’ feedback. We believe that our approach to engaging directly and openly with our
Board of Directors and Corporate Governance | Elastic 2023 Proxy Statement 22

investors drives increased corporate accountability, improves decision making, and ultimately creates long-term value.
Product Societal Impact
Elastic is committed to building products that create a positive societal impact. The Elastic Search Platform is built on the Elastic Stack, a powerful set of software products that ingest data from any source, in any format, and perform search, analysis, and visualization of that data. The company’s open-source roots allow Elastic to provide its solutions to a large community of users for free. This encourages innovation and efficiency to operate at scale for both non-profit organizations and for-profit customers. Elastic’s solutions have allowed our customers to positively impact society in various ways, including but not limited to enabling human security and combating trafficking, reducing carbon footprint, and providing energy-savings through efficient and reduced power consumption.
Elastic Community Engagement
At Elastic, community matters. We recognize that our team extends beyond our employees to our community of users, which includes all the users who download our software. Our users interact with us on our website and forums and on Twitter, GitHub, Stack Overflow, Quora, Facebook, and more. In order to build products that best meet our users’ needs, we focus on, and invest in, continuing to build a strong community. Each download of the Elastic Stack is a new opportunity to educate our next contributor, hear about a new use case, explore the need for a new feature, or meet a future member of the team. Community is more than code and it is core to our identity, binding our products closely together with our users.
To recognize the contributions of our community members, we have an Elastic Contributor Program to recognize the hard work of our valued contributors, encourage knowledge sharing within the Elastic community and to build friendly competition around contributions. Further, we created the Elastic Excellence Awards program, which celebrates philanthropic, innovative and transformative projects and the people behind them. Through our engagement with our community through programs such as the Elastic Contributor Program and Elastic Excellence Awards, we aim to acknowledge and recognize our valued community members who have brought us to where we are now.
Policies Governing Director Nominations
Director Nomination Process
Our board of directors is responsible for selecting nominees to the board of directors, who are then appointed by shareholders. Our board of directors delegates the selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the board of directors, and of management, will be requested to take part in the process as appropriate. The Nominating and Corporate Governance Committee makes recommendations to the board of directors regarding the size and composition of the board of directors. The Nominating and Corporate Governance Committee is responsible for ensuring that the composition of the board of directors accurately reflects the needs of the Company’s business and, in furtherance of this goal, for proposing the addition of members and the necessary resignation of members for purposes of obtaining the appropriate members and skills. The Nominating and Corporate Governance Committee recommends, and our board of directors makes a binding nomination for a candidate to stand for appointment as director by the meeting of shareholders.
Generally, our Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management, through the use of other advisors, through the recommendations submitted by shareholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. Candidates recommended by shareholders and other stakeholders are given appropriate consideration in the same manner as other candidates. Once candidates have been identified, our Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, detailed
Board of Directors and Corporate Governance | Elastic 2023 Proxy Statement 23

questionnaires, background checks or any other means that the Nominating and Corporate Governance Committee deems to be appropriate in the evaluation process. The Nominating and Corporate Governance Committee then discusses and evaluates the qualifications and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the board of directors. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates as director nominees to our board of directors. The board of directors considers the committee’s recommendation and determines whether to make a binding nomination for appointment of those candidates by the meeting of shareholders.
Shareholders may submit proposals related to the composition of the board of directors as provided in our articles of association and by Dutch law. Such proposals are forwarded to the chair of the Nominating and Corporate Governance Committee for consideration. Directors are appointed by the annual general meeting of shareholders (or an extraordinary meeting of shareholders) at the binding nomination of the board of directors. Additionally, if a binding nomination of the board of directors has been overruled and a subsequent non-binding nomination by the board of directors has been rejected, shareholders may propose a resolution to appoint a board member who was not nominated by the board of directors, and any such resolution requires at least a two-thirds majority of the votes cast at the annual general meeting, provided such majority represents more than half the issued share capital.

Qualifications
In recommending candidates to the board of directors, the Nominating and Corporate Governance Committee takes into consideration the board of directors’ criteria for selecting new directors described above, as well as such factors as the candidate’s integrity, judgment, intelligence, and ability to devote adequate time to duties of the board of directors. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria. No particular criterion is a prerequisite for any candidate. As discussed earlier, we also consider diversity attributes in reviewing director candidates. In order for the board of directors to fulfill its responsibilities, our Nominating and Corporate Governance Committee believes that the board of directors should include directors possessing a blend of experience, knowledge and ability, regardless of other characteristics.
Communication with the Board
The Company has a process for shareholders and other interested parties who wish to communicate with our board of directors, or with an individual member or members of our board of directors. Shareholders and other interested parties who wish to communicate with our board of directors may write to our board of directors at the address of the Company’s registered office at Keizersgracht 281, 1016 ED Amsterdam, the Netherlands. These communications will be received by our Chief Legal Officer (“CLO”) and will be presented to our board of directors at the discretion of our CLO, in consultation with appropriate directors, as necessary. Certain items that are unrelated to our board of directors’ duties and responsibilities may be excluded, such as mass mailings, product complaints or inquiries, job inquiries, business solicitations and patently offensive or otherwise inappropriate material. The full text of our stakeholder engagement policy, including information regarding how to contact our non-management directors, is available on our website at ir.elastic.co.
Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee during our fiscal year 2023 was or has formerly been an officer or employee of our Company. None of our executive officers currently serves, or in the past year has served, as a member of the Compensation Committee or director (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our Compensation Committee or our board of directors.
Non-Executive Director Compensation
Each non-executive director is eligible to receive compensation for service on the board of directors and its committees consisting of annual cash retainers and equity awards. Our board of directors has the discretion to revise non-executive director compensation as it deems necessary or appropriate, in
Board of Directors and Corporate Governance | Elastic 2023 Proxy Statement 24

accordance with our remuneration policy as previously adopted by an annual general meeting of shareholders (the “Remuneration Policy”).
Cash Compensation. For fiscal year 2023, all non-executive directors were eligible to receive the following cash compensation for their services:
•$35,000 per year for service as a board member;
•$20,000 per year additionally for service as Lead Independent Director;
•$20,000 per year additionally for service as chairperson of the Audit Committee;
•$10,000 per year additionally for service as an Audit Committee member;
•$15,000 per year additionally for service as chairperson of the Compensation Committee;
•$7,500 per year additionally for service as a Compensation Committee member;
•$9,000 per year additionally for service as chairperson of the Nominating and Corporate Governance Committee; and
•$4,000 per year additionally for service as a Nominating and Corporate Governance Committee member.
All cash payments to non-executive directors, or the retainer cash payments, are paid quarterly in arrears on a prorated basis.
Equity Compensation. For fiscal year 2023, our non-executive directors were eligible for nondiscretionary, automatic grants of restricted stock units, except for any non-employee director who either (i) beneficially owns more than 2% of the outstanding and issued share capital of the Company, or (ii) is a partner or a member of any venture capital firm that owns securities of the Company representing more than 2% of the outstanding and issued share capital of the Company.
•Initial award. Any person who would have first became an eligible non-executive director would have been granted an award of restricted stock units covering a number of shares having a grant date fair value equal to $200,000 pro-rated for the amount of time that remains in the 12-month period prior to the next scheduled annual general meeting of the Company’s shareholders (and if the date of such annual general meeting of the Company’s shareholders is not known, the one-year anniversary of the most recent Annual Award referred to below granted to non-executive directors), rounded down to the nearest whole share (the “Initial Award”). The shares underlying the Initial Award will settle on the earlier of (i) the one-year anniversary of the date the Initial Award is granted or (ii) the day prior to the date of the annual general meeting of our shareholders next following the date the Initial Award is granted, subject to continued service through the applicable vesting date.
•Annual award. For fiscal year 2023, on the date of the general meeting of the Company’s shareholders, each eligible non-executive director was eligible to be granted an award of restricted stock units covering a number of shares having a grant date fair value equal to $200,000 (the “Annual Award”). The shares underlying the Annual Award will settle on the earlier of (i) the one-year anniversary of the date the Annual Award is granted or (ii) the day prior to the date of the annual general meeting of our shareholders next following the date the Annual Award is granted, subject to continued service through the applicable vesting date.
The grant date fair value is computed in accordance with GAAP.
Any award of restricted stock units granted under our non-executive director compensation policy will fully vest and become exercisable in the event of a change in control, as defined in our amended and restated 2012 Stock Option Plan (the “2012 Plan”) provided that the director remains a director through such change in control. Further, our 2012 Plan provides that in the event of a merger or change in control,
Board of Directors and Corporate Governance | Elastic 2023 Proxy Statement 25

as defined in our 2012 Plan, each outstanding equity award granted under our 2012 Plan that is held by a non-executive director will fully vest, all restrictions on the shares subject to such award will lapse, and with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels, and all of the shares subject to such award will become fully exercisable, if applicable, provided such director remains a director through such merger or change in control.
Fiscal 2023 Non-Executive Director Compensation Table
The table below shows the total compensation awarded to those serving as non-executive directors for fiscal year 2023:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		Total ($)
Sohaib Abbasi (2)	34,046	246,480	(3)	280,526
Jonathan Chadwick (4)	62,082	199,941	(5)	262,023
Alison Gleeson (2)	49,584	199,941	(5)	249,525
Shelley Leibowitz (2)	48,583	199,941	(5)	248,524
Caryn Marooney (2)	38,584	199,941	(5)	238,525
Chetan Puttagunta (2)	73,459	199,941	(5)	273,400
Steven Schuurman (6)	34,584	—		34,584
Michelangelo Volpi (7)	—	—		—
(1)The amounts shown represent the grant date fair value of restricted stock unit (“RSU”) awards granted in fiscal year 2023 for financial reporting purposes pursuant to the provisions of Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC 718”). Such amounts do not represent amounts paid to or realized by the non-executive director. See Note 11, “Equity Incentive Plans,” of the Notes to our Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for fiscal year 2023 regarding assumptions underlying valuation of equity awards. Additional information regarding the RSUs awarded to each non-executive director for fiscal year 2023 is set forth in the footnotes below.
(2)As of April 30, 2023, the non-executive director held 2,627 RSUs and no options to purchase ordinary shares.
(3)Represents the aggregate grant date fair value of RSUs granted to Mr. Abbasi on July 13, 2022, the effective date of his appointment as a non-executive director, and his annual grants on October 6, 2022, under the terms of our non-executive director compensation policy for fiscal year 2023 and the 2012 Plan, and calculated in accordance with ASC 718 based on the closing market price of our ordinary shares on the grant date as reported on the NYSE.
(4)As of April 30, 2023, Mr. Chadwick held 2,627 RSUs and 125,000 options to purchase ordinary shares.
(5)Represents the aggregate grant date fair value of RSUs granted to the incumbent non-executive directors on October 6, 2022, under the terms of our non-executive director compensation policy for fiscal year 2023 and the 2012 Plan, and calculated in accordance with ASC 718 based on the closing market price of our ordinary shares on the grant date as reported on the NYSE.
(6)Mr. Schuurman did not receive any grants of RSUs or options to purchase ordinary shares for fiscal year 2023 in accordance with our non-executive director compensation policy, which provides that non-employee directors who, at the time of appointment or the date of the annual general meeting, either (i) beneficially owned more than 2% of the outstanding and issued share capital of the Company, or (ii) was a partner or a member of any venture capital firm that owns securities of the Company representing more than 2% of the outstanding and issued share capital of the Company, are not eligible to receive equity awards. As of April 30, 2023, Mr. Schuurman held no RSUs or options to purchase ordinary shares.
(7)Mr. Volpi, who resigned from the board of directors effective July 13, 2022, waived his right to receive payments of director fees and the annual equity grant to directors for fiscal year 2023. For the period that Mr. Volpi served as a non-executive director during fiscal year 2023, he would have been eligible to receive $6,667 in fees for his service as a director in fiscal year 2023.
Board of Directors and Corporate Governance | Elastic 2023 Proxy Statement 26

VOTING PROPOSAL NO. 1
BOARD APPOINTMENTS
At the Annual Meeting, our shareholders will be asked to appoint nominees Paul Auvil, Alison Gleeson and Caryn Marooney as non-executive directors to a term of service on the board of directors that will expire at the annual general meeting of shareholders to be held in 2026. Mses. Gleeson and Marooney currently serve on the board of directors. Mr. Auvil was first nominated to stand for appointment to the board of directors at the Annual Meeting.
The board of directors is currently composed of nine directors. We have a one-tier board of directors, consisting of two executive directors and seven non-executive directors.
Under the Company’s articles of association, all directors may be appointed for a maximum term of three years provided that such term shall lapse ultimately immediately after the close of the first annual general meeting held after three years have lapsed since the appointment, or until their earlier death, resignation or removal. A director may be reappointed, and the three-year maximum term may be deviated from by resolution of the general meeting of shareholders upon a proposal of the board of directors.
The terms of Mr. Chadwick and Mses. Gleeson and Marooney will expire at the Annual Meeting; the terms of Ms. Leibowitz and Messrs. Banon and Puttagunta will expire at the annual general meeting of shareholders to be held in 2024; and the terms of Messrs. Kulkarni, Abbasi and Schuurman will expire at the annual general meeting of shareholders to be held in 2025. Mr. Chadwick is not standing for re-election at the Annual Meeting.
Following the recommendation of the Nominating and Corporate Governance Committee, the board of directors has made a binding nomination to appoint Mr. Auvil and to re-appoint Mses. Gleeson and Marooney as non-executive directors, in accordance with article 7.2 of the Company’s articles of association.
If shareholders appoint the nominees to the board of directors at the Annual Meeting, the terms of office for such directors will expire at the end of the 2026 annual general meeting of shareholders.
Each nominee has consented to be named as a nominee in this proxy statement and to serve as director if appointed.
Other than as disclosed in this proxy statement regarding compensation for non-executive directors, which each of the director nominees would receive if appointed, there are no arrangements or understandings between the nominees, directors or executive officers and any other person pursuant to which our nominees, directors or executive officers have been selected for their respective positions.
Required Vote
Mr. Auvil and Mses. Gleeson and Marooney will each be appointed to the board of directors unless a two-thirds majority of the votes cast for such nominee at the Annual Meeting, which votes must represent more than one-half of the issued and outstanding share capital, are cast against such nominee.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR.
Proposal 1 - Board Appointments | Elastic 2023 Proxy Statement 27

VOTING PROPOSAL NO. 2
ADOPTION OF DUTCH STATUTORY ANNUAL ACCOUNTS
At the Annual Meeting, our shareholders will be asked to adopt the Dutch Statutory Annual Accounts for fiscal year 2023, which are prepared in accordance with International Financial Reporting Standards as adopted by the European Union (“IFRS”). The report of PricewaterhouseCoopers Accountants N.V. for fiscal year 2023 is included in the Dutch Statutory Annual Accounts.
In accordance with article 10.1.4 of the Company’s articles of association, the board of directors of the Company has determined that the net loss for fiscal year 2023 is added to the other reserve-accumulated losses.
As a public company with limited liability incorporated under the laws of the Netherlands, the Company is required by Dutch law to prepare the accounts and submit them to shareholders for adoption. The Company’s Dutch Statutory Annual Accounts are different from the consolidated financial statements contained in our annual report on Form 10-K for fiscal year 2023, which were prepared in accordance with GAAP and filed with the SEC.
A copy of the Dutch Statutory Annual Accounts will be available free of charge on our website at ir.elastic.co and at our offices in the Netherlands at Keizersgracht 281, 1016 ED Amsterdam.
A representative of PricewaterhouseCoopers Accountants N.V. will be present at the Annual Meeting and will be available to respond to appropriate questions from shareholders, and will be given an opportunity to make a statement if the representative desires to do so.
Required Vote
The adoption of the Company’s Dutch Statutory Annual Accounts for fiscal year 2023 requires an affirmative vote of a simple majority of votes cast in the Annual Meeting where at least one-third of the issued and outstanding shares are represented.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF OUR DUTCH STATUTORY ANNUAL ACCOUNTS.
Proposal 2 - Dutch Statutory Accounts | Elastic 2023 Proxy Statement 28

VOTING PROPOSAL NO. 3
APPOINTMENT OF PRICEWATERHOUSECOOPERS ACCOUNTANTS N.V. AS THE EXTERNAL AUDITOR OF OUR DUTCH STATUTORY ANNUAL ACCOUNTS
In accordance with our articles of association, the Board has nominated PricewaterhouseCoopers Accountants N.V. for appointment to serve as the external auditor of our Dutch Statutory Annual Accounts to be prepared in accordance with IFRS for the fiscal year ending April 30, 2024. At the Annual Meeting, our shareholders will be asked to appoint PricewaterhouseCoopers Accountants N.V. as external auditor of such annual accounts. PricewaterhouseCoopers Accountants N.V. has acted as the auditor of our Dutch Statutory Annual Accounts since 2018. Representatives of PricewaterhouseCoopers Accountants N.V. will be present at the meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
Required Vote
The appointment of PricewaterhouseCoopers Accountants N.V. requires an affirmative vote of a simple majority of votes cast in the Annual Meeting where at least one-third of the issued and outstanding shares are represented.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPOINTMENT OF PRICEWATERHOUSECOOPERS ACCOUNTANTS N.V. AS THE EXTERNAL AUDITOR OF OUR DUTCH STATUTORY ANNUAL ACCOUNTS FOR THE FISCAL YEAR ENDING APRIL 30, 2024.

Proposal 3 - Appointment of Dutch Auditor | Elastic 2023 Proxy Statement 29

VOTING PROPOSAL NO. 4
RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Introduction
The Audit Committee has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit the GAAP consolidated financial statements of the Company for the fiscal year ending April 30, 2024. In addition, the board of directors has directed that management submit the selection of PricewaterhouseCoopers LLP as the Company’s registered public accounting firm for ratification by our shareholders at the Annual Meeting. The board of directors recommends that shareholders vote “FOR” the ratification and selection of PricewaterhouseCoopers LLP. PricewaterhouseCoopers LLP also served as the Company’s independent registered public accounting firm for fiscal year 2023. Representatives of PricewaterhouseCoopers LLP will be present at the meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
Although action by shareholders is not required by law, the board of directors has determined that ratification of this selection affords shareholders an opportunity to provide their view to the Company on an important issue of corporate governance. Notwithstanding the ratification of this selection by the shareholders, the Audit Committee, in its discretion, may direct the selection of a new independent registered public accounting firm at any time during the year, if the Audit Committee feels that such a change would be in the best interest of the Company and its stakeholders. In the event of a negative vote on ratification, the Audit Committee will reconsider its selection.
Principal Accounting Fees and Services
The following table presents fees for professional audit services and other services rendered to the Company by its principal independent registered public accounting firm and its affiliates for fiscal years 2023 and 2022. The dollar amounts in the table are in thousands.

	Fiscal Year 2023	Fiscal Year 2022
Audit Fees (1)	$3,569	$3,687
Audit-Related Fees (2)	—	383
All Other Fees (3)	11	12
Total	$3,580	$4,082
(1)Audit Fees consist of fees for professional services rendered in connection with the integrated audit of our annual financial statements, management’s report on internal controls, the review of our quarterly consolidated financial statements, and audit services that are normally provided by independent registered public accounting firms in connection with statutory and regulatory filings or engagements for those fiscal years, such as statutory audits.
(2)Audit-Related Fees are fees for assurance and related services that are reasonably associated with the performance of the audit or review of our consolidated financial statements or internal control over financial reporting and are not included in “Audit Fees.”
(3)All Other Fees consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above. These services include subscription fees paid for access to online accounting research software and regulatory applications.
No tax fees from the Company’s principal independent registered public accounting firm and its affiliates were incurred in either fiscal year 2023 or fiscal year 2022.
Proposal 4 - Ratification of Auditor (U.S.) | Elastic 2023 Proxy Statement 30

All services provided by PricewaterhouseCoopers LLP and its affiliates for our fiscal years 2023 and 2022 were approved by our Audit Committee.
Pre-Approval of Audit and Non-Audit Services
The Audit Committee has established a policy governing the Company’s use of its principal independent registered public accounting firm for non-audit services. Under the policy, the Audit Committee must pre-approve all audit and non-audit services performed by the Company’s independent registered public accounting firm, unless subsequent approval is permitted under the rules and regulations of the SEC, in order to ensure that the provision of such services does not impair the public accountants’ independence.
Required Vote
The ratification of the selection of PricewaterhouseCoopers LLP requires an affirmative vote of a simple majority of votes cast in the Annual Meeting where at least one-third of the issued and outstanding shares are represented.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING APRIL 30, 2024.
Proposal 4 - Ratification of Auditor (U.S.) | Elastic 2023 Proxy Statement 31

REPORT OF THE AUDIT COMMITTEE
The Audit Committee is responsible for assisting our board of directors in fulfilling its oversight responsibilities regarding the Company’s financial accounting and reporting processes, system of internal control, audit process, and process for monitoring compliance with laws and regulations.
Management of the Company has the primary responsibility for preparing the Company’s consolidated financial statements, as well as establishing and maintaining the integrity of the Company’s financial reporting process, accounting principles and internal controls. PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, is responsible for performing an audit of the Company’s consolidated financial statements and internal control over financial reporting and expressing an opinion as to the conformity of such financial statements with U.S. generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting.
In this context, the Audit Committee reviewed and discussed the audited financial statements of the Company as of and for the year ended April 30, 2023 with the Company’s management and PricewaterhouseCoopers LLP. The Audit Committee also discussed with PricewaterhouseCoopers LLP critical audit matters included in the firm’s audit opinion and discussed the firm’s opinion regarding the Company’s internal control over financial reporting. In addition, the Audit Committee discussed with PricewaterhouseCoopers LLP the overall scope, plans, and estimated costs of PricewaterhouseCoopers LLP’s audits. To address independence, the Audit Committee met separately with PricewaterhouseCoopers LLP and members of the Company’s management. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB requiring independent registered public accounting firms to annually disclose in writing all relationships that, in their professional opinion may reasonably be thought to bear on independence, to confirm their perceived independence and to engage in a discussion of independence, and it has discussed with PricewaterhouseCoopers LLP its independence from the Company. The Audit Committee also met with PricewaterhouseCoopers LLP periodically to discuss the results of their examinations, the overall quality of the Company’s financial reporting, and their reviews of the Company’s quarterly financial statements.
Based on the reviews and discussions described above, the Audit Committee recommended to the board of directors the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2023 for filing with the SEC.
Respectfully submitted by the members of the Audit Committee:
Jonathan Chadwick (Chairperson)
Shelley Leibowitz
Chetan Puttagunta

This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.
Report of the Audit Committee | Elastic 2023 Proxy Statement 32

VOTING PROPOSAL NO. 5
GRANT OF FULL DISCHARGE TO EXECUTIVE DIRECTORS
At the Annual Meeting, our shareholders will be asked to grant a discharge to the executive directors of the Company who were in office during fiscal year 2023 from their liability with respect to the performance of their duties as executive directors of the Company during fiscal year 2023. The scope of the discharge extends to the facts that are apparent from the Dutch Statutory Annual Accounts and facts that are otherwise known to the general meeting of shareholders.
Required Vote
The approval to grant the discharge to the executive directors of the Company requires an affirmative vote of a simple majority of votes cast in the Annual Meeting where at least one-third of the issued and outstanding shares are represented.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE GRANTING OF FULL DISCHARGE FROM LIABILITY TO THE EXECUTIVE DIRECTORS.
Proposal 5 - Discharge to Executive Directors | Elastic 2023 Proxy Statement 33

VOTING PROPOSAL NO. 6
GRANT OF FULL DISCHARGE TO NON-EXECUTIVE DIRECTORS
At the Annual Meeting, our shareholders will be asked to grant a discharge to the non-executive directors of the Company who were in office during fiscal year 2023 from their liability with respect to the performance of their duties as non-executive directors of the Company during fiscal year 2023. The scope of the discharge extends to the facts that are apparent from the Dutch Statutory Annual Accounts and facts that are otherwise known to the general meeting of shareholders.
Required Vote
The approval to grant the discharge to the non-executive directors of the Company requires an affirmative vote of a simple majority of votes cast in the Annual Meeting where at least one-third of the issued and outstanding shares are represented.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE GRANTING OF FULL DISCHARGE FROM LIABILITY TO THE NON-EXECUTIVE DIRECTORS.

Proposal 6 - Discharge to Non-Executive Directors | Elastic 2023 Proxy Statement 34

VOTING PROPOSAL NO. 7
AUTHORIZATION OF THE BOARD TO ISSUE ORDINARY SHARES AND GRANT RIGHTS TO ACQUIRE ORDINARY SHARES
At the Annual Meeting, our shareholders will be asked to authorize the board of directors, on the Company’s behalf, to issue the Company’s ordinary shares and grant rights to acquire the Company’s ordinary shares in an amount up to 20% of the issued share capital of the Company as of July 31, 2023 (the “Share Authorization”). The Share Authorization, if approved, will be valid for a period of 18 months from the date of the Annual Meeting.
Reasons for the Share Authorization
We are requesting approval of the Share Authorization to comply with provisions of our articles of association under Dutch law that govern the power of our board of directors to authorize the issuance of our ordinary shares and grants of rights to acquire our ordinary shares, such as warrants, options and other securities convertible into or exercisable or exchangeable for, or restricted stock units or other rights to purchase or otherwise acquire, ordinary shares.
Boards of directors of U.S.-incorporated companies generally have the power, subject to exceptions specified in their corporate law, to issue shares of their capital stock and to grants rights to acquire their capital stock without approval of their shareholders. As a company incorporated under Dutch law, we are subject to different legal requirements with regard to the authority of our board of directors. Our articles of association provide that ordinary shares may be issued, or rights to subscribe for our ordinary shares may be granted, either pursuant to a resolution of the general meeting of shareholders or, alternatively, by our board of directors only if so authorized by the general meeting of shareholders.
Approval of this voting proposal would preserve the ability of our board of directors, to the extent of the Share Authorization, to authorize share issuances and grants of rights consistent with the authority it has possessed since the Company’s initial public offering. Prior to the initial public offering, our board of directors was authorized (i) to issue ordinary shares and grant rights to subscribe for ordinary shares up to the amount of the Company's authorized share capital for ordinary shares at the time of the issuance and (ii) to limit or exclude pre-emptive rights on the issuance of ordinary shares, in each case for a period of five years from October 10, 2018. This authorization will expire shortly after the Annual Meeting.
At the Annual Meeting, our shareholders will therefore be asked to approve the Share Authorization to preserve the ability of the board of directors to issue the Company’s ordinary shares and grant rights to acquire the Company’s ordinary shares. Our shareholders will also be asked at the Annual Meeting, in voting proposal no. 8 to authorize the board of directors to restrict or exclude pre-emptive rights on the issuance of ordinary shares or grant of rights covered by the Share Authorization up to a number of shares equal to 10% of the issued share capital of the Company as of July 31, 2023.
Authorization of boards of directors to issue ordinary shares with certain limitations is market standard, and is generally a recurring agenda item at annual shareholders meetings of U.S.-listed companies incorporated under Dutch law.
The Share Authorization will allow us to pursue certain transactions requiring future issuances of the Company’s ordinary shares or future grants of rights to acquire the Company’s shares, including securities convertible into or exercisable or exchangeable for the Company’s ordinary shares, which we refer to as convertible securities. Those transactions may include, among others:
•the issuance of ordinary shares and convertible securities in connection with the 2012 Plan and the 2022 employee stock purchase plan;
•the issuance of ordinary shares and convertible securities in connection with acquisitions of other companies and other business combinations, and otherwise in connection with the growth and expansion of our business;
Proposal 7 - Issue Ordinary Shares | Elastic 2023 Proxy Statement 35

•the issuance of ordinary shares or convertible securities in connection with capital-raising and other financing transactions, strategic transactions and recapitalization transactions, or the declaration of stock dividends; and
•the issuance of ordinary shares or convertible securities in connection with other corporate transactions that implement proper business purposes determined by our board of directors to be advisable and in the best interest of the Company and our stakeholders.
As of the date of this proxy statement, we have no plans to issue ordinary shares other than where necessary to implement the 2012 Plan and the 2022 employee stock purchase plan. Many of the above types of transactions arise under circumstances requiring prompt action and do not allow the necessary time to seek shareholder approval to authorize the issuance of additional ordinary shares. The board of directors believes that it is advisable and in the best interest of the Company and our stakeholders to provide the Share Authorization for general purposes in order to avoid the delay and expense of obtaining shareholder approval at a later date, and to provide us with greater flexibility to pursue financing opportunities or acquisitions when market conditions are favorable. The terms of any future issuance of ordinary shares, including any issuance pursuant to convertible securities, will depend largely upon market and financial conditions, the nature and terms of any prospective transaction, and other factors existing at the time of issuance.
If our shareholders approve the Share Authorization, the additional ordinary shares would be available for future issuance without future action by our shareholders, unless such an action would be required by applicable laws or regulations, including requirements of Dutch law or the rules of the NYSE, on which our ordinary shares currently are listed, or of any other national securities exchange on which the ordinary shares may be listed in the future.
The issuance of a large number of ordinary shares could dilute the Company’s shareholders and reduce the trading price of the Company’s ordinary shares on the NYSE.
Currently Authorized Share Capital
Our articles of association provide that up to 330,000,000 shares in the Company’s share capital may be issued, each with a nominal value of €0.01, consisting of:
•165,000,000 ordinary shares, of which a total of 98,377,727 shares were issued and outstanding as of July 31, 2023; and
•165,000,000 preference shares, of which no shares were issued and outstanding as of July 31, 2023.
The ordinary shares are registered under the Exchange Act and listed on the NYSE. We have no other class of share capital that is registered under the Exchange Act or listed on any securities exchange.
If our shareholders approve the Share Authorization, the ordinary shares that may be issued pursuant to the Share Authorization will be part of the existing class of ordinary shares and will have no effect on the terms of the ordinary shares or the rights of the holders of ordinary shares. If and when issued, ordinary shares will have the same rights and privileges as the ordinary shares that are currently outstanding.
Required Vote
The resolution to grant the Share Authorization an affirmative vote of a simple majority of votes cast in the Annual Meeting where at least one-third of the issued and outstanding shares are represented.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE AUTHORIZATION OF THE BOARD OF DIRECTORS TO ISSUE ORDINARY SHARES AND GRANT RIGHTS TO ACQUIRE ORDINARY SHARES.
Proposal 7 - Issue Ordinary Shares | Elastic 2023 Proxy Statement 36

VOTING PROPOSAL NO. 8
AUTHORIZATION OF THE BOARD TO RESTRICT OR EXCLUDE PRE-EMPTIVE RIGHTS FOR ISSUANCES OF SHARES AND GRANTS OF RIGHTS
At the Annual Meeting, our shareholders will be asked to authorize the board of directors to restrict or exclude pre-emptive rights for issuances of ordinary shares and grants of rights to acquire ordinary shares under the Share Authorization described in voting proposal no. 7, if such authorization is approved by our shareholders provided that the authorization to exclude pre-emptive rights will be limited to a number of shares equal to 10% of the issued share capital of the Company as of July 31, 2023 (the “Pre-emptive Rights Authorization”). The Pre-emptive Rights Authorization, if approved, will be valid for a period of 18 months from the date of the Annual Meeting.
Approval of the Pre-emptive Rights Authorization would permit the board of directors to issue shares in an amount of up to 10% the issued share capital of the Company as of July 31, 2023 pursuant to its authority under the Share Authorization, if approved at the Annual Meeting, without requiring that holders of our ordinary shares be given rights to subscribe on a pro rata basis for any issue of new ordinary shares, or to subscribe for ordinary shares upon a grant of rights, such as warrants, options and other securities convertible into or exercisable or exchangeable for, or restricted stock units or other rights to purchase or otherwise acquire, ordinary shares where this would otherwise have been required as a matter of Dutch law. Pre-emptive rights are granted by provisions of our articles of association in accordance with Dutch law, but are generally not a feature of share issuances by U.S.-incorporated public companies.
Pre-emptive Rights
Dutch law and our articles of association give holders of ordinary shares pre-emptive rights to subscribe on a pro rata basis for certain issues of new ordinary shares or, upon a grant of rights, to subscribe for ordinary shares. Holders of ordinary shares have no pre-emptive rights upon (i) the issue of ordinary shares against a payment in kind (being a contribution other than in cash); (ii) the issue of ordinary shares to our employees or the employees of a member of our group; and (iii) the issue of ordinary shares to persons exercising a previously granted right to subscribe for ordinary shares.
Pursuant to our articles of association, a general meeting of shareholders may restrict or exclude the pre-emptive rights of shareholders or designate our board of directors to do so. A resolution of the general meeting to restrict or exclude pre-emptive rights may be adopted only if and insofar as the board of directors is not authorized to restrict or exclude pre-emptive rights, on the proposal of our board of directors.
The designation of our board of directors as the body competent to restrict or exclude the pre-emptive rights may be extended by a resolution of a general meeting for a period not exceeding five years in each case. Designation by resolution of the shareholders at a general meeting may not be withdrawn unless determined otherwise at the time of designation.
Reasons for the Pre-emptive Rights Authorization
If the Share Authorization is approved in accordance with voting proposal no. 7, approval of the Pre-Emptive Rights Authorization at the Annual Meeting would preserve the ability of our board of directors, to the extent of the Pre-emptive Rights Authorization, to authorize share issuances and grant rights free of pre-emptive rights consistent with the authority it has possessed since the Company’s initial public offering. Prior to the initial public offering, our board of directors was authorized to restrict or exclude pre-emptive rights in connection with an issuance of ordinary shares or grant of rights for a period of five years from October 10, 2018. This authorization will expire shortly after the Annual Meeting.
At the Annual Meeting, our shareholders will therefore be asked to authorize the board of directors to restrict or exclude pre-emptive rights on ordinary shares, which authorization may only be used to restrict or exclude pre-emptive rights for issuances of ordinary shares and grants of rights on ordinary shares
Proposal 8 - Restrict or Exclude Pre-Emptive Rights | Elastic 2023 Proxy Statement 37

authorized pursuant to voting proposal no. 7, if the Share Authorization is approved by our shareholders, and only up to a number of shares equal to 10% of the issued share capital of the Company as of July 31, 2023.
Authorization of boards of directors to restrict or exclude pre-emptive rights on ordinary shares with certain limitations is market standard, and is generally a recurring agenda item at annual shareholders meetings of U.S.-listed companies incorporated under Dutch law.
The Pre-emptive Rights Authorization will allow us to pursue certain transactions requiring future issuances of ordinary shares or future grants of rights to acquire ordinary shares, as more fully described in voting proposal no. 7. Many such transactions arise under circumstances requiring prompt action and do not allow the necessary time to seek shareholder approval to restrict or exclude pre-emptive rights on ordinary shares. The board of directors believes that it is advisable and in the best interest of the Company and our stakeholders to provide the Pre-emptive Rights Authorization for general purposes in order to avoid the delay and expense of obtaining shareholder approval at a later date, and to provide us with greater flexibility to pursue certain potential transactions described in voting proposal no. 7.
Required Vote
The resolution to grant the Pre-emptive Rights Authorization requires a two-thirds majority of the votes cast at the Annual Meeting where at least one-third of the issued and outstanding ordinary shares of the Company are represented, provided that a simple majority of the votes cast suffices if at least half of the issued and outstanding ordinary shares of the Company are represented.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE AUTHORIZATION OF THE BOARD OF DIRECTORS TO RESTRICT OR EXCLUDE PRE-EMPTIVE RIGHTS FOR ISSUANCES OF ORDINARY SHARES AND GRANTS OF RIGHTS AUTHORIZED.
Proposal 8 - Restrict or Exclude Pre-Emptive Rights | Elastic 2023 Proxy Statement 38

VOTING PROPOSAL NO. 9
AUTHORIZATION OF THE BOARD OF DIRECTORS TO REPURCHASE SHARES IN THE CAPITAL OF THE COMPANY
At the Annual Meeting, our shareholders will be asked to authorize the board of directors, on the Company’s behalf, for a period of 18 months after the Annual Meeting date, to repurchase the Company’s ordinary shares up to a maximum of 10% of the issued share capital at the date of acquisition on a stock exchange or otherwise, at a price per share between (i) an amount equal to the nominal value of the ordinary shares and (ii) an amount equal to 110% of the market price of an ordinary share on such stock exchange, the market price being the average of the highest price on each of the five days of trading prior to the day of the acquisition. This authorization, if approved by our shareholders, will supersede and replace the board of directors’ existing repurchase authorization approved by shareholders at the 2022 Annual Meeting on October 6, 2022.
Pursuant to Dutch law and our articles of association, our board of directors requires, subject to certain exemptions, an authorization by our shareholders to be able to repurchase shares in the Company's capital. The purpose of this proposal to renew the board’s existing authority is to give the board flexibility in repurchasing ordinary shares for, among other purposes, to effect the return of capital to the Company’s shareholders and/or, to the extent such authorization is required, to fulfill the Company’s obligations under its 2012 Plan and the 2022 employee stock purchase plan.
Required Vote
The resolution to authorize the board of directors to repurchase shares in the capital of the Company requires an affirmative vote of a simple majority of votes cast in the Annual Meeting where at least one-third of the issued and outstanding shares are represented.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE AUTHORIZATION OF THE BOARD OF DIRECTORS TO REPURCHASE SHARES IN THE CAPITAL OF THE COMPANY.

Proposal 9 - Share Repurchase Authorization | Elastic 2023 Proxy Statement 39

VOTING PROPOSAL NO. 10
NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
At the Annual Meeting, our shareholders will be asked to approve, on a non-binding and advisory basis, the compensation of our Named Executive Officers as described in this proxy statement. You are encouraged to review the section titled “Executive Compensation” and, in particular, the section titled “Executive Compensation—Compensation Discussion and Analysis” in this proxy statement, which provides a comprehensive review of our executive compensation program and its elements, objectives and rationale that emphasize performance-dependent pay to motivate and reward long-term value creation for the Company.
The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the compensation of our Named Executive Officers in its totality, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.
In accordance with Section 14A of the Exchange Act rules, our shareholders are asked to approve the following non-binding resolution:
“RESOLVED, that the Company’s shareholders hereby approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2023 annual meeting of shareholders, pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative.”
As this is an advisory vote, you are not voting to approve or disapprove of the board of directors’ recommendation. Nevertheless, our board of directors appreciates your input as it considers the compensation of our Named Executive Officers, and our board of directors and the Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions. The next advisory shareholder vote on the compensation of our named executive officers will occur at our 2024 annual general meeting of shareholders.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE NON-BINDING RESOLUTION ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Proposal 10 - Say on Pay | Elastic 2023 Proxy Statement 40

EXECUTIVE OFFICERS
The following table provides information regarding our current and appointed executive officers as of July 31, 2023. Executive officers are appointed by our board of directors to hold office until their successors are appointed and qualified. There are no family relationships among any of our directors or executive officers.

Name	Age	Position(s)
Ashutosh Kulkarni	48	Executive Director and Chief Executive Officer
Janesh Moorjani	50	Chief Financial Officer and Chief Operating Officer
Shay Banon	45	Executive Director and Chief Technology Officer
Ken Exner	50	Chief Product Officer
Carolyn Herzog	56	Chief Legal Officer
For biographical information of each of Messrs. Kulkarni and Banon, see “Board of Directors and Corporate Governance—Continuing Directors.”

Janesh Moorjani has served as our COO since May 2022 and our CFO since August 2017. Prior to joining us, he served as Executive Vice President and CFO of Infoblox Inc., an IT automation and security company, from January 2016 until August 2017, prior to which he held various senior leadership, finance and sales positions at VMware, Cisco, PTC, a global product development software company, and Goldman Sachs, a global investment banking firm. Mr. Moorjani holds a Bachelor of Commerce degree from the University of Mumbai and an M.B.A. from the Wharton School of the University of Pennsylvania. Mr. Moorjani currently also serves on the board of directors of PTC.

Ken Exner has served as our CPO since August 2022. Prior to his appointment, he was the head of Developer Tools at Amazon from April 2013 to Aug 2022. Prior to that service, Mr. Exner served in other senior leadership, developer and product management roles at Amazon Web Services from 2006 to 2013. Mr. Exner previously founded and managed various startup companies focused on software tools for a broad range of industries. Mr. Exner holds a bachelor of science degree from the Haas School of Business at the University of California, Berkeley.

Carolyn Herzog has served as our CLO since May 2022. Prior to joining us, she served as Executive Vice President and General Counsel of Arm, Ltd., a semiconductor and software design company, from January 2017 to February 2022. From December 2000 to January 2017, Ms. Herzog served with Symantec, a cybersecurity software and services company, in various roles, most recently as Chief Compliance Officer and Deputy General Counsel. Ms. Herzog holds a B.A. in French language and literature and music from Washington University and a J.D. from the University of Wisconsin-Madison.

Executive Officers | Elastic 2023 Proxy Statement 41

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
This Compensation Discussion and Analysis provides information regarding the compensation program and decisions for each individual classified as a “named executive officer” for our fiscal year 2023 (our “Named Executive Officers”):
•Ashutosh Kulkarni, our CEO;
•Janesh Moorjani, our CFO and COO;
•Shay Banon, our CTO;
•Ken Exner, our CPO; and
•Carolyn Herzog, our CLO.
The Compensation Committee reviews the compensation of our Named Executive Officers. The compensation of our CEO and CTO (our executive directors) is determined by the board of directors upon the recommendation of the Compensation Committee. The CEO and the CTO may not take part in the deliberations and decision-making of the board of directors concerning executive director compensation. The compensation of our CFO and COO, CPO and CLO is determined by the Compensation Committee.
This Compensation Discussion and Analysis describes the material elements of our executive compensation program during fiscal year 2023 and provides an overview of our executive compensation philosophy, including our principal compensation policies and practices. Finally, it analyzes how and why the Compensation Committee (or the board of directors for our executive directors, the CEO and CTO) arrived at the specific compensation decisions for our Named Executive Officers in fiscal year 2023 and discusses the key factors that the Compensation Committee considered in determining (or recommending) their compensation.
Fiscal Year 2023 Executive Officer Appointments
On May 2, 2022, Ms. Herzog joined the Company as CLO, and on August 29, 2022, Mr. Exner joined the company as CPO.
For details on the compensation arrangements of Mr. Exner and Ms. Herzog relating to their appointments, please see “Executive Summary – Executive Compensation Highlights” below.
Executive Summary
Elastic is a data analytics company built on the power of search. Our platform, which is available as both a hosted, managed service across public clouds as well as self-managed software, allows our customers to find insights and drive artificial intelligence and machine learning use cases from large amounts of data. We offer three search-powered solutions – Search, Observability, and Security – that are built into the platform. We help organizations, their employees, and their customers find what they need faster, while keeping mission-critical applications running smoothly, and protecting against cyber threats.
Our platform is built on the Elastic Stack, a powerful set of software products that ingest data from any source, in any format, and perform search, analysis, and visualization of that data. At the core of the Elastic Stack is Elasticsearch - a highly scalable document store and search engine, and the unified data store for all of our solutions and use cases. Another component of the Elastic Stack is Kibana, which delivers a common user interface across all of our solutions, with powerful drag-and-drop visual analytics, and centralized management of the platform. Our platform also includes the Elasticsearch Relevance
Executive Compensation | Elastic 2023 Proxy Statement 42

Engine™, which combines advanced artificial intelligence with Elastic’s text search to give developers a full suite of sophisticated retrieval algorithms and the ability to integrate with large language models. Our business model is based primarily on a combination of a paid Elastic-managed hosted service offering and paid and free proprietary self-managed software. Our paid offerings for our platform are sold via subscription through resource-based pricing, and all customers and users have access to all solutions.
Fiscal Year 2023 Financial Highlights
Fiscal year 2023 was a strong year for us marked by significant growth in our business. Our fiscal year 2023 financial highlights included the following:
•Total revenue was $1.069 billion, an increase of 24% year-over-year.
•Elastic Cloud revenue was $424 million, an increase of 42% year-over-year.
•GAAP operating loss was $219 million, while GAAP operating margin was -21%.
•Non-GAAP operating profit was $46 million, while non-GAAP operating margin was 4%.
•GAAP net loss per share was $2.47, while non-GAAP net loss per share was $0.25.
•Operating cash flow was $36 million with adjusted free cash flow of $57 million.
To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we provide investors with certain non-GAAP financial measures, including non-GAAP operating loss, free cash flow, and free cash flow margin. For additional information and a full reconciliation for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP, please see Appendix A.
Fiscal Year 2023 Executive Compensation Highlights
Consistent with our compensation objectives and following a review of data summarizing the competitive market environment and the other factors described below, the Compensation Committee (and, in the case of our CEO and CTO, the board of directors upon the recommendation of the Compensation Committee) took the following key actions with respect to the compensation of our Named Executive Officers during fiscal year 2023:
•Base Salaries – No salary increases to continuing executives. As part of the annual review of our executive compensation program, determined that the base salary of each Named Executive Officer that also served in fiscal year 2022 would remain the same for fiscal year 2023.
•Annual Cash Incentive (Bonus) Plan – Payouts of 94.3% of target for the first half of fiscal year 2023 and 82.4% of target of the second half of fiscal year 2023. We approved annual cash incentive awards under our Bonus Plan to Messrs. Kulkarni, Moorjani, Banon1 and Exner and Ms. Herzog in the amount of $529,078, $264,539, $226,917, $155,360 and $224,858, respectively. See “Compensation Elements – Annual Cash Incentives” below for a summary of the terms of our Bonus Plan.
1 All cash compensation paid to Mr. Banon was denominated in New Israel Shekels (“ILS”). For purposes of this Compensation Discussion and Analysis, all compensation paid in ILS to Mr. Banon has been converted into USD at an exchange rate of 0.2748 USD for each 1.00 ILS, which was the exchange rate in effect on April 30, 2023 (our fiscal year end).
Executive Compensation | Elastic 2023 Proxy Statement 43

•2023 Long-Term Incentive Compensation
◦Granted long-term incentive compensation in the form of equity awards to Messrs. Kulkarni, Banon, Moorjani, and Exner and Ms. Herzog with aggregate award values2 of $12.6 million, $3.0 million, $5.5 million, $2.0 million and $1.75 million, respectively. These awards consist of annual awards approved as part of the annual review of our executive compensation program in December 2022.
•Addition of Performance Share Units for Fiscal Year 2024
◦Determined that we will introduce performance share units (“PSUs”) as part of our fiscal year 2024 equity program. Since this determination, PSUs have been granted and implemented for fiscal year 2024. Further details are discussed below in the section “Compensation Elements—Long-Term Incentive Compensation—Addition of Performance Share Unit Awards for Fiscal Year 2024”
•Compensation Arrangements with Ms. Herzog – In connection with her appointment as our CLO, we entered into an employment offer letter dated March 23, 2022 (the “Herzog Employment Letter”) with Ms. Herzog. Pursuant to the Herzog Employment Letter, our initial compensation arrangements with Ms. Herzog were as follows:
◦an initial annual base salary of $425,000;
◦a target annual cash incentive award opportunity equal to 60% of her annual base salary, subject to the terms and conditions of the Company’s Executive Incentive Compensation Plan; and
◦new hire equity awards with an aggregate approximate value of $5 million. Seventy-five percent of the value of Ms. Herzog’s new hire equity awards are in the form of an RSU award that may be settled for ordinary shares and 25% of the value of the awards are in the form of an option to purchase ordinary shares. Each of Ms. Herzog’s new hire equity awards vest over a four-year period as described in “Long-Term Incentive Compensation – New Hire Equity Award for Ms. Herzog.”
•Compensation Arrangements with Mr. Exner – In connection with his appointment as our CPO, we entered into an employment offer letter dated July 19, 2022 (the “Exner Employment Letter”) with Mr. Exner. Pursuant to the Exner Employment Letter, our initial compensation arrangements with Mr. Exner were as follows:
◦an initial annual base salary of $450,000;
◦a target annual cash incentive award opportunity equal to 60% of his annual base salary, subject to the terms and conditions of the Company’s Executive Incentive Compensation Plan; and
◦new hire equity awards with an aggregate approximate value of $10 million. Seventy-five percent of the value of Mr. Exner’s new hire equity awards are in the form of an
2 For purposes of this Compensation Discussion and Analysis, “award value” generally means an economic target value, as distinct from the grant date fair value under Financial Accounting Standard Board’s Accounting Standards Codification Topic 718. The actual number of our ordinary shares subject to an equity award was determined by dividing the applicable award value by one of the following per share values, as applicable: (i) with respect to RSU awards granted to our Named Executive Officers, the value per share was equal to the trading average of our ordinary shares for the 15 trading days immediately prior to the applicable grant date, and (ii) with respect to stock options granted to our Named Executive Officers, the value per share was calculated in accordance with the Black-Scholes option valuation methodology, which calculation assumed that the value of one of our ordinary shares was equal to the trading average of our ordinary shares for the 15 trading days immediately prior to the applicable grant date.
Executive Compensation | Elastic 2023 Proxy Statement 44

RSU award that may be settled for ordinary shares and 25% of the value of the awards are in the form of an option to purchase ordinary shares. Each of Mr. Exner’s new hire equity awards vest over a four-year period as described in “Long-Term Incentive Compensation – New Hire Equity Award for Mr. Exner.”
In addition, each of Ms. Herzog and Mr. Exner entered into our standard form of Change in Control and Severance Agreement.
In establishing their initial compensation arrangements, we took into consideration the requisite experience and skills that a qualified candidate would need to manage a growing business in a dynamic and ever-changing environment, the competitive market for similar positions at other comparable companies based on a review of compensation survey data, balancing both competitive and internal equity considerations, as well as the other factors described in “Compensation-Setting Process – Setting Target Total Direct Compensation” below. For a summary of the material terms and conditions of each of Ms. Herzog’s and Mr. Exner’s employment offer letters, see “Executive Compensation Tables – Named Executive Officer Employment Letters” below.
Relationship Between Pay and Performance
We strive to design our executive compensation program to balance the goals of attracting, motivating, rewarding and retaining our Named Executive Officers with the goal of promoting the interests of our stakeholders, such as our users, customers, employees, creditors, shareholders and other stakeholders. To ensure this balance and to motivate and reward individual initiative and effort, we seek to ensure that our program is designed so that a meaningful portion of our Named Executive Officers’ annual target total direct compensation is either “at-risk” or variable in nature. We do not determine either “variable,” “at-risk,” or “fixed” pay for each Named Executive Officer with reference to a specific percentage of target total direct compensation, and we may change the mix from year to year to address the current imperatives. With greater stability in our business and among our executives, for fiscal year 2024, we are increasing the variable portion of our executive compensation by granting PSUs as part of our fiscal year 2024 long term incentives.
This philosophy is reflected in the target total direct compensation opportunities of our Named Executive Officers. In fiscal year 2023, the majority of the target total direct compensation granted to our Named Executive Officers consisted of variable pay in the form of a target annual cash incentive award and long-term incentive compensation in the form of RSU awards that may be settled for ordinary shares.. With respect to Mr. Kulkarni, Fixed pay, primarily consisting of base salary, made up only 4.3% of Mr. Kulkarni’s target total direct compensation, while variable pay, consisting of the target annual cash incentive awards and long-term incentive compensation in the form of equity awards, made up 95.7% of his target total direct compensation.
In the case of Messrs. Moorjani, Banon and Exner and Ms. Herzog, their target total direct compensation packages were structured similar to that of Mr. Kulkarni, consisting of fixed pay, primarily consisting of base salary, variable pay, consisting of the target annual cash incentive awards, and long-term incentive compensation in the form of RSU awards that may be settled for ordinary shares. Fixed pay made up 7.9%, 13.2%, 16.5%, and 17.5%, of the target total direct compensation of Messrs. Moorjani, Banon and Exner and Ms. Herzog, respectively, on an annualized basis. Variable pay and long term-incentive compensation made up 92.1%, 86.8%, 83.5%, and 82.5%, of the target total direct compensation of Messrs. Moorjani, Banon and Exner and Ms. Herzog, respectively, on an annualized basis.
Shareholder Advisory Vote on Named Executive Officer Compensation
At the 2022 Annual Meeting, our advisory vote on the compensation of our Named Executive Officers (the “Say-on-Pay” vote) received 83.1% support from our shareholders. The board of directors and the Compensation Committee believe the 2022 Say-on-Pay vote result indicates support for the design of our current compensation program and our overall compensation philosophy and decisions for fiscal year 2023. The Compensation Committee regularly reviews and adjusts our executive compensation program to ensure it remains competitive and aligned with our shareholders’ interests. After taking into account a variety of considerations, including shareholder feedback and the desire to increase the variable or performance-based component of our executive compensation program, the Compensation Committee adopted a PSU program effective for our fiscal year 2024 annual grants. In
Executive Compensation | Elastic 2023 Proxy Statement 45

fiscal year 2024, we currently anticipate that approximately 25% of our executive officer equity compensation will be in the form of PSU awards, with payout tied to achievement of a total revenue goal, which we believe will further emphasize “at risk” and variable pay to our Named Executive Officers. Full details of these PSU awards will be provided in our 2024 proxy statement. In addition, our goal is to increase the percentage of PSUs until 50% of annual executive officer equity compensation will be in the form of PSU awards.
At our 2020 annual general meeting of shareholders, our shareholders indicated their approval of the recommendation that we solicit a Say-on-Pay vote on an annual basis. In accordance with that preference, our board of directors has determined that the Company will conduct a Say-on-Pay vote every year until the next shareholder advisory vote on the frequency of Say-on-Pay votes (the “Say-When-on-Pay” vote). Our board of directors and the Compensation Committee will consider the outcome of the 2023 Say-on-Pay vote, as well as feedback received throughout the year, when making compensation decisions for our Named Executive Officers in the future. The next required Say-When-on-Pay vote will take place no later than at the Company’s 2026 annual general meeting of shareholders.
Shareholder Engagement in Fiscal Year 2023
We value our shareholders’ opinions and feedback and are committed to maintaining an active dialogue to understand the priorities and concerns of our shareholders. We believe that ongoing engagement builds mutual trust and alignment with our shareholders and is essential to our long-term success.
In fiscal year 2023, we undertook engagement efforts to obtain shareholder views on executive compensation, corporate governance and other matters, and to determine how best to respond to that feedback. Our management team regularly updates our board of directors on our engagement efforts. The continuous feedback that we receive from our shareholders has helped to shape the executive compensation program and practices implemented by our Compensation Committee.
Executive Compensation Policies and Practices
We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee reviews our executive compensation program on an annual basis to ensure consistency with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation-related policies and practices that were in effect during fiscal year 2023:
What We Do:

•Maintain Independent Compensation Committee. The Compensation Committee is composed solely of independent directors. The Compensation Committee determines our compensation policies and practices for our executive officers and other senior management team members (or, with regard to our directors, recommends compensation policies and practices to our board of directors, who determine such policies and practices for our directors) and has established effective means for communicating with our shareholders regarding their executive compensation views and concerns, as described in this proxy statement.
•Periodic Executive Compensation Review. The Compensation Committee reviews and approves our compensation strategy periodically (or, with regard to the compensation strategy for our CEO and CTO, reviews and recommends to our board of directors to approve such strategy), including a review of our compensation peer group used for comparative purposes.
•Maintain Independent Compensation Advisor. The Compensation Committee has engaged its own compensation consultant to assist with the annual executive compensation review. This consultant performed only compensation-related services for us in fiscal year 2023.
•Compensation At-Risk. Our executive compensation program is designed such that in setting or recommending our Named Executive Officers’ compensation in a given year, the Compensation Committee considers whether a sufficient portion of their compensation is “at
Executive Compensation | Elastic 2023 Proxy Statement 46

risk” based on corporate performance to align the interests of our Named Executive Officers and shareholders.
•Multi-Year Vesting Requirements. The annual equity awards granted to our Named Executive Officers vest over multi-year periods, consistent with current market practice and our retention objectives.
•“Double-Trigger” Change-in-Control Arrangements. Under our severance arrangements with our Named Executive Officers, all change-in-control payments and benefits are based on a “double-trigger” arrangement (that is, they require both a change-in-control of the Company plus a qualifying termination of employment before payments and benefits are paid).
•Health or Welfare Benefits. Our Named Executive Officers participate in broad-based Company-sponsored health and welfare benefit programs on the same basis as our other employees in the country of their employment.
•Succession Planning. Our board of directors and the Nominating and Corporate Governance Committee review the risks associated with our executive officer positions to ensure adequate succession plans are in place.
What We Don’t Do:

•Limited Perquisites. We provide minimal perquisites and other personal benefits to our Named Executive Officers.
•No Tax Payments on Perquisites. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits, other than on standard relocation benefits.
•No “Golden Parachute” Tax Payments on Change-in-Control Arrangements. We do not provide any excise tax reimbursement payments (including “gross-ups”) on payments or benefits contingent upon a change in control of the Company that our Named Executive Officers might owe as a result of the application of Sections 280G or 4999 of the Internal Revenue Code (the “Code”).
•No Hedging or Pledging of our Securities. We prohibit our employees, including our officers, and the members of our board of directors from engaging in hedging transactions or pledging our securities as collateral for a loan or holding our securities in a margin account.
Executive Compensation Philosophy and Objectives
Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance. We strive to provide an executive compensation program that is competitive, rewards achievement of our business objectives and aligns our Named Executive Officers’ interests with those of our shareholders. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:
•provide market competitive compensation and benefit levels that will attract, motivate, reward and retain a highly talented team of executives within the context of responsible cost management;
•establish a direct link between our financial and operational results and strategic objectives and the compensation of our executives;
•align the interests and objectives of our executives with those of our shareholders by linking their long-term incentive compensation opportunities to shareholder value creation and their cash incentives to our annual performance; and
Executive Compensation | Elastic 2023 Proxy Statement 47

•offer total compensation opportunities to our executives that, while competitive, are internally consistent and fair.
We structure the annual compensation of our Named Executive Officers using base salary, long-term incentive compensation in the form of equity awards, and short-term incentive compensation in the form of annual cash incentive awards. The design of our executive compensation program is influenced by a variety of factors, with the primary goals being to align the interests of our Named Executive Officers and shareholders and to link pay with performance.
We have not adopted policies or employed guidelines for allocating compensation between current and long-term compensation, between cash and non-cash compensation or among different forms of non-cash compensation. As described below, the Compensation Committee considers a variety of factors in determining the appropriate yearly mix among such compensatory elements, including our compensation philosophy and the value of unvested equity awards granted previously.
Compensation-Setting Process
Role of the Compensation Committee
The Compensation Committee has the overall responsibility for overseeing our compensation and benefits policies generally, and overseeing and evaluating the compensation plans, policies and practices applicable to our Named Executive Officers. Our board of directors has delegated express authority to the Compensation Committee to serve as the administrator of the 2012 Plan.
The Compensation Committee has authority to make decisions regarding the compensation of our Named Executive Officers, other than our CEO and CTO, for whom it makes recommendations to the board of directors. The board of directors makes all final decisions regarding the compensation of our CEO and CTO with due observance of the Remuneration Policy (as required by Dutch corporate law) adopted by our general meeting of shareholders in 2018. The CEO and the CTO may not take part in the deliberations and decision-making of the board of directors concerning executive director compensation.
In carrying out its responsibilities, the Compensation Committee evaluates our compensation policies and practices with a focus on the degree to which these policies and practices reflect our executive compensation philosophy, develops strategies and makes decisions that it believes further our philosophy or align with developments in best compensation practices, and reviews the performance of our Named Executive Officers when making decisions and recommendations with respect to their compensation.
The Compensation Committee’s authority, duties and responsibilities are further described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available in the “Investor Relations” section of our website, which is located at ir.elastic.co, under “Governance—Corporate Governance.”
The Compensation Committee retains a compensation consultant to provide support in its review and assessment of our executive compensation program; however, the Compensation Committee exercises its own judgment in making its decisions and recommendations with respect to the compensation of our Named Executive Officers.
Role of Management
In discharging its responsibilities, the Compensation Committee works with members of our management, including our CEO. Our management assists the Compensation Committee by providing information on corporate and individual performance and management’s perspective on compensation matters. Our management also provides certain compensation data about our executive officers to Compensia, the Compensation Committee’s independent compensation consultant, which presents such information to the Compensation Committee as part of its review and analysis of our executive compensation program. The Compensation Committee solicits and reviews our CEO’s proposals with respect to program structures, as well as his recommendations for adjustments to annual cash compensation, long-term incentive compensation and other compensation-related matters for our Named
Executive Compensation | Elastic 2023 Proxy Statement 48

Executive Officers (except with respect to compensation of our CEO and CTO) based on his evaluation of their performance for the prior year.
The Compensation Committee reviews and discusses such proposals and recommendations with our CEO and considers them as one factor in determining and approving the compensation of our Named Executive Officers (except with respect to compensation of our CEO and CTO). Our CEO also attends meetings of our board of directors and the Compensation Committee at which executive compensation matters are addressed, except with respect to discussions involving compensation of our CEO and/or CTO.
Role of the Compensation Consultant
The Compensation Committee has the sole authority to retain an external compensation consultant to assist it by providing information, analysis and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review, including the authority to approve the consultant’s reasonable fees and other retention terms. The compensation consultant reports directly to the Compensation Committee and its chair, and serves at the discretion of the Compensation Committee, which reviews the engagement annually.
In fiscal year 2023, the Compensation Committee engaged Compensia to serve as its compensation consultant to advise on executive compensation matters, including competitive market pay practices for our Named Executive Officers, and with the data analysis and selection of the compensation peer group.
During fiscal year 2023, Compensia attended meetings of the Compensation Committee as requested and provided various services including the following:
•the review, analysis and updating of our compensation peer group;
•a review and analysis of our non-executive director compensation program and methodology, including an assessment against competitive market data based on the companies in our compensation peer group;
•review of compensation related disclosures, including the Compensation Discussion and Analysis for our definitive proxy statement for our 2022 Annual Meeting, and with respect to this proxy statement, reviewing this Compensation Discussion and Analysis and new Pay vs. Performance disclosure;
•the review and analysis of the base salary levels, target annual cash incentive awards and long-term incentive compensation of our Named Executive Officers and other senior leadership team members against competitive market data based on the companies in our compensation peer group and/or selected broad-based compensation surveys;
•the review and analysis of compensation for Mr. Kulkarni and Mr. Banon, our executive directors;
•the review and analysis of our 2022 Say-on-Pay vote results;
•review and analysis of executive change in control and severance agreements;
•review of and update on compensation trends and rulemaking developments relevant to the Compensation Committee;
•review and assessment on market practice for performance-based equity practices;
•provide market data on employee stock purchase plan design; and
•support on other ad hoc matters throughout the year.
Executive Compensation | Elastic 2023 Proxy Statement 49

Setting Target Total Direct Compensation
Each year, the Compensation Committee conducts an annual review of the compensation arrangements of our Named Executive Officers. As part of this review, the Compensation Committee evaluates the base salary levels and long-term incentive compensation of our Named Executive Officers, as well as the annual cash incentive awards for our Named Executive Officers who are eligible to receive such awards, and all related performance criteria.
The Compensation Committee does not establish a specific target for formulating the target total direct compensation of our Named Executive Officers. In making decisions and recommendations about the compensation of our Named Executive Officers, the members of the Compensation Committee are initially presented with a competitive market analysis prepared by its compensation consultant based on data gathered from the companies in our compensation peer group and considerations from broader executive compensation trends for its review and consideration. Drawing on this data, the members of the Compensation Committee then apply their professional experience to consider the following factors as applicable:
•our executive compensation program objectives;
•our performance against the financial, operational and strategic objectives established by the Compensation Committee and our board of directors;
•each individual Named Executive Officer’s knowledge, skills, experience, qualifications and tenure relative to other similarly situated executives at the companies in our compensation peer group and/or selected broad-based compensation surveys;
•the scope of each Named Executive Officer’s role and responsibilities compared to other similarly situated executives at the companies in our compensation peer group and/or selected broad-based compensation surveys;
•the prior performance of each individual Named Executive Officer, based on a subjective assessment of their contributions to our overall performance, ability to lead their business unit or function and work as part of a team;
•the potential of each individual Named Executive Officer to contribute to our long-term financial, operational and strategic objectives;
•the compensation of our CEO and CTO relative to that of our other Named Executive Officers, and compensation parity among our Named Executive Officers;
•the compensation practices of our compensation peer group and broader executive compensation trends and the positioning of each Named Executive Officer’s compensation in a ranking of executive officer compensation levels based on an analysis of competitive market data; and
•the recommendations of our CEO with respect to the compensation of our Named Executive Officers (except with respect to his own and the CTO’s compensation).
These factors provide the framework for compensation decision-making regarding the compensation opportunity for each Named Executive Officer. No single factor is determinative in setting compensation levels, nor is the impact of any individual factor on the determination of pay levels quantifiable.
The Compensation Committee does not weigh these factors in any predetermined manner, nor does it apply any formulas in developing its compensation decisions and recommendations. The members of the Compensation Committee consider this information in view of their individual experience, knowledge of the Company, knowledge of the competitive market, knowledge of each Named Executive Officer and business judgment in making their decisions and recommendations.
Executive Compensation | Elastic 2023 Proxy Statement 50

The Compensation Committee does not engage in formal benchmarking against other companies’ compensation programs or practices to establish our compensation levels or make specific compensation decisions and recommendations with respect to our Named Executive Officers. Instead, in making its determinations and recommendations, the Compensation Committee reviews information summarizing the compensation paid at a representative group of peer companies, to the extent that the executive positions at these companies are considered comparable to our positions and informative of the competitive environment, as well as from more broad-based compensation surveys to gain a general understanding of market compensation levels.
Competitive Positioning
The Compensation Committee believes that peer group comparisons are useful guides to measure the competitiveness of our executive compensation program and related policies and practices. For purposes of assessing our executive compensation against the competitive market, the Compensation Committee reviews and considers the compensation levels and practices of a select group of peer companies. This compensation peer group consists of technology companies that are similar to us in terms of revenue, market capitalization and industry focus. The competitive data drawn from this compensation peer group is one of several factors that the Compensation Committee considers in making its decisions and recommendations with respect to the compensation of our Named Executive Officers.
The compensation peer group for fiscal year 2023, which was developed in May 2022 with the assistance of Compensia to analyze the compensation of our Named Executive Officers, was composed of publicly traded technology companies against which we compete for executive talent. In identifying and selecting the companies for the compensation peer group, Compensia considered the following primary criteria:
•publicly traded companies in the software and internet services sectors identified on a national basis, with a focus on California-based companies;
•similar revenues – within a range of ~0.5x to ~2.0x our trailing four fiscal quarters’ revenue; and
•similar market capitalization – within a range of ~0.33x to ~3.0x our then-market capitalization.
After consultation with Compensia, the Compensation Committee approved the following compensation peer group for use when making its fiscal year 2023 executive compensation decisions:

Alarm.com Holdings	HubSpot	Smartsheet
Alteryx	MongoDB	Splunk
Avalara	New Relic	Tenable Holdings
Cloudflare	Okta	The Trade Desk
Coupa Software	Paylocity Holding	Zendesk
Five9	Rapid7	Zscaler
The Compensation Committee used data gathered by Compensia from the public filings of the companies in our compensation peer group, as well as data from a custom data cut of the peer companies drawn from the Radford Global Technology Survey database. This data permitted us to evaluate the competitive market when determining the total direct compensation packages for our Named Executive Officers, including base salary, target annual cash incentive awards and long-term incentive compensation.
The Compensation Committee reviews our compensation peer group at least annually and makes adjustments to its composition if warranted, taking into account changes in both our business and the businesses of the companies in the peer group. The fiscal year 2023 peer group reflects the removal of Anaplan, Cloudera and Sailpoint Technologies due to each being acquired and the addition of Rapid7 and Splunk.
Executive Compensation | Elastic 2023 Proxy Statement 51

Compensation Elements
Our executive compensation program consists principally of base salary, annual short-term cash incentive compensation and long-term incentive compensation in the form of equity awards.
Base Salary
Base salary represents the fixed portion of the compensation of our Named Executive Officers and is an important element of compensation intended to attract and retain highly talented individuals. Generally, we use base salary to provide each Named Executive Officer with a specified level of cash compensation during the year with the expectation that they will perform their responsibilities to the best of their ability and in our best interests.
Generally, we establish the initial base salaries of our Named Executive Officers through arm’s-length negotiation at the time we hire the individual, taking into account their position, qualifications, and experience, the market compensation for such role, and the base salaries of our other executive officers. Thereafter, the Compensation Committee reviews the base salaries of our Named Executive Officers each year as part of its annual review of our executive compensation program, with input from our CEO (except with respect to his own and the CTO’s base salary), and makes adjustments (other than with respect to our CEO and CTO) that it determines are reasonable and necessary to reflect the scope of a Named Executive Officer’s performance, individual contributions and responsibilities, position in the case of a promotion and market conditions. With respect to our CEO and CTO, the board of directors determines any base salary adjustments upon the recommendation of the Compensation Committee.
In December 2022, the Compensation Committee reviewed the base salaries of our Named Executive Officers employed by the Company at such time. The Compensation Committee (and, with respect to the CEO and CTO, the board of directors) determined not to increase the base salaries of the Named Executive Officers employed by the Company at such time. In making this recommendation, the Compensation Committee took into consideration a competitive market analysis prepared by Compensia, the recommendations of our CEO (except with respect to his own base salary and the base salary of the CTO) and the current business performance, opportunities and challenges facing us, as well as the other factors described in “Compensation-Setting Process – Setting Target Total Direct Compensation” above.
The base salaries of our Named Executive Officers as determined in December 2022 for fiscal year 2023 were as follows:

Named Executive Officer	Fiscal Year 2022 Base Salary	Fiscal Year 2023 Base Salary	Percentage Change
Ashutosh Kulkarni	$600,000	$600,000	—%
Shay Banon	$500,000	$500,000	—%
Janesh Moorjani	$500,000	$500,000	—%
Ken Exner	$—	$450,000	—%
Carolyn Herzog	$—	$425,000	—%
The base salaries paid to our Named Executive Officers during fiscal year 2023 are set forth in “Executive Compensation Tables—Fiscal 2023 Summary Compensation Table” below.
Annual Cash Incentives
Our board of directors has adopted, and our general meeting of shareholders has approved, the Bonus Plan. The Bonus Plan is administered by the Compensation Committee. The Bonus Plan enables the Compensation Committee to provide cash incentive awards to selected employees, including our Named Executive Officers (other than our CEO and CTO), based upon our actual achievement as measured against performance metrics established by the Compensation Committee. In the case of our CEO and CTO, the performance metrics for their cash incentive awards and the actual payment of the awards are established by the board of directors, upon the recommendation from the Compensation Committee. The Compensation Committee believes that the financial performance measures used in the
Executive Compensation | Elastic 2023 Proxy Statement 52

Bonus Plan contribute to driving the creation of long-term stakeholder value, including shareholder value, and play an important role in influencing the performance of our Named Executive Officers who participate in the plan, who are most directly responsible for our overall success.
Under the Bonus Plan, each fiscal year (generally during the first fiscal quarter) the Compensation Committee approves the terms and conditions that will serve as the basis for determining the eligibility for, and amount of, cash incentive awards to be paid under the Bonus Plan. Performance under the Bonus Plan is measured semi-annually as of October 31st and April 30th of each fiscal year. After the end of each six-month period, the Compensation Committee reviews our actual achievement against the target levels for the corporate performance measures established for that period and determines the cash incentive awards, if any, to be paid under the plan. Awards are paid out following the approval by the Compensation Committee and, in the case of our CEO and CTO, the approval by the board of directors.
The Compensation Committee may, in its sole discretion and at any time, increase, reduce or eliminate a participant’s actual award. In the case of our CEO and CTO, the board of directors determines whether the CEO or CTO’s actual award is increased, reduced or eliminated, taking into consideration the recommendation of the Compensation Committee. The actual award may be below, at or above a participant’s target annual cash incentive award, as determined at the Compensation Committee’s discretion or, in the case of our CEO and CTO, as recommended by the Compensation Committee to our board of directors for their discretionary action. The Compensation Committee may determine the amount of any change (or recommendation for any change in the case of our CEO and CTO) on the basis of such factors as it deems relevant, and it is not required to establish any allocation or weighting with respect to the factors it considers. In fiscal year 2023, neither the Compensation Committee nor, in the case of our CEO and CTO, the board of directors, exercised their discretion with respect to any of the actual cash incentive award payments made under the Bonus Plan.
The annual operating plan for fiscal year 2023 was based on demanding but realistically achievable business goals in order to drive strong growth. The Compensation Committee approved corporate financial performance metrics under the Company’s Bonus Plan for fiscal year 2023 (the “Fiscal Year 2023 Bonus Plan”) (or, in the case of Mr. Kulkarni and Mr. Banon, recommended such action to our board of directors), based on our 2023 operating plan because it wanted to incentivize these Named Executive Officers to achieve these performance goals, which were set above prior year actual performance. The Fiscal Year 2023 Bonus Plan was funded based on our actual results for the first and second halves of the fiscal year as evaluated against these performance metrics.
In connection with the hiring of Ms. Herzog and Mr. Exner and the Compensation Committee’s desire to incentivize such executive officers, who, as a result of their roles within the Company, are also positioned to drive corporate performance to meet or exceed our principal business objectives as set forth in our fiscal year 2023 annual operating plan, the Compensation Committee approved, in May 2022 with respect to Ms. Herzog and in July 2022 with respect to Mr. Exner, their participation in the Fiscal Year 2023 Bonus Plan using the same performance metrics that had been approved in May 2022 for Mr. Moorjani and in June 2022 for Messrs. Kulkarni and Banon.
Target Annual Cash Incentive Award Opportunities
For purposes of the Fiscal Year 2023 Bonus Plan, target annual cash incentive awards were to be based upon a specific percentage of each eligible Named Executive Officer’s annual base salary. In May 2022, as part of its annual review of our executive compensation program, the Compensation Committee reviewed the target annual cash incentive award opportunities of Messrs. Kulkarni, Banon, and Moorjani. The Compensation Committee did not make or recommend any changes to such target percentages in fiscal year 2023. In deciding not to make or recommend any changes to the target annual cash incentive award opportunity for our Named Executive Officers from the fiscal year 2022 target annual cash incentive award opportunity percentage, the Compensation Committee took into consideration a competitive market analysis prepared by Compensia, the recommendations of Mr. Kulkarni (except with respect to his own target annual cash incentive opportunity as well as that of the CTO) and the current business performance, opportunities and challenges facing us, as well as the other factors described in “Compensation-Setting Process – Setting Target Total Direct Compensation” above. Further, in connection with the hiring of Ms. Herzog and Mr. Exner, the Compensation Committee set the target
Executive Compensation | Elastic 2023 Proxy Statement 53

annual cash incentive award opportunities for each of them at 60% of their annual base salary, as was the case for Messrs. Banon and Moorjani.
Corporate Performance Metrics
In May 2022, the Compensation Committee approved (or in the case of our CEO and CTO, recommended to the board of directors) the financial performance metrics for fiscal year 2023 in connection with the Fiscal Year 2023 Bonus Plan to provide incentives for Messrs. Kulkarni, Banon, and Moorjani and Ms. Herzog. In June 2022, the board of directors approved the financial performance metrics for our CEO and CTO for fiscal year 2023, upon the recommendation of the Compensation Committee. In July 2022, the Compensation Committee approved the financial performance metrics for fiscal year 2023 in connection with the Fiscal Year 2023 Bonus Plan with respect to Mr. Exner, which were the same financial performance metrics set for the other Named Executive Officers.
The Compensation Committee selected the following three performance metrics for the Fiscal Year 2023 Bonus Plan: cloud revenue, total revenue, and non-GAAP operating margin percentage. The Compensation Committee selected total revenue and cloud revenue as new performance metrics to replace the prior year calculated billings performance metric. The Compensation Committee believed these performance metrics were appropriate because, in its view, they represent the best indicators of our successful execution of our annual operating plan. In addition, they provided a strong emphasis on growth and managing profitability, which the Compensation Committee believed would most directly influence the creation of sustainable long-term shareholder value. One-half of the target annual cash incentive award payout under the Fiscal Year 2023 Bonus Plan was based on the attainment of cloud revenue goals, three-tenths was based on the attainment of total revenue goals, and one-fifth was based on the attainment of non-GAAP operating margin percentage goals.
For purposes of the Fiscal Year 2023 Bonus Plan:
▪“cloud revenue” meant the portion of total revenue from Elastic Cloud, our family of cloud-based offerings; and
▪“non-GAAP operating margin percentage” meant GAAP operating margin excluding stock-based compensation expense, employer payroll taxes on employee stock transactions, amortization of acquired intangible assets, acquisition-related expenses and restructuring and other related charges.
In May 2022, the Compensation Committee established threshold, target and maximum achievement levels for each of these performance metrics for the first half of fiscal year 2023 (May 1, 2022 through October 31, 2022). Subsequently, in December 2022, the Compensation Committee established threshold, target and maximum achievement levels for each of these performance metrics for the second half of fiscal year 2023 (November 1, 2022 through April 30, 2023). In establishing these performance levels in May and December, the Compensation Committee set them at an amount that it believed was necessary to motivate the eligible Named Executive Officers to achieve an aggressive level of growth and profitability. In setting the performance levels in December 2022 for the second half of fiscal 2023, the Compensation Committee continued to base the performance levels on the annual operating plan approved in May 2022 for fiscal 2023, and did not lower the performance levels, despite a significantly more challenging macroeconomic and customer spending environment. The Compensation Committee continued to focus on pay-for-performance, rather than lowering the performance levels for the Named Executive Officers based on the external environment. The Compensation Committee also raised the performance level for non-GAAP operating margin percentage, considering the restructuring actions the Company announced in November 2022.
Following the Compensation Committee’s decisions in May 2022 and December 2022, the bonus targets and thresholds for our CEO and CTO for the first half of fiscal year 2023 and the bonus targets and thresholds for the second half of fiscal year 2023 were approved by the board of directors in June 2022 and December 2022, respectively (in each case upon the recommendation of the Compensation Committee).
Executive Compensation | Elastic 2023 Proxy Statement 54

To the extent that performance for either metric was below the threshold performance level, there would be no payout with respect to that metric. In addition, the potential payment for any metric was capped at the maximum performance level. Achievement levels and payout percentages for performance between the threshold and maximum performance levels were set forth in tables approved by the Compensation Committee.
For all three performance metrics, for achievement between threshold and target, and between target and maximum, the payout was to be determined on a linear interpolation basis.
The performance levels for the three performance measures for the first half of fiscal year 2023 were established as follows:

Cloud Revenue
Attainment vs. Plan	Amount	Payout Percentage
Below Threshold (<80%)	<$168 million	—%
Threshold (80%)	$168 million	50%
Target (100%)	$210 million	100%
Maximum (>120%)	>$251 million	150%

Total Revenue
Attainment vs. Plan	Amount	Payout Percentage
Below Threshold (<80%)	<$421 million	—%
Threshold (80%)	$421 million	50%
Target (100%)	$526 million	100%
Maximum (>120%)	>$631 million	150%

Non-GAAP Operating Margin Percentage
Non-GAAP Operating Margin Percentage	Payout Percentage
Below Threshold (<-5.3%)	—%
Threshold (-5.3%)	50%
Target (-0.3%)	100%
Maximum (>4.7%)	150%
The performance levels for the three performance measures for the second half of fiscal year 2023 were established as follows:

Cloud Revenue
Attainment vs. Plan	Amount	Payout Percentage
Below Threshold (<80%)	<$213 million	—%
Threshold (80%)	$213 million	50%
Target (100%)	$267 million	100%
Maximum (>120%)	>$320 million	150%

Total Revenue
Attainment vs. Plan	Amount	Payout Percentage
Below Threshold (<80%)	<$490 million	—%
Threshold (80%)	$490 million	50%
Target (100%)	$613 million	100%
Maximum (>120%)	>$735 million	150%
Executive Compensation | Elastic 2023 Proxy Statement 55

Non-GAAP Operating Margin Percentage
Non-GAAP Operating Margin Percentage	Payout Percentage
Below Threshold (<-2.1%)	0%
Threshold (-2.1%)	50%
Target (2.9%)	100%
Maximum (>7.9%)	150%
Annual Cash Incentive Payouts
For the six-month period ended October 31, 2022, we achieved cloud revenue of $201 million, which was 96.0% of the cloud revenue target, and total revenue of $514 million, which was 98% of the total revenue target. Our non-GAAP operating margin percentage was 0.1%, which exceeded the target level of -0.3%. Consequently, based on their weighting, the achievement of the performance metrics for the first half of fiscal year 2023 generated a combined payout percentage of 94.3% of the target annual cash incentive award opportunity for that six-month period, determined as follows:

First Half of Fiscal Year 2023 (May 1, 2022 – October 31, 2022)
Performance Measure	Weighting	Target Performance	Actual Achievement	Achievement Percentage	Payout Percentage	Weighted Payout Percentage
Cloud Revenue	50%	$210 million	$201 million	96%	89.8%	44.9%
Total Revenue	30%	$526 million	$514 million	98%	94.6%	28.4%
Non-GAAP Operating Margin Percentage	20%	-0.3%	0.1%	N/A	150.0%	21.0%
Total Payout Percentage						94.3%
For the six-month period ended April 30, 2023, the achievement against performance levels was impacted by a significantly more challenging macroeconomic and customer spending environment, which was not considered at the time of setting the performance levels. For this period, we achieved cloud revenue of $223 million, which was 84.0% of the cloud revenue target, and total revenue of $555 million, which was 91.0% of the total revenue target. Our non-GAAP operating margin percentage was 8.3%, which exceeded the maximum level of 7.9%. Consequently, based on their weighting, the achievement of the performance metrics for the second half of fiscal year 2023 generated a combined payout percentage of 82.4% of the target annual cash incentive award opportunity for that six-month period, determined as follows:

Second Half of Fiscal Year 2023 (November 1, 2022 – April 30, 2023)
Performance Measure	Weighting	Target Performance	Actual Achievement	Achievement Percentage	Payout Percentage	Weighted Payout Percentage
Cloud Revenue	50%	$267 million	$223 million	84%	59.0%	29.5%
Total Revenue	30%	$613 million	$555 million	91%	76.3%	22.9%
Non-GAAP Operating Margin Percentage	20%	2.9%	8.3%	>100%	150.0%	30.0%
Total Payout Percentage						82.4%
Executive Compensation | Elastic 2023 Proxy Statement 56

Based on these determinations, (i) with respect to the first half of fiscal year 2023, the Compensation Committee recommended to our board of directors that Messrs. Kulkarni and Banon should receive and determined that Messrs. Moorjani and Exner and Ms. Herzog should receive, and (ii) with respect to the second half of fiscal year 2023, the Compensation Committee recommended to our board of directors that Messrs. Kulkarni and Banon should receive and determined that Messrs. Moorjani and Exner and Ms. Herzog should receive, the following annual cash incentive award payouts under the Fiscal Year 2023 Bonus Plan:

Named Executive Officer	Annual Cash Incentive for First Half of Fiscal Year 2023 ($)	Annual Cash Incentive for Second Half of Fiscal Year 2023 ($)	Total Annual Cash Incentive Award for Fiscal Year 2023 ($)
Ashutosh Kulkarni	281,878	247,200	529,078
Janesh Moorjani	140,939	123,600	264,539
Shay Banon	120,895	106,022	226,917
Ken Exner	44,120	111,240	155,360
Carolyn Herzog	119,798	105,060	224,858
In the case of our CEO and CTO, the board of directors determined the annual cash incentive award payout for the first half of fiscal year 2023 in December 2022 and determined the annual cash incentive award payout for the second half of fiscal year 2023 in June 2023. The annual cash incentive award payouts for our Named Executive Officers for the first half of the fiscal year were paid in the third fiscal quarter of fiscal year 2023 and the annual cash incentive award payouts for our Named Executive Officers for the second half of the fiscal year were paid in the first fiscal quarter of fiscal year 2024.
The annual cash incentive awards paid to our Named Executive Officers for fiscal year 2023 are set forth in “Executive Compensation Tables—Fiscal 2023 Summary Compensation Table” below.
Long-Term Incentive Compensation
We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. We use equity awards to incentivize and reward our Named Executive Officers for long-term corporate performance based on the value of our ordinary shares and, thereby, to align their interests with the interests of our stakeholders. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our Named Executive Officers to create value for our shareholders. Equity awards also help us retain our Named Executive Officers in a highly competitive market and as such contribute to the long-term value creation for all our stakeholders.
In addition to the initial equity award that each executive officer receives upon being hired, the compensation committee also grants some or all of our executive officers additional equity awards each year as part of our annual review of our executive compensation program. To date, the Compensation Committee has not applied a rigid formula in determining the size or type of the equity awards to be granted to our Named Executive Officers as part of our annual focal review of equity awards. Instead, in making these decisions and, in the case of our CEO and CTO, its recommendation to our board of directors, the Compensation Committee has exercised its judgment as to the amount and type of the awards after considering the performance of each Named Executive Officer, the unvested equity holdings of each Named Executive Officer, the ability of these unvested holdings to satisfy our retention objectives, and Compensia’s recommendations based on a review of compensation practices from our peers. In addition, in granting equity awards to all of our employees, including our Named Executive Officers, the Compensation Committee considers the proportion of our total ordinary shares outstanding used for annual employee long-term incentive compensation awards (our “burn rate”) in relation to the annual burn rate ranges of the companies in our compensation peer group and other recently-public technology companies with which the members of the Compensation Committee are familiar, the potential economic and voting power dilution to our shareholders in relation to the median practice of the companies in our compensation peer group and other recently-public technology companies and the other factors described in “Compensation-Setting Process—Setting Target Total Direct Compensation” above.
Executive Compensation | Elastic 2023 Proxy Statement 57

Addition of Performance Share Unit Awards for Fiscal Year 2024
During the fiscal year 2023 the Compensation Committee determined that for fiscal year 2024 and going forward we would introduce PSUs as part of our long-term incentives based on achievement of performance. Since this determination, PSUs have been granted and implemented for fiscal year 2024. For fiscal year 2024, we currently anticipate that these awards will be approximately 25% of our equity award value, with the goal of increasing them to 50% of the equity award value over the next several years. The payout of these PSUs is tied to achievement of a total revenue goal, which we believe will further emphasize “at risk” and variable pay to our Named Executive Officers. Full details of these PSU awards will be provided in our 2024 proxy statement.
Fiscal year 2023 Equity Awards
In November 2022, as part of its annual review of our executive compensation program, and after taking into consideration a competitive market analysis prepared by Compensia and the recommendations of Mr. Kulkarni, our CEO (except with respect to his own and the CTO’s equity award), as well as the factors described in the preceding paragraph, the Compensation Committee determined that annual equity awards should be granted to Messrs. Moorjani and Exner and Ms. Herzog in the form of RSU awards with time-based vesting requirements that may be settled for ordinary shares. Accordingly, Messrs. Moorjani and Exner and Ms. Herzog received an annual RSU award with time-based vesting requirements that may be settled for ordinary shares with an award value of $5.5 million, $2.0 million, and $1.75 million, respectively.
In the case of Messrs. Kulkarni and Banon, our executive directors, after taking into consideration a competitive market analysis prepared by Compensia and the factors described above, the Compensation Committee recommended to our board of directors that they be granted an equity award for fiscal year 2023 in the form of an RSU award with time-based vesting requirements that may be settled for ordinary shares with an award value of $12.6 million and $3.0 million, respectively, which the board of directors approved in December 2022.
The RSU awards generally vest over four years in equal quarterly installments, subject to continued service to us through the applicable vesting date. For more details regarding our annual equity awards, please see the section below titled “Executive Compensation Tables—Fiscal 2023 Outstanding Equity Awards as of Fiscal Year End.”
New Hire Equity Awards for Ms. Herzog
In connection with her appointment as our CLO effective May 2, 2022, in June 2022 the Compensation Committee approved an equity award for Ms. Herzog (which was granted on June 8, 2022) in the form of an option to purchase ordinary shares with an award value of $1.25 million and an RSU award with time-based vesting requirements that may be settled for ordinary shares with an award value of $3.75 million. The vesting schedule for such equity awards is set forth in the table below.
New Hire Equity Awards for Mr. Exner
In connection with his appointment as our CPO effective August 29, 2022, in September 2022 the Compensation Committee approved an equity award for Mr. Exner (which was granted on September 8, 2022) in the form of an option to purchase ordinary shares with an award value of $2.5 million and an RSU award with time-based vesting requirements that may be settled for ordinary shares with an award value of $7.5 million. The vesting schedule for such equity awards is set forth in the table below.
The aggregate equity awards granted to our Named Executive Officers for fiscal year 2023 were as follows:
Executive Compensation | Elastic 2023 Proxy Statement 58

Named Executive Officer	RSU Awards (aggregate # of shares)		RSU Awards (aggregate award value)
Ashutosh Kulkarni	232,644		$12.6 million
Janesh Moorjani	101,550		$5.5 million
Shay Banon	55,391		$3.0 million
Carolyn Herzog	92,794	(1)	$5.5 million
Ken Exner	126,586	(2)	$9.5 million
(1)Consists of (i) a new-hire RSU award covering 60,483 ordinary shares with an award value of $3.75 million and (ii) an annual RSU award covering 32,311 ordinary shares with an award value of $1.75 million.
(2)Consists of (i) a new-hire RSU award covering 89,659 ordinary shares with an award value of $7.5 million and (ii) an annual RSU award covering 36,927 ordinary shares with an award value of $2.0 million.
Health, Welfare and Retirement Benefits
Our Named Executive Officers are eligible to participate in the same employee benefit plans, and on the same terms and conditions, as all other full-time, salaried employees in the jurisdiction where the Named Executive Officer is located. These benefits include medical, dental, and vision insurance, business travel insurance, an employee assistance program, health and dependent care flexible spending accounts, basic life insurance, accidental death and dismemberment insurance, short-term and long-term disability insurance and commuter benefits.
We maintain a Section 401(k) plan for our employees, including our Named Executive Officers. The Section 401(k) plan is intended to qualify under Section 401(k) of the Code, so that contributions to the plan by employees or by us, and the investment earnings thereon, are not taxable to the employees until withdrawn, and so that contributions made by us, if any, will be deductible by us when made. Employees may elect to reduce their current compensation by up to the statutorily prescribed annual limits (including “catch-up” contributions for those age 50 and older) and to have the amount of such reduction contributed to their accounts under the Section 401(k) plan. The Section 401(k) plan permits us to make contributions up to the limits allowed by law on behalf of all eligible employees. Typically, we make matching contributions to the plan up to 6% of a participating employee’s eligible compensation, to a maximum match of $19,800 for calendar year 2023, $18,300 for calendar year 2022, and $17,400 for calendar year 2021. All participating employees’ interests in our matching contributions, if any, vest immediately at the time of contribution. The Section 401(k) plan also contains a Roth component.
We also maintain defined-contribution plans for employees in certain other countries.
In December 2022, we adopted a non-qualified deferred compensation plan that will be effective for fiscal year 2024 that enables select employees, including our executive officers, in the United States who receive compensation in excess of the 401(k) contribution limits imposed under the Internal Revenue Service to defer a portion of their base salary and annual bonus payouts, and associated federal and state income taxes, which provides additional tax and financial planning flexibility and helps us to attract and retain top talent.
We do not offer any retirement benefits to our executive officer located in Israel, except to the extent certain social benefits are required pursuant to Israeli labor laws or are common practice in Israel, and such social benefits are applicable to all Israeli employees. Specifically, based on Israeli labor laws, an Israeli employee is entitled to severance pay upon termination of employment for any reason, including retirement, equal to the most recent monthly salary of such employee multiplied by the number of years of employment of such employee. We make a payment of 8.333% of each employee’s monthly base salary to an insurance or pension fund to pay for this future liability payable to our employees upon termination of their employment. In addition, we make a payment of up to 7.5% of each employee’s monthly base salary to another insurance or pension fund, and this accrued amount may be withdrawn by the employee only upon retirement (to the extent either the statutory severance or retirement amounts become payable to Mr. Banon, they will offset amounts otherwise payable to Mr. Banon under his employment agreement, as noted below). We generally provide all of our Israeli employees with a fixed travel allowance for
Executive Compensation | Elastic 2023 Proxy Statement 59

commuting costs, except that we provide Mr. Banon with reimbursements for such costs, up to a maximum amount of ILS 550 per month. Also, as is customary in Israel applicable to all Israeli employees, we provide our Israeli employees with a certain amount of monthly contributions (7.5% of their base salary) to a savings fund designed for employee’s study and training purposes. The amounts of the above referenced benefits contributed by us to Mr. Banon in fiscal year 2023 are specified in the Fiscal 2023 Summary Compensation Table of this proxy statement.
We design our employee benefits programs to be affordable and competitive in relation to the market as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.
Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our Named Executive Officers except as generally made available to our employees or in situations where we believe it is appropriate to assist an individual in the performance of their duties, to make them more efficient and effective, and for recruitment and retention purposes. During fiscal year 2023, none of our Named Executive Officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual.
In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee. In the case of our CEO and CTO, the board of directors will approve all perquisites or other personal benefits and subject them to periodic review upon the recommendation of the Compensation Committee.
Employment Arrangements
We have entered into a written employment agreement with Mr. Banon (the “Banon Employment Agreement”) and an employment letter with Mr. Kulkarni. We have entered into employment letters with each of Messrs. Moorjani and Exner and Ms. Herzog. The arrangements with Messrs. Banon and Kulkarni, our executive directors, were approved by the board of directors upon recommendation of the Compensation Committee. The arrangements with each of our other Named Executive Officers have been approved by the Compensation Committee. We believe that these arrangements were necessary to secure the service of these individuals in a highly competitive job market.
Each of our written employment agreements and employment letters does not have a specific term, provides for “at will” employment (meaning that either we or the Named Executive Officer may terminate the employment relationship at any time without cause) and generally set forth the Named Executive Officer’s initial base salary, target annual cash incentive opportunity, if applicable, and eligibility to participate in our standard employee benefit plans and programs.
The Banon Employment Agreement also provides that he may be eligible to receive certain severance payments and benefits in connection with certain terminations of employment with the Company, including a termination of employment in connection with a change in control of the Company, provided that such severance payments and benefits will be reduced by any statutory severance benefits required to be provided to Mr. Banon under applicable law. The amount and type of the severance payments and benefits provided under the Banon Employment Agreement, as well as the terms and conditions under which such severance payments and benefits may be provided, are identical in all material respects to the provisions regarding severance payments and benefits provided for in our change in control and severance agreements, as described under “Post-Employment Compensation” below.
For detailed descriptions of the employment arrangements with our Named Executive Officers, see “Executive Compensation Tables—Potential Payments upon Termination or Change in Control” below.
Executive Compensation | Elastic 2023 Proxy Statement 60

Post-Employment Compensation
In addition to the severance provisions contained in the Banon Employment Agreement, we have entered into change in control and severance agreements with our other Named Executive Officers (collectively, the severance provisions in the Banon Employment Agreement and the change in control and severance agreements are referred to as the “Severance Arrangements”). The Severance Arrangements provide for certain protections in the event of specified involuntary terminations of employment, including an involuntary termination of employment in connection with a change in control of the Company, in exchange for executing a separation agreement and release of claims in our favor that becomes effective and irrevocable and resigning from all positions the Named Executive Officer may hold as an officer or director.
The Severance Arrangements provide reasonable compensation in the form of severance pay and certain limited benefits to a Named Executive Officer if they leave our employ under certain circumstances to facilitate their transition to new employment. Further, in some instances we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing Named Executive Officer to sign a separation agreement and release of claims in a form and with terms acceptable to us providing for a general release of all claims as a condition to receiving post-employment compensation payments or benefits. We also believe that the Severance Arrangements help maintain our Named Executive Officers’ continued focus and dedication to their assigned duties to maximize stakeholder value if there is a potential transaction that could involve a change in control of the Company.
Under the Severance Arrangements, all payments and benefits in the event of a change in control of the Company are payable only if there is a connected involuntary loss of employment by a Named Executive Officer (a so-called “double-trigger” arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against the loss of retention value following a change in control of the Company and to avoid windfalls, both of which could occur if vesting of either equity or cash-based awards accelerated automatically as a result of the transaction.
In the event of a change in control of the Company, to the extent that any of the amounts provided for under the Severance Arrangements would constitute a “parachute payment” within the meaning of Section 280G of the Code and could be subject to the related excise tax under Section 4999 of the Code, a Named Executive Officer will receive such payment as would entitle them to receive the greatest after-tax benefit, even if it means that we pay the Named Executive Officer a lower aggregate payment so as to minimize or eliminate the potential excise tax imposed by Section 4999 of the Code.
We do not provide any tax reimbursement payments (or “gross-ups”) on excise taxes relating to a change in control of the Company and have no such obligations in place with respect to any of our executive officers, including our Named Executive Officers.
We believe that having in place reasonable and competitive post-employment compensation arrangements, including in the event of a change in control of the Company, are essential to attracting and retaining highly qualified executive officers. The Compensation Committee does not consider the specific amounts payable under the post-employment compensation arrangements when determining the annual compensation for our Named Executive Officers. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive.
For detailed descriptions of the post-employment compensation arrangements with our Named Executive Officers, as well as an estimate of the potential payments and benefits payable under these arrangements, see “Executive Compensation Tables—Potential Payments upon Termination or Change in Control” below.
Other Compensation Policies
Equity Award Grant Policy
Our equity award grant policy governs our grant of equity awards under our 2012 Plan and such other equity compensation plans as we may adopt from time to time. Pursuant to our equity award grant
Executive Compensation | Elastic 2023 Proxy Statement 61

policy, duly authorized equity awards are granted to employees on predetermined grant dates in a manner that is consistent with the terms set forth in the policy. Consistent with our policy:
•We do not grant long-term incentive awards in anticipation of the release of material non-public information and have never had a practice of doing so.
•We have never timed and do not plan to time the release of material non-public information for the purpose of affecting the value of executive compensation.
Compensation Recovery (“Clawback”) Policy
Pursuant to Dutch corporate law, our Remuneration Policy provides that the short-term and long-term variable remuneration of the executive and non-executive directors of the Company, whether payable in cash or equity, may be adjusted or partly or fully clawed back to the extent it was paid on the basis of incorrect information (i) underlying the targets to be achieved or (ii) regarding the circumstances on which the variable remuneration was made conditional.
As a public company listed on the NYSE, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the U.S. federal securities laws as a result of misconduct, the Chief Executive Officer and Chief Financial Officer may be legally required to reimburse Elastic for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of section 304 of the Sarbanes-Oxley Act of 2002. The SEC has adopted final rules requiring the stock exchanges to adopt listing standards implementing the clawback requirement of Section 954 of the Dodd-Frank Act, which will apply to executive officers, and we intend to adopt a policy before the compliance deadline later in 2023.
Prohibition on Hedging and Pledging of Securities
Under our Insider Trading Policy, our employees, including officers, and the members of our board of directors are prohibited from engaging in transactions in publicly-traded options, such as puts and calls, other derivative securities with respect to our securities (other than share options, share appreciation rights and other securities issued pursuant to Company benefit plans or other compensatory arrangements with the Company), and debt securities (such as debentures, bonds and notes). This includes any hedging or similar transaction designed to decrease the risks associated with holding our securities. In addition, our employees, including officers, and the members of our board of directors may not engage in short sales (that is, the sale of a security that must be borrowed to make delivery) or “sell short against the box” (that is, a sale with a delayed delivery) involving our securities.
Also, under our Insider Trading Policy, our employees, including officers, and the members of our board of directors may not pledge our securities as collateral for a loan or hold our securities in a margin account.
Tax and Accounting Considerations
The Compensation Committee takes the applicable tax and accounting requirements into consideration in designing and overseeing our executive compensation program.
Deductibility of Executive Compensation
Section 162(m) of the Code generally limits the amount we may deduct from our federal income taxes for compensation paid to our CEO and certain other current and former executive officers that are “covered employees” within the meaning of Section 162(m) to $1 million per individual per year, subject to certain exceptions. The regulations promulgated under Section 162(m) contain a transition rule that applies to companies that become subject to Section 162(m) by reason of becoming publicly held. Pursuant to this rule, certain compensation granted during a transition period (and, with respect to RSU awards, that are paid out before the end of the transition period) currently is not counted toward the deduction limitations of Section 162(m) if the compensation is paid under a compensation arrangement that was in existence before the effective date of the initial public offering and certain other requirements are met. Our transition period ended at our annual general meeting of shareholders held in October 2022.
Executive Compensation | Elastic 2023 Proxy Statement 62

Although the Compensation Committee may consider the tax implications as one factor in making compensation decisions for our covered employees, the Compensation Committee also considers other factors in making such decisions, including ensuring that our executive compensation program supports our business strategy. Consequently, the Compensation Committee retains the discretion and flexibility to compensate our Named Executive Officers in a manner consistent with the objectives of our executive compensation program and the best interests of the Company and our shareholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit of Section 162(m). During fiscal year 2023, our transition relief period ended, and, accordingly, a portion of our Named Executive Officers' compensation was not fully deductible for U.S. federal income tax purposes. However, the amount of compensation paid to covered employees within the meaning of Section 162(m) that we were not able to deduct for U.S. Federal income tax purposes during fiscal year 2023 was not material to our overall business.
Accounting for Stock-Based Compensation
The Compensation Committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of certain stock-based compensation. Among other things, ASC Topic 718 requires us to record a compensation expense in our income statement for all equity awards granted to our executive officers and other employees. This compensation expense is based on the grant date “fair value” of the equity award and, in most cases, will be recognized ratably over the award’s requisite service period (which, generally, will correspond to the award’s vesting schedule). This compensation expense is also reported in the compensation tables below, even though recipients may never realize any value from their equity awards.
Executive Compensation | Elastic 2023 Proxy Statement 63

Executive Compensation Tables
Fiscal 2023 Summary Compensation Table
The following table provides information concerning compensation awarded to, earned by or paid to each of our Named Executive Officers for all services rendered in all capacities during the last three fiscal years during which such individuals were Named Executive Officers. The amounts reported reflect rounding, which may result in slight variations between amounts shown in the Total column and the sum of its components as reflected in the table.

Name and Principal Position	Fiscal Year		Salary ($)		Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)		All Other Compensation ($)		Total ($)
Ashutosh Kulkarni	2023		600,000		—	12,599,999	—	529,078		11,794	(3)	13,740,871
Chief Executive Officer	2022		530,834		—	7,122,290	9,838,736	376,635		19,575	(3)	17,888,070
	2021		164,773		200,000	6,495,748	3,416,442	125,191		3,750	(3)	10,405,903
Janesh Moorjani	2023		500,000		—	5,499,948	—	264,539		15,000	(3)	6,279,487
Chief Financial Officer and Chief Operating Officer	2022		432,500		—	3,961,090	4,359,393	251,252		20,100	(3)	9,024,335
	2021		365,000		—	1,837,750	2,090,179	275,825		17,100	(3)	4,585,853
Shay Banon	2023		428,891	(4)	—	2,999,977	—	226,917	(4)	95,771	(4)(5)	3,751,556
Chief Technology Officer	2022	(6)	426,286	(7)	—	3,406,374	3,724,552	248,728	(7)	77,971	(7)(8)	7,883,912
	2021	(6)	387,720	(9)	—	4,594,666	5,225,530	291,827	(9)	65,864	(9)(10)	10,565,607
Carolyn Herzog	2023		425,001		—	6,485,783	1,747,238	224,858		23,021	(3)	8,905,901
Chief Legal Officer
Ken Exner	2023		304,688		—	9,609,326	2,822,318	155,360		19,522	(3)	12,911,214
Chief Product Officer
(1)The amounts shown represent the grant date fair value of RSU awards and options, as applicable, to settle or purchase ordinary shares granted to the Named Executive Officers for financial reporting purposes pursuant to ASC Topic 718. Such amounts do not represent the amounts paid to or realized by the Named Executive Officers. See Note 11, “Equity Incentive Plans” of the Notes to our Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for fiscal year 2023 regarding assumptions underlying valuation of equity awards.
(2)Except as otherwise indicated, the amounts reported represent the amounts earned based upon achievement of certain performance goals under our Bonus Plan. The terms of the Bonus Plan are summarized under “Compensation Discussion and Analysis—Compensation Elements—Annual Cash Incentives.”
(3)The amount disclosed represents Elastic’s contributions made under our Section 401(k) plan.
(4)Amounts have been reported on an as-converted basis from ILS to U.S. dollars (“USD”) based on a spot currency exchange rate of 1 ILS=USD 0.2748 as of our fiscal year end, April 30, 2023.
(5)The listed amount is the sum of the following amounts: (i) contributions by Elastic of $35,727 in ILS to a severance fund under a Section 14 Arrangement pursuant to Israeli Severance Pay Law, (ii) contributions by Elastic of $27,878 in ILS to a pension and manager’s insurance fund pursuant to Israeli labor laws, and (iii) contributions by Elastic of $32,167 in ILS to an education savings fund.
(6)Mr. Banon served as our Chief Executive Officer for all of fiscal year 2021 and a portion of fiscal year 2022, and as such, his summary compensation for such years reflect a higher compensation package.
(7)Amounts have been reported on an as-converted basis from ILS to U.S. dollars (“USD”) based on a spot currency exchange rate of 1 ILS=USD 0.2991 as of our fiscal year end, April 30, 2022.
(8)The listed amount is the sum of the following amounts: (i) contributions by Elastic of $35,510 in ILS to a severance fund under a Section 14 Arrangement pursuant to Israeli Severance Pay Law, (ii) contributions by Elastic of $27,973 in ILS to a pension and manager’s insurance fund pursuant to Israeli labor laws, and (iii) contributions by Elastic of $14,488 in ILS to an education savings fund.
(9)A portion of each listed amount was paid in ILS in connection with Mr. Banon’s transfer of employment to Israel in March 2021 and has been reported on an as-converted basis from ILS to USD based on a spot currency exchange rate of 1 ILS=USD 0.3081 as of our fiscal year end, April 30, 2021. With respect to Salary, $50,220 was paid in ILS. With respect to Non-Equity Incentive Plan
Executive Compensation | Elastic 2023 Proxy Statement 64

Compensation, $149,285 was paid in ILS. With respect to All Other Compensation, $8,174 was paid in ILS (see also footnote (10) below).
(10)The listed amount is the sum of the following amounts: (i) cash payout of $57,690 in USD to Mr. Banon for earned and unused paid time off in accordance with applicable laws upon his relocation from the United States to Israel, (ii) contributions by Elastic of $4,184 in ILS to a severance fund under a Section 14 Arrangement pursuant to Israeli Severance Pay Law, (iii) contributions by Elastic of $3,264 in ILS to a pension and manager’s insurance fund pursuant to Israeli labor laws, and (iv) contributions by Elastic of $726 in ILS to an education savings fund.
Executive Compensation | Elastic 2023 Proxy Statement 65

Fiscal 2023 Grants of Plan-Based Awards
The following table provides information concerning each grant of an award made during fiscal year 2023 for each of our Named Executive Officers under any plan. See “Compensation Discussion and Analysis—Compensation Elements—Long-Term Incentive Compensation.” This information supplements the information about these awards set forth in the Fiscal 2023 Summary Compensation Table above.

				Estimated possible payouts under non-equity incentive plan awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($)(3)	Grant Date Fair Value of Stock Awards ($)(4)
Name	Approval Date	Grant Date	Award Type	Threshold ($)	Target ($)	Maximum ($)
Ashutosh Kulkarni			Annual Cash	300,000	600,000	900,000
	12/7/2022	12/8/2022	RSUs				232,644
Janesh Moorjani			Annual Cash	150,000	300,000	450,000
	12/1/2022	12/8/2022	RSUs				101,550
Shay Banon			Annual Cash	128,667	257,335	386,002
	12/7/2022	12/8/2022	RSUs				55,391
Carolyn Herzog			Annual Cash	127,500	255,000	382,501
	6/6/2022	6/8/2022	RSUs				60,483
	12/1/2022	12/8/2022	RSUs				32,311
	6/6/2022	6/8/2022	Options					37,620	78.30	1,747,238
Ken Exner			Annual Cash	91,406	182,813	274,219
	9/6/2022	9/8/2022	RSUs				89,659
	12/1/2022	12/8/2022	RSUs				36,927
	9/6/2022	9/8/2022	Options					56,485	84.87	2,822,318
(1)Reflects threshold, target and maximum potential payments for awards under the Fiscal Year 2023 Bonus Plan described in the section above entitled “Compensation Discussion and Analysis—Compensation Elements—Annual Cash Incentives.” Under these awards, the Named Executive Officers were eligible to receive a cash payout subject to the achievement of pre-established corporate performance metrics.
(2)All RSU awards and stock options were granted pursuant to the 2012 Plan.
(3)The exercise price of the stock options is equal to the closing market price of our ordinary shares on the date of grant.
(4)The amounts shown represent the grant date fair value of the RSU awards and options to purchase shares of ordinary shares granted to the Named Executive Officers for financial reporting purposes pursuant to ASC Topic 718. Such amounts do not represent the amounts paid to or realized by the Named Executive Officers. See Note 11, “Equity Incentive Plans” of the Notes to our Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for fiscal year 2023 regarding assumptions underlying valuation of equity awards.

Executive Compensation | Elastic 2023 Proxy Statement 66

Fiscal 2023 Outstanding Equity Awards as of Fiscal Year End
The following table sets forth information regarding outstanding equity awards held by our Named Executive Officers as of April 30, 2023:

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Ashutosh Kulkarni	3/8/2022	(2)	58,339	128,347	75.85	03/07/2032
	12/8/2021	(3)	8,726	17,453	128.31	12/07/2031
	3/8/2021	(4)	3,417	3,145	111.20	03/07/2031
	2/9/2021	(5)	17,670	13,745	166.43	02/08/2031
	12/8/2022	(6)					218,104	12,486,454
	3/8/2022	(7)					47,631	2,726,875
	12/8/2021	(8)					9,126	522,464
	3/8/2021	(9)					29,209	1,672,215
Janesh Moorjani	3/8/2022	(10)	32,756	27,718	75.85	03/07/2032
	12/8/2021	(3)	8,726	17,453	128.31	12/07/2031
	12/8/2020	(11)	14,564	10,404	145.83	12/07/2030
	6/8/2019	(12)	19,094	38,191	81.39	06/07/2029
	4/2/2018	(13)	13,865	6,250	13.07	04/01/2028
	9/7/2017	(14)	58,931	—	10.15	09/06/2027
	12/8/2022	(6)					95,204	5,450,429
	3/8/2022	(15)					14,884	852,109
	12/8/2021	(8)					9,126	522,464
	12/8/2020	(16)					6,301	360,732
	6/8/2019	(17)					7,956	455,481
Shay Banon	12/8/2021	(3)	17,453	34,906	128.31	12/07/2031
	12/8/2020	(11)	36,412	26,009	145.83	12/07/2030
	4/2/2018	(18)	108,334	—	13.07	04/02/2028
	9/7/2017	(19)	18,007	—	10.15	09/06/2027
	12/8/2022	(6)					51,930	2,972,993
	12/8/2021	(8)					18,252	1,044,927
	12/8/2020	(16)					15,754	901,917
Carolyn Herzog	6/8/2022	(20)	7,837	29,783	78.30	06/07/2032
	12/8/2022	(6)					30,292	1,734,217
	6/8/2022	(21)					49,143	2,813,437
Ken Exner	9/8/2022	(22)	8,237	48,248	84.87	09/07/2032
	12/8/2022	(6)					34,620	1,981,995
	9/8/2022	(23)					78,452	4,491,377
(1)The market value of unvested RSUs is calculated by multiplying the number of unvested RSUs held by the applicable named executive officer by the closing market price of our ordinary shares on April 30, 2023, which was $57.25.
(2)The ordinary shares subject to the option vest in 48 equal monthly installments beginning on February 11, 2022, subject to continued service to us through the applicable vesting date.
(3)The ordinary shares subject to the option vest in 48 equal monthly installments beginning on January 8, 2022, subject to continued service to us through the applicable vesting date.
(4)One-fourth of the ordinary shares subject to the option vest on March 8, 2022, and 1/48th of the ordinary shares subject to the option vest monthly thereafter, subject to continued service to us through the applicable vesting date.
(5)One-fourth of the ordinary shares subject to the option vest on January 4, 2022, and 1/48th of the ordinary shares subject to the option vest monthly thereafter, subject to continued service to us through the applicable vesting date.
(6)The ordinary shares subject to the award of RSUs vest in 16 quarterly installments beginning on March 8, 2023, subject to continued service to us through the applicable vesting date.
Executive Compensation | Elastic 2023 Proxy Statement 67

(7)The ordinary shares subject to the award of RSUs vest as follows: (i) two-thirds of the ordinary shares subject to the award of RSUs vest in 16 equal quarterly installments beginning on June 8, 2022 and (ii) one-third of the ordinary shares subject to the award of RSUs vest in eight equal quarterly installments beginning on June 8, 2022, in each case subject to continued service to us through the applicable vesting date.
(8)The ordinary shares subject to the award of RSUs vest in 16 quarterly installments beginning on March 8, 2022, subject to continued service to us through the applicable vesting date.
(9)One-fourth of the ordinary shares subject to the award of RSUs vest on March 8, 2021, and one-eighth of the ordinary shares subject to the award vest in six equal semiannual installments thereafter, subject to continued service to us through the applicable vesting date.
(10)The ordinary shares subject to the option vest in 24 equal monthly installments beginning on April 8, 2022, subject to continued service to us through the applicable vesting date.
(11)The ordinary shares subject to the option vest in 48 equal monthly installments beginning on January 8, 2021, subject to continued service to us through the applicable vesting date.
(12)The ordinary shares subject to the option vest in 48 equal monthly installments beginning on January 8, 2022, subject to continued service to us through the applicable vesting date.
(13)The ordinary shares subject to the option vest in 48 equal monthly installments beginning on November 1, 2019, subject to continued service to us through the applicable vesting date.
(14)The option was subject to an early option exercise provision and was immediately exercisable. One-fourth of the ordinary shares subject to the option vested on August 28, 2018, and 1/48th of the ordinary shares subject to the option vested monthly thereafter. The option became fully vested on August 28, 2021.
(15)The ordinary shares subject to the award of RSUs vest in eight equal quarterly installments beginning on June 8, 2022, subject to continued service to us through the applicable vesting date.
(16)The ordinary shares subject to the award of RSUs vest in eight equal semiannual installments beginning on June 8, 2021, subject to continued service to us through the applicable vesting date.
(17)The ordinary shares subject to the award of RSUs vest in eight equal semiannual installments beginning on June 8, 2022, subject to continued service to us through the applicable vesting date.
(18)The ordinary shares subject to the option vest in 48 equal monthly installments beginning on May 2, 2018, subject to continued service to us through the applicable vesting date. The option became fully vested on April 2, 2022.
(19)The ordinary shares subject to the option vested in 48 equal monthly installments beginning on May 1, 2017, subject to continued service to us through the applicable vesting date. The option became fully vested on April 1, 2021.
(20)The ordinary shares subject to the option vest in 48 equal monthly installments beginning on July 8, 2022, subject to continued service to us through the applicable vesting date.
(21)The ordinary shares subject to the award of RSUs vest in 16 quarterly installments beginning on September 8, 2022, subject to continued service to us through the applicable vesting date.
(22)The ordinary shares subject to the option vest in 48 equal monthly installments beginning on October 8, 2022, subject to continued service to us through the applicable vesting date.
(23)The ordinary shares subject to the award of RSUs vest in 16 quarterly installments beginning on December 8, 2022, subject to continued service to us through the applicable vesting date.

Executive Compensation | Elastic 2023 Proxy Statement 68

Fiscal 2023 Stock Option Exercises and Stock Vested Table
The following table presents, for each of our Named Executive Officers, the number of ordinary shares acquired and the related value realized upon the exercise of stock options and the vesting of RSUs during fiscal year 2023.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Ashutosh Kulkarni	0	0	56,276	3,811,607
Janesh Moorjani	7,651	297,777	30,351	2,027,155
Shay Banon	0	0	17,975	1,189,562
Carolyn Herzog	0	0	13,359	873,531
Ken Exner	0	0	13,514	778,198
(1)The value realized on exercise is calculated as the difference between the market value of our ordinary shares underlying the options on the date of exercise and the applicable exercise price of those options.
(2)The value realized upon vesting is calculated by multiplying the number of ordinary shares released upon vesting of the RSUs by the market value of such ordinary shares on the vesting date.
Named Executive Officer Employment Letters
Shay Banon
We have entered into an employment agreement with Shay Banon, our CTO. Pursuant to Mr. Banon’s employment agreement, Mr. Banon will continue to serve as our at-will employee and as an executive director, with such membership on our board of directors subject to our articles of association, Board Rules, and any required shareholder approvals.
Mr. Banon’s employment agreement provides that his salary will be subject to review and may be increased (but not decreased) based upon the Company’s normal performance review practices, eligibility to receive an annual performance bonus, and eligibility to participate in employee benefit plans maintained from time to time for senior executives.
Pursuant to Mr. Banon’s employment agreement, he may be eligible to receive certain severance payments and benefits. The amount and type of the severance payments and benefits provided under Mr. Banon’s employment agreement, as well as the terms and conditions under which such severance payments and benefits may be provided, are identical in all material respects to the provisions regarding severance payments and benefits provided for in our change in control severance agreements, as described below under the heading “Executive Officer Change in Control and Severance Agreements.” Mr. Banon is also eligible to receive any statutory severance benefits required to be provided by applicable law, and the severance payments and benefits provided in his employment agreement will be offset by the amount of any such statutory severance benefits.
Employment Letters with Messrs. Kulkarni, Moorjani, and Exner and Ms. Herzog
We have entered into an employment letter with each of Messrs. Kulkarni, Moorjani and Exner and Ms. Herzog. The employment letters do not have a specific term and provide that employment is “at-will.” Each of those employment letters provides for annual base salary and the opportunity to earn annual bonus incentive compensation. In accordance with the employment letters, the Company may modify salaries and/or incentive compensation opportunities from time to time as it deems necessary.

Executive Officer Change in Control and Severance Agreements
We have entered into change in control and severance agreements with each of Messrs. Kulkarni, Moorjani, and Exner and Ms. Herzog. Additionally, as noted above, we have entered into an employment agreement with Mr. Banon that contains severance provisions that are identical in all material respects to
Executive Compensation | Elastic 2023 Proxy Statement 69

those contained in the change in control and severance agreements (provided that the severance payments and benefits Mr. Banon receives under his employment agreement will be offset by any statutory severance benefits required to be provided to Mr. Banon under applicable law).
Pursuant to each executive’s severance agreement, if we terminate the employment of the executive other than for “cause” (excluding by reason of the executive’s death or disability) or the executive resigns for “good reason” (as such terms are defined in the executive’s severance agreement), and, within 60 days following the executive’s termination, the executive executes a separation agreement and release of claims in our favor that becomes effective and irrevocable and resigns from all positions the executive may hold as an officer or director, the executive is entitled to receive (i) a lump sum payment equal to 6 months of the executive’s annual base salary, (ii) a lump sum payment equal to 50% of the executive’s annual target performance bonus as in effect for the fiscal year in which the termination occurs, and (iii) we will pay the premiums for coverage under “COBRA” for the executive and the executive’s dependents, if any, for up to 12 months following the executive’s termination of employment.
Pursuant to each executive’s severance agreement, if, within the 3 month period prior to or the 12 month period following a “change in control” (as defined in the executive’s severance agreement), the employment of the executive is terminated under the circumstances described in the above paragraph and, within 60 days following his termination, the executive executes a separation agreement and release of claims in our favor that becomes effective and irrevocable and resigns from all positions he may hold as an officer or director, the executive is entitled to receive (i) a lump sum payment equal to 12 months of the executive’s annual base salary, (ii) a lump sum payment equal to 100% of the executive’s annual target performance bonus as in effect for the fiscal year in which the termination occurs, (iii) we will pay the premiums for coverage under COBRA for the executive and the executive’s dependents, if any, for up to 12 months following the executive’s termination of employment, and (iv) vesting acceleration of 100% of any outstanding equity awards held by the executive on the date of the executive’s termination (in the case of an equity award with performance-based vesting, unless otherwise specified in the applicable equity award agreement governing such award, all performance goals and other vesting criteria will be deemed achieved at the greater of actual performance measured as of the date of termination or 100% of target levels).
In the event any payment to an executive pursuant to the applicable severance agreement or otherwise would be subject to the excise tax imposed by Section 4999 of the Code (as a result of a payment being classified as a parachute payment under Section 280G of the Code), the executive will receive such payment as would entitle the executive to receive the greatest after-tax benefit, even if it means that we pay the executive a lower aggregate payment so as to minimize or eliminate the potential excise tax imposed by Section 4999 of the Code.
Potential Payments Upon Termination or Change in Control
The table below provides information with respect to potential payments and benefits to which our Named Executive Officers would be entitled under the arrangements set forth in their change in control and severance agreements or employment agreement, as applicable, assuming their employment was terminated as of April 30, 2023, including in connection with a change in control as of April 30, 2023. The amounts reported reflect rounding, which may result in slight variations between amounts shown in the Total column and the sum of its components as reflected in the table.
Executive Compensation | Elastic 2023 Proxy Statement 70

Name	Termination Reason	Base Salary ($)	Bonus ($)	Accelerated Vesting of Equity Awards ($)(1)	Continuation of Insurance Coverage ($)(2)	Total ($)
Ashutosh Kulkarni	Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control	600,000	600,000	17,408,008	21,302	18,629,309
	Termination Without Cause or Resignation for Good Reason	300,000	300,000	—	21,302	621,302
Janesh Moorjani	Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control	500,000	300,000	7,917,340	17,333	8,734,673
	Termination Without Cause or Resignation for Good Reason	250,000	150,000	—	17,333	417,333
Shay Banon	Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control	428,891	257,335	4,919,836	5,325	5,611,387
	Termination Without Cause or Resignation for Good Reason	214,446	128,667	—	5,325	348,438
Carolyn Herzog	Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control	425,000	255,000	4,547,654	21,302	5,248,956
	Termination Without Cause or Resignation for Good Reason	212,500	127,500	—	21,302	361,302
Ken Exner	Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control	450,000	450,000	6,473,372	—	7,373,372
	Termination Without Cause or Resignation for Good Reason	225,000	225,000	—	—	450,000
(1)The value of accelerated vesting of unvested RSUs is based upon the closing market price of our ordinary shares on April 30, 2023 of $57.25, multiplied by the number of unvested RSUs. The value of accelerated vesting of unvested stock options is based on the difference between the closing market price of our ordinary shares on April 30, 2023 of $57.25, and the exercise price per option multiplied by the number of unvested options.
(2)This is based on the payment of monthly COBRA premiums as of April 30, 2023 for a 12-month period.

Limitation on Liability and Indemnification Matters
Our articles of association provide that we will indemnify our current and former directors against:
(i)the reasonable costs of conducting a defense against claims resulting from an act or omission in performing their duties or in performing other duties we have asked them to fulfil;
(ii)any compensation or financial penalties they owe as a result of an act or omission as referred to under (i) above;
(iii)any amounts they owe under settlements they have reasonably entered into in connection with an act or omission as referred to under (i) above;
(iv)the reasonable costs of other proceedings in which they are involved as a current or former director, except for proceedings in which they are primarily asserting their own claims; and
(v)tax damage due to reimbursements in accordance with the above, to the extent this relates to the indemnified person’s current or former position with us and/or a group company and in each case to the extent permitted by applicable law.
Executive Compensation | Elastic 2023 Proxy Statement 71

No indemnification shall be given to an indemnified person insofar as:
(i)it has been established in a final and non-appealable decision of the competent court or, in the event of arbitration, of an arbitrator, that the act or omission of the indemnified person can be described as deliberate (opzettelijk), willfully reckless (bewust roekeloos) or seriously culpable. In that case, the indemnified person must immediately repay the sums reimbursed by the Company, unless Dutch law provides otherwise or this would, in the given circumstances, be unacceptable according to standards of reasonableness and fairness;
(ii)the costs or the capital losses of the indemnified person are covered by an insurance policy and the insurer has paid out these costs or capital losses; or
(iii)the indemnified person failed to notify the Company as soon as possible of the costs or the capital losses or of the circumstances that could lead to the costs or capital losses.
Our articles of association will not eliminate a director’s duty of care, and in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, will remain available under Dutch law. This provision also will not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws.
In addition to the indemnification included in our articles of association, we have entered into and expect to continue to enter into agreements to indemnify each of our current directors, officers and some employees. With specified exceptions, these agreements provide indemnification for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, hearing, inquiry or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of our Company, or any of our subsidiaries, by reason of any action or inaction by them while serving as an officer, director, agent, or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent or fiduciary of another entity. In the case of an action or proceeding by, or in the right of, our Company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. Our directors who are affiliated with venture capital funds also have certain rights of indemnification provided by their venture capital funds and the affiliates of those funds (which we refer to as the fund indemnitors). We believe that these provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.
A shareholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions in our articles of association. Insofar as we may provide indemnification for liabilities arising under the Securities Act to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.
Executive Compensation | Elastic 2023 Proxy Statement 72

REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to our board of directors that the “Compensation Discussion and Analysis” be included in this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2023.
Respectfully submitted by the members of the Compensation Committee:
Alison Gleeson (Chairperson)
Sohaib Abbasi
Jonathan Chadwick

The foregoing report of the Compensation Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.
Report of Compensation Committee | Elastic 2023 Proxy Statement 73

CEO PAY RATIO
Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Act, presented below is the ratio of annual total compensation of our median compensated employee to that of Ashutosh Kulkarni, our CEO, in fiscal year 2023.
The ratio presented below is a reasonable estimate calculated in a manner consistent with SEC rules and applicable guidelines. The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. The pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. As a result, and as explained by the SEC when it adopted these rules, in considering the pay ratio disclosure, shareholders should keep in mind that the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow shareholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures.
We identified the median employee using the following methodology:
For each member of the applicable employee population, we used the total of their target cash compensation and equity awards received during fiscal year 2023. For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using our anticipated exchange rate for fiscal year 2023. With respect to equity awards, we determined the grant date fair value of restricted stock units and options awarded during fiscal year 2023 computed in accordance with FASB ASC Topic 718 using the closing price of our common stock on the date of grant for restricted stock units and the Black-Scholes option-pricing model for stock options.
In determining our employee population, we considered the individuals other than our CEO who were employed by us on March 1, 2023, whether employed in a full-time, part-time or temporary capacity. We did not include any contractors, agency workers or other non-employees.
After identifying the median employee, we then calculated the total fiscal year 2023 compensation for this individual using the same methodology we use to calculate the fiscal year 2023 amount reported for our CEO in the “Total” column of the Fiscal 2023 Summary Compensation Table as set forth in the “Executive Compensation” section of this proxy statement.
For our fiscal year 2023:
For fiscal year 2023, the total compensation for our CEO, Mr. Kulkarni, was $13,740,871 as reported in the “Total” column of the Fiscal 2023 Summary Compensation Table as set forth in the “Executive Compensation” section of this proxy statement.
The fiscal year 2023 annual total compensation for our median employee was $210,697. Thus, the ratio of our CEO’s total fiscal year 2023 compensation to our median employee’s total fiscal year 2023 compensation was 65:1.
Neither the Compensation Committee nor our management used this pay ratio in making compensation decisions.
CEO Pay Ratio | Elastic 2023 Proxy Statement 74

PAY VERSUS PERFORMANCE
Pursuant to Section 953(a) of the Dodd-Frank Act, and Item 402(v) of Regulation S-K (the “PvP Rules”), we are providing the following: (1) tabular compensation and performance disclosure for our fiscal years 2021, 2022, and 2023; (2) a list of three performance measures that we consider to be our most important measures used to align compensation actually paid (as calculated per SEC Item 402(v) of Regulation S-K, “compensation actually paid”) in 2023 to the named executive officers (as used in this Pay Versus Performance Section, the “NEOs”) to Company performance; and (3) additional disclosure regarding the relationship between the “compensation actually paid” set forth in the Pay Versus Performance Table and each of the performance metrics set forth in the Pay Versus Performance Table and between the Company’s total shareholder return (“TSR”) and the TSR Peer Group (as set forth in the table below), in each case over fiscal years 2021-2023. For further information concerning our pay-for-performance philosophy and how we align executive compensation with our performance, see “Executive Compensation—Compensation Discussion and Analysis” in this proxy statement and in our proxy statements filed for fiscal years 2021 and 2022.

In the below pay versus performance table, we provide information about compensation of our NEOs for each of the last three fiscal years (the “Covered Years”). Additionally, we provide information about the results for certain financial performance measures during the Covered Years. Although the PVP Rules require us to disclose “compensation actually paid,” these amounts do not necessarily reflect compensation that our NEOs actually earned in the Covered Years. Instead, “compensation actually paid” reflects a calculation computed in accordance with the PVP Rules, including adjusted values for unvested and vested equity awards during the Covered Years based on either year-end or vesting date stock prices and various accounting valuation assumptions. “Compensation actually paid” generally fluctuates due to stock price performance.

Pay Versus Performance
							Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO	Summary Compensation Table Total to Former PEO	Compensation Actually Paid to Former PEO	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid for Non-PEO NEOs	Elastic Total Shareholder Return	Peer Group Total Shareholder Return	Net Income	Total Revenue
(1)	(2)	(3)	(2)	(3)	(2)	(4)	(5)	(6)		(7)
2023	$13,740,871	$9,400,758	$0	$0	$7,962,040	$5,196,020	$89	$170	($236,161,000)	$1,068,989,000
2022	$17,888,070	$12,888,629	$7,883,912	$1,805,028	$4,869,634	($156,939)	$119	$157	($203,848,000)	$862,374,000
2021	$0	$0	$10,565,607	$14,780,038	$6,642,551	$13,659,402	$188	$154	($129,434,000)	$608,489,000

(1)Mr. Kulkarni served as our Principal Executive Officer (our “PEO”) for the entirety of fiscal year 2023 and from January 11, 2022 to the end of fiscal year 2022 on April 30, 2022. Mr. Banon (our “Former PEO”) served as the PEO for the entirety of fiscal year 2021 and during fiscal year 2022 from May 1, 2021 to January 11, 2022. Mr. Kulkarni served as a non-PEO NEO (“Reported NEO”) during fiscal year 2021 and during fiscal year 2022 until his appointment to PEO on January 11, 2022. Mr. Banon served as a Reported NEO during fiscal 2022 from January 11, 2022 until the end of fiscal 2022 on April 30, 2022 and during the entirety of fiscal year 2023. For the purposes of this Pay Versus Performance disclosure, both our PEO and Former PEO are included solely as PEOs in fiscal 2022.

Our Reported NEOs for the indicated fiscal years were as follows:
2023: Mr. Banon, Mr. Moorjani, Ms. Herzog, and Mr. Exner
2022: Mr. Moorjani, Paul Appleby, and W.H. Baird Garrett
2021: Mr. Kulkarni, Mr. Moorjani, Mr. Appleby, and Mr. Garrett

(2)Amounts reported in these columns represent (i) the total compensation reported in the Summary Compensation Table for the indicated fiscal year in the case of our PEO, (ii) the total compensation reported in the Summary Compensation Table for the indicated fiscal year in the case of our Former
Pay Versus Performance | Elastic 2023 Proxy Statement 75

PEO, and (iii) the average of the total compensation reported in the Summary Compensation Table for the Reported NEOs for the indicated fiscal year.

(3)Amounts reported in these columns represent the compensation actually paid to (i) our PEO and (ii) our Former PEO for the indicated fiscal year, as calculated pursuant to PVP Rules based on their total compensation reported in the Summary Compensation Table for the indicated fiscal year and adjusted as shown in the tables below:

PEO A. Kulkarni
+/-		2022	2023
	Summary Compensation Table - Total Compensation	$17,888,070	$13,740,871
-	Grant Date Fair Value of Stock Awards and Option Awards Granted in Fiscal Year	$(16,961,026)	$(12,599,999)
+	Fair Value at Fiscal Year End of Outstanding and Unvested Stock Awards and Option Awards Granted in Fiscal Year	$14,901,807	$12,486,454
+	Change in Fair Value of Outstanding and Unvested Stock Awards and Option Awards Granted in Prior Fiscal Years	$(2,813,346)	$(4,358,806)
+	Fair Value at Vesting of Stock Awards and Option Awards Granted in Fiscal Year That Vested During Fiscal Year	$694,968	$872,545
+	Change in Fair Value as of Vesting Date of Stock Awards and Option Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$(821,844)	$(740,308)
-	Fair Value as of Prior Fiscal Year End of Stock Awards and Option Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$—	$—
=	Compensation Actually Paid	$12,888,629	$9,400,758

Former PEO S. Banon
+/-		2021	2022
	Summary Compensation Table - Total Compensation	$10,565,607	$7,883,912
-	Grant Date Fair Value of Stock Awards and Option Awards Granted in Fiscal Year	$(9,820,196)	$(7,130,926)
+	Fair Value at Fiscal Year End of Outstanding and Unvested Stock Awards and Option Awards Granted in Fiscal Year	$3,800,374	$1,895,048
+	Change in Fair Value of Outstanding and Unvested Stock Awards and Option Awards Granted in Prior Fiscal Years	$—	$(1,051,107)
+	Fair Value at Vesting of Stock Awards and Option Awards Granted in Fiscal Year That Vested During Fiscal Year	$—	$125,835
+	Change in Fair Value as of Vesting Date of Stock Awards and Option Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$10,234,252	$82,265
-	Fair Value as of Prior Fiscal Year End of Stock Awards and Option Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$—	$—
=	Compensation Actually Paid	$14,780,038	$1,805,028
Equity Award values are calculated in accordance with FASB ASC Topic 718, and the valuation methodology used to calculate fair values did not materially differ from those disclosed at the time of grant.

(4)Amounts reported in this column represent the compensation actually paid to the Reported NEOs in the indicated fiscal year, as calculated pursuant to the PVP Rules based on the average total compensation for such NEOs reported in the Summary Compensation Table for the indicated fiscal year and adjusted as shown in the table below:

Pay Versus Performance | Elastic 2023 Proxy Statement 76

Reported NEO Average
+/-		2021	2022	2023
	Summary Compensation Table - Total Compensation	$6,642,551	$4,869,634	$7,962,040
-	Grant Date Fair Value of Stock Awards and Option Awards Granted in Fiscal Year	$(6,050,981)	$(4,259,074)	$(7,291,148)
+	Fair Value at Fiscal Year End of Outstanding and Unvested Stock Awards and Option Awards Granted in Fiscal Year	$5,971,413	$2,950,323	$5,188,077
+	Change in Fair Value of Outstanding and Unvested Stock Awards and Option Awards Granted in Prior Fiscal Years	$3,522,030	$(2,454,512)	$(1,060,359)
+	Fair Value at Vesting of Stock Awards and Option Awards Granted in Fiscal Year That Vested During Fiscal Year	$53,999	$133,070	$615,935
+	Change in Fair Value as of Vesting Date of Stock Awards and Option Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$3,520,390	$944,984	$(218,524)
-	Fair Value as of Prior Fiscal Year End of Stock Awards and Option Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$—	$(2,341,364)	$—
=	Compensation Actually Paid	$13,659,402	$(156,939)	$5,196,020
See footnote (1) for the Reported NEOs included in the average for each indicated fiscal year. For the avoidance of doubt, Mr. Kulkarni is included as a Reported NEO for only fiscal year 2021, while Mr. Banon is included as a Reported NEO for only fiscal year 2023.

Equity Award values are calculated in accordance with FASB ASC Topic 718, and the valuation methodology used to calculate fair values did not materially differ from those disclosed at the time of grant.

(5)Pursuant to the PVP Rules, the comparison assumes $100 was invested in our common stock on April 30th, 2020, using the closing stock price on that date. Historic stock price performance is not necessarily indicative of future stock price performance.

(6)The TSR Peer Group is the S&P 500 Information Technology Index. This calculation assumes that $100 was invested in this index on April 30th, 2020 (aligned with the period used in footnote (5) above).

(7)Our total revenue is a key driver of our performance and stockholder value creation. Total revenue will be the sole performance metric used in our inaugural performance share unit awards in fiscal year 2024, and had a 30% weighting among the performance measures used to determine annual bonuses under the Fiscal Year 2023 Bonus Plan.

Tabular List of Financial Performance Measures
The following is a list of financial performance measures that in our assessment represent the most important financial performance measures we used to link “compensation actually paid” to our NEOs for fiscal 2023. These measures were either used to determine payouts under our Fiscal 2023 Bonus Plan or will be tied to the potential future vesting of the PSUs to be granted to our NEOs in 2024 (or both) as discussed further in the section titled “Execution Compensation—Compensation Discussion and Analysis;

•cloud revenue;
•total revenue; and
•non-GAAP operating margin.
Pay Versus Performance | Elastic 2023 Proxy Statement 77

Relationship Between Pay and Performance
“Compensation actually paid,” as calculated pursuant to the PVP Rules, reflects cash compensation actually paid as well as changes to the fair values of equity awards during the years shown in the table based on year-end or vesting date stock prices, and various accounting valuation assumptions. Due to how “compensation actually paid” is calculated, the “compensation actually paid” as reported for each year does not reflect the actual amounts earned by our NEOs from their equity awards. “Compensation actually paid” generally fluctuates annually due to the change in our stock price from year to year as well as varying levels of actual achievement of performance goals.

For these reasons, we do not use this measure for understanding how NEO pay aligns with our company performance. For a discussion of how our Compensation Committee assessed “pay-for-performance” and how our executive compensation program is designed to link executive compensation with the achievement of our financial and strategic objectives as well as stockholder value creation each year, see “Executive Compensation—Compensation Discussion and Analysis” in this proxy statement and in our proxy statements filed for fiscal years 2021 and 2022.

“Compensation actually paid” for the PEO was directionally aligned with our TSR over the reported period. While the trend in NEO “compensation actually paid” was similarly aligned with our TSR, there was greater variance in average NEO “compensation actually paid” given the change in composition of the NEOs and the cancellation of forfeited equity awards for departing NEOs in fiscal year 2022. Over the reported period, our cumulative TSR was lower than that of the reported peer group.
There is a limited relationship between net income and total revenue and our PEO and NEO “compensation actually paid.” This is primarily because “compensation actually paid” is principally driven by annual fluctuations in our stock price, with additional variance in average NEO “compensation actually paid” due to the changes in NEOs from year to year. In addition, for the periods reported in the table, we did not use net income as a measure of our performance in any of our executive compensation plans. While total revenue is a key performance metric in our bonus plan, the variation in our stock price and the changes in the NEOs have such a great impact on the calculation of “compensation actually paid” that changes in bonus payouts based on our achievement of our total revenue goals are not discernible as calculated pursuant to the PVP Rules.

Pay Versus Performance | Elastic 2023 Proxy Statement 78

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the compensation arrangements discussed in the sections titled “Executive Compensation” and “Board of Directors and Corporate Governance,” the following is a description of each transaction since May 1, 2022 and each currently proposed transaction in which:
•we have been or are to be a participant;
•the amount involved exceeded or will exceed $120,000; and
•any of our directors, executive officers or holders of more than 5% of our ordinary shares, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.
Investors’ Rights Agreement
We are party to an investors’ rights agreement with certain holders of our ordinary shares, including Messrs. Banon and Schuurman, which provides, among other things, that such holders have the right to demand that we file a registration statement or request that their shares of our ordinary shares be covered by a registration statement that we are otherwise filing.
Policies and Procedures for Related Party Transactions
We have a formal written policy providing that our executive officers, directors, nominees for appointment as directors, beneficial owners of more than 5% of any class of our ordinary shares and any member of the immediate family of any of the foregoing persons, is not permitted to enter into a related party transaction with us without the consent of our Audit Committee, or the board of directors, as the case may be, subject to the exceptions described below.
Our Audit Committee is authorized to review and approve, ratify or disapprove any related person transactions to the extent these are not material to (i) the Company, (ii) directors or (iii) persons holding at least 10% of the shares in the Company. Related person transactions that are material to (i) the Company, (ii) directors or (iii) persons holding at least 10% of the shares in the Company will be reviewed by the Audit Committee and, consistent with the recommendation of the Audit Committee, approved and ratified or disapproved by our board of directors. The approval and ratification or disapproval of a related person transaction by the board of directors requires a majority of the votes of the non-executive directors in favor of such proposal.
In approving, ratifying, or rejecting any such proposal, our Audit Committee or board of directors, as the case may be, is to consider the relevant facts and circumstances available and deemed relevant to our Audit Committee or board of directors, including whether the transaction is in, and not inconsistent with, the best interests of the Company and its stakeholders, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and the extent of the related party’s interest in the transaction. Our board of directors has determined that certain transactions will not require approval, including certain employment arrangements of executive officers; director compensation; transactions with another company, where a related party’s only relationship is as an employee (other than an executive officer), non-executive director or beneficial owner of less than 10% of that company’s shares, or charitable contributions by the Company to an organization where the related party’s only relationship is as an employee (other than an executive officer) or non-executive director, in each case where the aggregate amount involved does not exceed $1,000,000 or 2% of the recipient’s consolidated gross revenues in any fiscal year; transactions where a related party’s interest arises solely from the ownership of our ordinary shares and all holders of our ordinary shares received the same benefit on a pro rata basis; and transactions available to all employees generally.
We believe that we have executed all of the transactions set forth above on terms no less favorable to us than we could have obtained from unaffiliated third parties. It is our intention to ensure that all future transactions between us and our officers, directors, and principal shareholders and their affiliates, are
Certain Relationships and Related Party Transactions | Elastic 2023 Proxy Statement 79

approved by the Audit Committee and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.
Certain Relationships and Related Party Transactions | Elastic 2023 Proxy Statement 80

EQUITY COMPENSATION PLAN INFORMATION
The following table presents information as of April 30, 2023 with respect to compensation plans under which our ordinary shares may be issued.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	11,518,884	$32.94	2,504
Equity compensation plans not approved by security holders(2)	—	—	—
Total	11,518,884	$32.94	2,504
(1)This value is calculated based on the exercise price of options outstanding under the 2012 Plan.
(2)Excludes outstanding options to acquire (i) 13,755 ordinary shares as of April 30, 2023 that were assumed in connection with our acquisition of Endgame, Inc. (“Endgame”), (ii) 24,484 ordinary shares as of April 30, 2023 that were assumed in connection with our acquisition of Build Security Ltd. (“Build”), and (iii) 10,402 ordinary shares as of April 30, 2023 that were assumed in connection with our acquisition of cmdWatch Security Inc. (“Cmd”). The weighted average exercise price of these outstanding options was $72.44, $10.49, and $9.43 as of April 30, 2023 for the options assumed in connection with the Endgame acquisition, the Build acquisition and the Cmd acquisition, respectively. In connection with the acquisitions of Endgame, Build and Cmd, we have only assumed outstanding options, and no further options may be granted under the Endgame, Inc. Amended and Restated 2010 Stock Incentive Plan, the Build Security Ltd. 2020 Share Incentive Plan, and the cmdWatch Security Inc. Stock Option Plan.

Equity Compensation Plan Information | Elastic 2023 Proxy Statement 81

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following tables set forth certain information with respect to the beneficial ownership of our ordinary shares as of July 31, 2023, except as noted below, for:
•significant shareholders, consisting of each person, or group of affiliated persons, who beneficially owned more than 5% of our ordinary shares;
•the follow group of persons:
◦each of our Named Executive Officers;
◦each of our current directors and director nominees; and
◦all of our current executive officers and directors, including nominees, as a group.
We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all ordinary shares that they beneficially owned, subject to applicable community property laws.
Applicable percentage ownership was based on 98,377,727 ordinary shares outstanding as of July 31, 2023. In computing the number of ordinary shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding any ordinary shares subject to options held by the person that are currently exercisable or exercisable as of or within 60 days after July 31, 2023 and any ordinary shares issuable to the person upon vesting of RSUs as of or within 60 days after July 31, 2023. We did not deem such shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
Beneficial Ownership of Significant Shareholders
Unless otherwise indicated, the address of each beneficial owner in the below tables of more than 5% of our ordinary shares listed in the table below is c/o Elastic N.V., 88 Kearny St., Floor 19, San Francisco, CA 94108

5% Shareholders:	Number of Shares Beneficially Owned	%
Steven Schuurman (1)	9,197,000	9.3
Shay Banon (2)	8,064,260	8.2
The Vanguard Group (3)	7,556,601	7.7
FMR LLC (4)	6,148,609	6.3
Baillie Gifford & CO (5)	5,910,271	6.2
(1)See the table “Beneficial Ownership of Management” below for details on Mr. Schuurman’s beneficial ownership.
(2)See the table “Beneficial Ownership of Management” below for details on Mr. Banon’s beneficial ownership.
(3)This information is as of December 30, 2022, and based solely on the information provided by The Vanguard Group (“Vanguard”) in a Schedule 13G/A filed on February 9, 2023, and reporting ownership as of December 30, 2022 (the “Vanguard 13G”). Based on the Vanguard 13G, Vanguard has sole dispositive power over 7,447,807 ordinary shares, shared voting power over 33,415 ordinary shares, and shared dispositive power over 108,794 ordinary shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(4)This information is as of December 30, 2022, and based solely upon the information provided by FMR LLC (“FMR”) in a Schedule 13G/A filed on February 9, 2023, and reporting ownership as of December 30, 2022 (the “FMR 13G”). Based on the FMR 13G, FMR has sole voting power over 6,078,533
Security Ownership | Elastic 2023 Proxy Statement 82

ordinary shares, and sole dispositive power over 6,148,609 ordinary shares. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. The address for FMR is 245 Summer Street, Boston, Massachusetts 02210.
(5)This information is as of December 30, 2022, and based solely on the information provided by Baillie Gifford & Co (“Baillie”) in a Schedule 13G filed on January 23, 2023, and reporting ownership as of December 30, 2022 (the “Baillie 13G”). Based on the Baillie 13G, Baillie has sole voting power over 5,009,495 ordinary shares and sole dispositive power over 5,910,271 ordinary shares. The address for Baillie is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, UK.
Beneficial Ownership of Management

	Number of
Named Executive Officers and Directors (including nominees):	Shares Owned(1)	RSUs Vesting Within 60 Days(2)	Stock Options Exercisable Within 60 Days(3)	Total Shares Beneficially Owned	%
Ashutosh Kulkarni	49,582	28,627	114,282	192,491	*
Janesh Moorjani (4)	59,417	10,898	169,746	240,061	*
Shay Banon (5)	7,866,977	5,121	192,162	8,064,260	8.2
Ken Exner	15,722	7,911	14,121	37,754	*
Carolyn Herzog	11,007	5,800	11,756	28,563	*
Sohaib Abbasi	654	—	—	654	*
Paul Auvil	—	—	—	—	*
Jonathan Chadwick	5,102	—	100,000	105,102	*
Alison Gleeson	4,727	—	—	4,727	*
Shelley Leibowitz	1,323	—	—	1,323	*
Caryn Marooney	6,139	—	—	6,139	*
Chetan Puttagunta	7,810	—	—	7,810	*
Steven Schuurman (6)	9,197,000	—	—	9,197,000	9.3
All current executive officers and directors (including nominees) as a group (10 persons)	17,225,460	602,067	58,357	17,885,884	18.1
__________________
*    Represents less than 1%.

(1)Consists of ordinary shares of record as of July 31, 2023.
(2)Consists of ordinary shares issuable upon vesting of RSUs scheduled to vest within 60 days after July 31, 2023.
(3)Consists of ordinary shares subject to options exercisable as of or within 60 days of July 31, 2023.
(4)44,474 of the “Shares Owned” by Mr. Moorjani are beneficially owned indirectly through a family trust in which Mr. Moorjani and his spouse are trustees.
(5)3,354,978 of the “Shares Owned” by Mr. Banon are beneficially owned indirectly through a fund for joint account (the "fund"). The fund is owned by Mr. Banon’s minor children, and Mr. Banon continues to have sole control of such fund and remains the indirect beneficial owner of the shares owned by such fund.
(6)Shares are held by CMXI B.V. (“CMXI”). Clavis Family Services B.V. is the sole director of CMXI. Mr. Schuurman, the controlling shareholder of CMXI, holds sole voting and dispositive power with respect to these ordinary shares.

Security Ownership | Elastic 2023 Proxy Statement 83

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND PROCEDURAL MATTERS
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

Q:	Why am I receiving these proxy materials?
A:
You are receiving these proxy materials because you were a shareholder of record or beneficial owner of our ordinary shares as of 5:00 PM, Eastern Daylight Time (“EDT”) on September 7, 2023 (the “Record Date”) for the Annual Meeting. The board of directors is soliciting voting proxies for use at the Annual Meeting. If you are a shareholder of record and you submit your proxy to us, you direct a civil law notary of Zuidbroek Corporate Law Notaries and their legal substitutes to vote your shares in accordance with the voting instructions in your proxy. If you are a beneficial owner of shares held in street name (a “beneficial owner”) and you follow the voting instructions provided in the notice you receive from your broker, bank or other intermediary, you direct such organization to vote your shares in accordance with your instructions. As a shareholder, you are invited to attend the Annual Meeting, and we request that you vote on the proposals described in this proxy statement.

See the question entitled “What is the difference between holding shares as a shareholder of record or as a beneficial owner?” below for important details regarding different forms of share ownership.

The enclosed voting materials allow you to have your shares voted without attending the Annual Meeting. Your vote is important. We encourage you to submit your proxy or voting instructions as soon as possible. These proxy materials are being made available or distributed to you on or about                          .

Q:	What proposals will be voted on at the Annual Meeting?
A:	Shareholders will be asked to adopt voting proposals no. 1, no. 2, no. 3, no. 4, no. 5, no. 6, no. 7, no. 8, no. 9, and no. 10 as described in this proxy statement.
Q:	How does the board of directors recommend that I vote?
A:	After careful consideration, the board of directors unanimously recommends that the Company’s shareholders vote:
•“FOR” the appointment of the nominees as non-executive directors of the Company (“voting proposal no. 1”);
•“FOR” the adoption of the Company’s Dutch Statutory Annual Accounts (“voting proposal no. 2”);

•“FOR” the appointment of PricewaterhouseCoopers Accountants N.V. as the Company’s external auditor of the Company’s Dutch Statutory Annual Accounts for the fiscal year ending April 30, 2024 (“voting proposal no. 3”);

•“FOR” the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accountant for the fiscal year ending April 30, 2024 (“voting proposal no. 4”);

•“FOR” the granting of full discharge to the executive directors of the Company who were in office during fiscal year 2023 from liability for their duties performed as executive directors of the Company during fiscal year 2023 (“voting proposal no. 5”);

Questions and Answers | Elastic 2023 Proxy Statement 84

•“FOR” the granting of full discharge to the non-executive directors of the Company who were in office during fiscal year 2023 from liability for their duties performed as non-executive directors of the Company during fiscal year 2023 (“voting proposal no. 6”);

•“FOR” the approval to authorize the board of directors to issue ordinary shares and grant rights to acquire ordinary shares (“voting proposal no. 7”);
•“FOR” the approval to authorize the board of directors to restrict or exclude pre-emptive rights for issuances of ordinary shares and grant of rights (“voting proposal no. 8”);

•“FOR” the approval to authorize the board of directors to repurchase shares in the capital of the Company (“voting proposal no. 9”);
•“FOR” the approval, on a non-binding advisory basis, of the compensation of our Named Executive Officers as described in this proxy statement (“voting proposal no. 10”).
Q:	May attend the Annual Meeting?
A:
You may attend the Annual Meeting if, on the Record Date, you were a shareholder of record or a beneficial owner. If you would like to attend the Annual Meeting in person, you must notify the Company by submitting your name and number of registered shares to the Company’s e-mail address ir@elastic.co by 8:00 PM, EDT on October 2, 2023. You will be asked to show photo identification and the following:

•If you are a shareholder of record, your paper proxy card that includes your name, or admission ticket that you received with a paper proxy card or that you obtained from our shareholder voting site at www.proxyvote.com; or

•If you are a beneficial owner, the voting instruction card you received from your broker, bank or other intermediary, or a printed statement from such organization or online access to your brokerage or other account, showing your share ownership on the Record Date.

We will not be able to accommodate guests at the Annual Meeting, including guests of our shareholders, without proper evidence of share ownership as of the Record Date.
The Annual Meeting will begin promptly at 5:00 PM, Central European Summer Time (“CEST”), and you should leave ample time for the check-in procedures.
Q:	Where is the Annual Meeting?
A:
The Annual Meeting will be held at the Company’s offices at Keizersgracht 281, 1016 ED Amsterdam, the Netherlands. Shareholders may request directions to the Annual Meeting by contacting Investor Relations at ir@elastic.co.

Q:	Who is entitled to vote at the Annual Meeting?
A:
You may vote your Elastic ordinary shares if you owned your shares on the Record Date at the time specified herein. You may cast one vote for each ordinary share held by you as of the Record Date on all matters presented. As of                           (the last practicable date prior to the Record Date and the mailing of the proxy statement), we had                           ordinary shares issued and outstanding. See the questions entitled “How can I vote my shares in person at the Annual Meeting?” and “How can I vote my shares without attending the Annual Meeting?” below for additional details.

Questions and Answers | Elastic 2023 Proxy Statement 85

Q:	What is the difference between holding shares as a shareholder of record or as a beneficial owner?
A:
You are the “shareholder of record” of any shares that are registered directly in your name with Elastic’s transfer agent, Computershare Trust Company, N.A. We have sent the proxy statement and proxy card directly to you if you are a shareholder of record. As a shareholder of record, you may grant your voting proxy directly to Elastic or to a third party, or vote in person at the Annual Meeting. If you are a shareholder of record and you submit your proxy to us, you direct a civil law notary of Zuidbroek Corporate Law Notaries and their legal substitutes to vote your shares in accordance with the voting instructions in your proxy.

You are the “beneficial owner” of any shares (which are considered to be held in “street name”) that are held on your behalf in a brokerage account or by a bank or another intermediary that is the shareholder of record for those shares. If you are a beneficial owner, you did not receive proxy materials directly from Elastic, but your broker, bank or other intermediary forwarded you a proxy statement and voting instruction card for directing that organization how to vote your shares. You may also attend the Annual Meeting, but because a beneficial owner is not a shareholder of record, you may not vote in person at the Annual Meeting unless you obtain a “legal proxy” from the organization that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Q:	How can I vote my shares in person at the Annual Meeting?
A:
You may vote shares for which you are the shareholder of record in person at the Annual Meeting. You may vote shares you hold beneficially in street name in person at the Annual Meeting only if you obtain a “legal proxy” from the broker, bank or other intermediary that holds your shares, giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also direct the voting of your shares as described below in the question entitled “How can I vote my shares without attending the Annual Meeting?” so that your vote will be counted even if you later decide not to attend the Annual Meeting.

Q:	How can I vote my shares without attending the Annual Meeting?
A:	Whether you hold shares as a shareholder of record or a beneficial owner, you may direct how your shares are voted without attending the Annual Meeting, by the following means:

By Internet—Shareholders of record with Internet access may direct how their shares are voted by following the “Vote by Internet” instructions on the proxy card until 5:59 AM, CEST on October 5, 2023 (11:59 PM, EDT on October 4, 2023). If you are a beneficial owner, please check the voting instructions in the voting instruction card provided by your broker, bank or other intermediary for Internet voting availability.

By telephone—Shareholders of record who live in the United States or Canada may submit proxies by telephone by following the “Vote by Telephone” instructions on the proxy card until 5:59 AM, CEST on October 5, 2023 (11:59 PM, EDT on October 4, 2023). If you are a beneficial owner, please check the voting instructions in the voting instruction card provided by your broker, bank or other intermediary for telephone voting availability.

By mail—If you submit your proxy instructions by mail, please complete, sign and date the proxy card where indicated and return it in the prepaid envelope included with the proxy card. Proxy cards submitted by mail must be received by the time of the Annual Meeting in order for your shares to be voted. If you are a beneficial owner, you may vote by mail by following the instructions for voting by mail in the voting instruction card provided by your broker, bank or other intermediary.

Questions and Answers | Elastic 2023 Proxy Statement 86

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?
A:
The shareholders of record of at least one-third of the shares entitled to vote at the Annual Meeting must either (1) be present in person at the Annual Meeting or (2) have properly submitted a proxy in order to constitute a quorum at the Annual Meeting.

Q:	What is the voting requirement to approve the proposals?
A:
The nominees named in voting proposal no. 1 will be appointed to the board of directors unless a two-thirds majority of the votes cast at the Annual Meeting, which votes must represent more than one-half of the issued and outstanding share capital, are cast against the proposal.

Approval of each of voting proposals no. 2, no. 3, no. 4, no. 5, no. 6 no. 7, no. 9, and no. 10 requires a simple majority of votes cast for the voting proposal at the Annual Meeting where at least one-third of the issued and outstanding ordinary shares of the Company are represented. Voting proposal no. 8 requires a two-thirds majority of the votes cast at the Annual Meeting where at least one-third of the issued and outstanding ordinary shares of the Company are represented, provided that a simple majority of the votes cast suffices if at least half of the issued and outstanding ordinary shares of the Company are represented. Although voting proposal no. 10, commonly referred to as the “say-on-pay” vote, is advisory and not binding, our board of directors will review the voting results on this proposal and take them into consideration in determining the compensation of our Named Executive Officers.

Q:	What will happen if I fail to submit proxy or voting instructions or abstain from voting?
A:
If you are the shareholder of record and you fail to submit proxy instructions or abstain from voting, such failure or abstention will have no effect on the outcome of the voting proposals, assuming a quorum is present. If you are a beneficial owner and you fail to provide the organization that is the shareholder of record for your shares with voting instructions, the organization will not have discretion to vote on the non-routine matters that will be proposed at the Annual Meeting. If you instruct the organization to abstain from voting, your instructions will have no effect on the outcome of the voting proposals. If you are a beneficial owner and you fail to provide the organization that is the shareholder of record for your shares with voting instructions, the organization will have discretion to vote your shares on the voting proposals that are considered “routine” matters under the rules of the New York Stock Exchange (the “NYSE”). Voting proposals No. 2, 3, 4, 7, 8, and 9 are considered routine matters.

Q:	What will happen if I submit a proxy but do not specify how my shares are to be voted?
A:
If you are the shareholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted ”for” the appointment of each director nominee named in voting proposal no. 1 and “for” each of the other voting proposals.

If you are a beneficial owner and you do not provide the organization that is the shareholder of record for your shares with voting instructions, the organization will not have the discretion to vote your shares on the voting proposals that are not considered “routine” matters under the rules of the NYSE. Voting proposals no. 1, 5, 6, and 10 are not considered “routine” matters under those rules. Consequently, if you want your shares to count on the outcome of the non-routine voting proposals, you must instruct the organization that is the shareholder of record for your shares how to vote the shares on those voting proposals.

Questions and Answers | Elastic 2023 Proxy Statement 87

Q:	What is the effect of a broker non-vote?
A:
If you instruct the organization that is the shareholder of record for your shares how to vote the shares on any routine voting proposal, your shares will constitute “broker non-votes” with respect to the non-routine voting proposals if you do not provide the organization voting instructions on those non-routine proposals. There will not be any broker non-votes with respect to the routine voting proposals. A broker present or represented by proxy will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, and a broker non-vote will be treated as an abstention and therefore not be counted for purposes of determining the number of votes cast with respect to a particular non-routine voting proposal as to which that broker non-vote occurs. Thus, a broker non-vote will not impact our ability to obtain a quorum for the Annual Meeting and will not otherwise affect the outcome of the non-routine voting proposals properly presented for a vote at the Annual Meeting.

Q:	May I change my proxy or voting instructions before my shares are voted at the Annual Meeting?
A:
Yes. Shareholders have the right to revoke their proxy or voting instructions before their shares are voted at the Annual Meeting, subject to the voting deadlines described in the preceding questions. If you are the shareholder of record, you may change your proxy instructions (1) by submitting a new proxy bearing a later date (which will automatically revoke the earlier proxy) using any of the voting methods described above in the question entitled “How can I vote my shares without attending the Annual Meeting?,” (2) by notifying Elastic’s Corporate Secretary via email at ir@elastic.co, prior to your shares being voted, or (3) by attending the Annual Meeting and voting in person, which will supersede any proxy previously submitted by you. However, merely attending the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically request revocation of the proxy. Only the latest dated proxy you submit will be counted.

If you are a beneficial owner, you may generally change your voting instructions by (1) submitting new voting instructions to your broker, bank or other intermediary or (2) if you have obtained a legal proxy from the organization that holds your shares giving you the right to vote your shares, by attending the Annual Meeting and voting in person. You should consult that organization for any specific rules it may have regarding your ability to change your voting instructions.

Q:	What should I do if I receive more than one proxy card, voting instruction card from my broker, bank or other intermediary, or set of proxy materials?
A:
You may receive more than one proxy card, voting instruction card from your broker, bank or other intermediary or set of proxy materials. For example, if you are a beneficial owner with shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. You should complete, sign, date and return each proxy card or voting instruction card that you receive, or follow the voting instructions on such proxy card or voting instruction card you receive, to ensure that all your shares are voted.

Q:	Is my vote confidential?
A:
Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Elastic or to third parties, except: (1) as necessary for applicable legal requirements, (2) to allow for the tabulation and certification of the votes, and (3) to facilitate a successful proxy solicitation or a shareholder outreach. Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to Elastic management.

Q:	Who will serve as inspector of election?
A:	The inspector of election will be Broadridge Financial Solutions, Inc.
Questions and Answers | Elastic 2023 Proxy Statement 88

Q:	Where can I find the voting results of the Annual Meeting?
A:	We will publish final voting results in a Current Report on Form 8-K, which will be filed with the SEC and made available on its website at www.sec.gov within four business days of the Annual Meeting.
Q:	Who will bear the cost of soliciting votes for the Annual Meeting?
A:
Elastic will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. In addition to the use of the mail, proxies may be solicited by officers and directors and regular employees of Elastic, some of whom may be considered participants in the solicitation, without additional remuneration, by personal interview, telephone, facsimile or otherwise. Elastic may also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on the Record Date and will provide customary reimbursement to such firms for the cost of forwarding these materials.

Q:	What is householding and how does it affect me?
A:
The SEC permits companies that provide advance notice and follow certain procedures to send a single set of proxy materials to any household at which two or more shareholders of record reside, unless contrary instructions have been received. In such cases, each shareholder of record continues to receive a separate set of proxy materials. Certain brokerage firms may have instituted householding for beneficial owners. If your family has multiple accounts holding Elastic ordinary shares, you may have already received householding notification from your broker. You should contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:	Who can help answer my questions?
A:	Please contact our Investor Relations Department by writing via e-mail to ir@elastic.co. If you have questions about the proposals or the information contained in this proxy statement, or wish to obtain additional copies of this proxy statement, or if you are a shareholder of record, additional proxy cards, please contact our Investor Relations Department.
Questions and Answers | Elastic 2023 Proxy Statement 89

FUTURE SHAREHOLDER PROPOSALS
Because Elastic is a Dutch public limited company whose shares are traded on a U.S. securities exchange, both U.S. and Dutch rules and time frames apply if shareholders wish to submit a proposal for consideration by Elastic shareholders at the 2024 Annual Meeting. You may submit proposals, including recommendations of director candidates, for consideration at the 2024 Annual Meeting, as follows:
Future shareholder proposals for inclusion in Elastic’s proxy materials under SEC rules
Shareholders are eligible to present proper proposals for inclusion in Elastic’s proxy statement and for consideration at the 2024 Annual Meeting by submitting their proposals in writing to Elastic’s Corporate Secretary in a timely manner.
Pursuant to U.S. federal securities laws, shareholder proposals must be received by Elastic’s Corporate Secretary via e-mail at ir@elastic.co no later than                           (120 days before the anniversary date of the release of this proxy statement to shareholders) and must otherwise have complied with the requirements of Rule 14a-8 of the Exchange Act, in order to be included in the proxy statement for the 2024 Annual Meeting.
Future shareholder proposals to be brought at the annual general meeting under Dutch law
Under Dutch law and Elastic’s articles of association, if a shareholder is interested in submitting a proposed agenda item or a proposed resolution within the authority of shareholders to be presented at the 2024 Annual Meeting, the shareholder must fulfill the requirements set forth in Dutch law and Elastic’s articles of association, including satisfying both of the following criteria:
•Elastic must receive the proposed agenda item (supported by reasons) or proposed resolution in writing no later than 60 days before the date of the 2024 Annual Meeting (which date has not yet been declared by the Company’s board of directors); and
•the number of shares held by the shareholder, or group of shareholders, submitting the proposed agenda item or proposed resolution must equal at least 3% of Elastic’s issued share capital.
An item requested in writing by one or more shareholders and/or other persons entitled to attend the annual general meeting solely or jointly representing at least the percentage of the issued share capital as required by law shall be included in the notice of the meeting or announced in the same manner, if the Company has received the request, including the reasons, no later than on the day prescribed by law. However, the board of directors has the right not to place proposals from persons mentioned above on the agenda if the board of directors judges them to be evidently not in the interest of the Company.
Complete details regarding all requirements that must be met regarding advance notice procedure for shareholders who wish to present certain matters at an annual general meeting of shareholders can be found in our articles of association. You can obtain a copy of the relevant articles of association provisions by writing to Elastic’s Corporate Secretary at ir@elastic.co or by accessing Elastic’s filings on the SEC’s website at www.sec.gov. All notices of proposals by shareholders, whether or not requested for inclusion in Elastic’s proxy materials, should be sent to Elastic’s Corporate Secretary at our principal executive offices.

Future Shareholder Proposals | Elastic 2023 Proxy Statement 90

ANNUAL REPORT
A copy of our Annual Report on Form 10-K, excluding exhibits, for fiscal year 2023 accompanies this proxy statement. A printed copy of either document, excluding exhibits, will be furnished without charge to beneficial shareholders or shareholders of record upon request to ir@elastic.co

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports and other information with the SEC. The SEC also maintains an internet website at www.sec.gov that contains periodic and current reports, proxy and information statements, and other information regarding registrants that are filed electronically with the SEC.
These documents are also available, free of charge, through the Investor Relations section of our website, which is located at ir.elastic.co. The reference to our website address does not constitute incorporation by reference of the information contained on our website.

Elastic 2023 Proxy Statement 91

OTHER MATTERS
Elastic knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy card to vote the shares they represent as the board of directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the proxy, whether through telephonic or Internet voting or, alternatively, by using a paper copy of the proxy card that has been requested.
It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the proxy card or, if so requested, by executing and returning, at your earliest convenience, the requested proxy card in the envelope that will have been provided.
The Board of Directors of Elastic N.V.
                          , 2023

Elastic 2023 Proxy Statement 92

APPENDIX A
Reconciliation of Non-GAAP Financial Measures
Reconciliations of GAAP financial measures to their respective non-GAAP financial measures are included below.
In addition to our results determined in accordance with U.S. GAAP, we believe the non-GAAP measures listed below are useful in evaluating our operating performance. We use these non-GAAP financial measures to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with U.S. GAAP. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. Investors are cautioned that there are a number of limitations associated with the use of non-GAAP financial measures and key metrics as analytical tools. Investors are encouraged to review the differences between GAAP financial measures and the corresponding non-GAAP financial measures, and not to rely on any single financial measure to evaluate our business.
Appendix A | Elastic 2023 Proxy Statement | A-1

Reconciliation of GAAP to Non-GAAP Data
(amounts in thousands, except percentages)
(Unaudited)

Year Ended April 30,
2023
Gross Profit Reconciliation:
GAAP gross profit	$772,363
Stock-based compensation expense	17,743
Employer payroll taxes on employee stock transactions	845
Amortization of acquired intangibles	11,781
Non-GAAP gross profit	$802,732
Gross Margin Reconciliation(1):
GAAP gross margin	72.3%
Stock-based compensation expense	1.7%
Employer payroll taxes on employee stock transactions	0.1%
Amortization of acquired intangibles	1.1%
Non-GAAP gross margin	75.1%
Operating Income Reconciliation:
GAAP operating loss	$(219,172)
Stock-based compensation expense	204,039
Employer payroll taxes on employee stock transactions	7,133
Amortization of acquired intangibles	16,668
Acquisition-related expenses	5,978
Restructuring and other related charges	31,297
Non-GAAP operating income (loss)	$45,943
Operating Margin Reconciliation(1):
GAAP operating margin	(20.5)%
Stock-based compensation expense	19.1%
Employer payroll taxes on employee stock transactions	0.7%
Amortization of acquired intangibles	1.6%
Acquisition-related expenses	0.6%
Restructuring and other related charges	2.9%
Non-GAAP operating margin	4.3%
Net Income (Loss) Reconciliation:
GAAP net loss	$(236,161)
Stock-based compensation expense	204,039
Employer payroll taxes on employee stock transactions	7,133
Amortization of acquired intangibles	16,668
Acquisition-related expenses	5,978
Restructuring and other related charges	31,297
Litigation settlement	(10,400)
Income tax(2)	6,699
Non-GAAP net income (loss)	$25,253
Non-GAAP earnings (loss) per share attributable to ordinary shareholders, basic(1)	$0.26
Non-GAAP earnings (loss) per share attributable to ordinary shareholders, diluted(1)	$0.25
Weighted-average shares used to compute earnings (loss) per share attributable to ordinary shareholders, basic	95,729,844
Weighted-average shares used to compute earnings (loss) per share attributable to ordinary shareholders, diluted	99,273,692
(1) Totals may not sum, due to rounding. Gross margin, operating margin, and earnings (loss) per share are calculated based upon the respective underlying, non-rounded data.

Appendix A | Elastic 2023 Proxy Statement | A-2

(2) Non-GAAP financial information for the year is adjusted for a tax rate equal to our annual tax rate on non-GAAP income. This rate is based on our annual GAAP income tax rate, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above as well as other significant tax adjustments. Our tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenue and expenses and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our annual tax rates as described above, our tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.
Reconciliation of GAAP to Non-GAAP Data
Adjusted Free Cash Flow
(amounts in thousands, except percentages)
(Unaudited)

Year Ended April 30,
2023
Net cash provided by operating activities	$35,662
Less: Purchases of property and equipment	(2,684)
Less: Capitalization of internal-use software	—
Add: Interest paid on long-term debt	23,719
Adjusted free cash flow (1)	$56,697
Net cash used in investing activities	$(272,952)
Net cash provided by financing activities	$17,471
Net cash provided by operating activities (as a percentage of total revenue)	3%
Less: Purchases of property and equipment (as a percentage of total revenue)	—%
Less: Capitalization of internal-use software (as a percentage of total revenue)	—%
Add: Interest paid on long-term debt (as a percentage of total revenue)	2%
Adjusted free cash flow margin	5%
(1) Adjusted free cash flow includes $22.8 million of cash paid for restructuring and other charges during the year ended April 30, 2023.
Non-GAAP Gross Profit and Non-GAAP Gross Margin
We define non-GAAP gross profit and non-GAAP gross margin as GAAP gross profit and GAAP gross margin, respectively, excluding stock-based compensation expense, employer payroll taxes on employee stock transactions, and amortization of acquired intangible assets. We believe non-GAAP gross profit and non-GAAP gross margin provide our management and investors consistency and comparability with our past financial performance and facilitate period-to-period comparisons of operations, as these metrics generally eliminate the effects of certain variables from period to period for reasons unrelated to overall operating performance.
Non-GAAP Operating Income (Loss) and Non-GAAP Operating Margin
We define non-GAAP operating income (loss) and non-GAAP operating margin as GAAP operating income (loss) and GAAP operating margin, respectively, excluding stock-based compensation expense, employer payroll taxes on employee stock transactions, amortization of acquired intangible assets, acquisition-related expenses, and restructuring and other related charges. We believe non-GAAP operating income (loss) and non-GAAP operating margin provide our management and investors consistency and comparability with our past financial performance and facilitate period-to-period comparisons of operations, as these metrics generally eliminate the effects of certain variables from period to period for reasons unrelated to overall operating performance.
Non-GAAP Earnings (Loss) Per Share
We define non-GAAP earnings (loss) per share as GAAP earnings (loss) per share, excluding stock-based compensation expense, employer payroll taxes on employee stock transactions, amortization of acquired intangible assets, acquisition-related expenses, restructuring and other related charges, one-
Appendix A | Elastic 2023 Proxy Statement | A-3

time litigation settlements, and the tax effects related to the foregoing. We believe non-GAAP earnings (loss)per share provides our management and investors consistency and comparability with our past financial performance and facilitates period-to-period comparisons of operations, as this metric generally eliminates the effects of certain variables from period to period for reasons unrelated to overall operating performance.
Adjusted Free Cash Flow and Adjusted Free Cash Flow Margin
Adjusted free cash flow is a non-GAAP financial measure that we define as net cash provided by (used in) operating activities adjusted for cash paid for interest less cash used for investing activities for purchases of property and equipment, and capitalized internal-use software costs. Adjusted free cash flow margin is calculated as adjusted free cash flow divided by total revenue. Adjusted free cash flow does not represent residual cash flow available for discretionary expenditures since, among other things, we have mandatory debt service requirements.

Appendix A | Elastic 2023 Proxy Statement | A-4

ELASTIC N.V.
88 KEARNY STREET
FLOOR 19
SAN FRANCISCO, CA 94108

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 5:59 AM, CEST on October 5, 2023 or 11:59 PM, EDT on October 4, 2023. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 5:59 AM, CEST on October 5, 2023 or 11:59 PM, EDT on October 4, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V21954-P97243

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ELASTIC N.V.

THE ELASTIC N.V. BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH DIRECTOR IN ITEM 1 AND "FOR" ITEMS 2, 3, 4, 5, 6, 7, 8, 9 AND 10.

1. Appointment of the following non-executive directors, each for the applicable terms as set forth below

Nominees:	**For**	**Against**	**Abstain**
1a. Paul Auvil for a term of three (3) years, ending at the close of the annual general meeting of 2026	☐	☐	☐
1b. Alison Gleeson for a term of three (3) years, ending at the close of the annual general meeting of 2026	☐	☐	☐
1c. Caryn Marooney for a term of three (3) years, ending at the close of the annual general meeting of 2026	☐	☐	☐
2. Adoption of Dutch Statutory Annual Accounts for fiscal year 2023	☐	☐	☐
3. Appointment of PricewaterhouseCoopers Accountants N.V. as the external auditor of the Company's Dutch Statutory Annual Accounts for fiscal year 2024	☐	☐	☐
4. Ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for fiscal year 2024	☐	☐	☐

	For	**Against**	**Abstain**
5. Grant of full discharge for the Company's executive directors from liability with respect to the performance of their duties during fiscal year 2023	☐	☐	☐
6. Grant of full discharge for the Company's non-executive directors from liability with respect to the performance of their duties during fiscal year 2023	☐	☐	☐
7. Authorization of the Board of Directors to issue ordinary shares and grant rights to acquire ordinary shares	☐	☐	☐
8. Authorization of the Board of Directors to restrict or exclude pre-emption rights for issuances of ordinary shares and grants of rights authorized pursuant to voting proposal no. 7	☐	☐	☐
9. Authorization of the Board of Directors to repurchase shares in the capital of the Company	☐	☐	☐
10. Non-binding advisory vote on the compensation of the Company's named executive officers as described in the proxy statement	☐	☐	☐

NOTE: In addition, shareholders will consider and take action upon such other business as may properly come before the meeting or any adjournment thereof.

	Yes	**No**
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:
The Proxy Statement and Form 10-K are available at www.proxyvote.com.

V21955-P97243

ELASTIC N.V.
Annual General Meeting of Shareholders
October 5, 2023 5:00 PM, Central European Summer Time
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) any civil law notary of Zuidbroek Corporate Law Notaries and their legal substitutes as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the ordinary shares of ELASTIC N.V. that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 5:00 PM, Central European Summer Time on October 5, 2023, at the Company's offices at Keizersgracht 281, 1016 ED Amsterdam, the Netherlands.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations and in the discretion of the proxy holders with respect to such other business as may properly come before the meeting and any adjournment or postponement thereof.

Continued and to be signed on reverse side